As filed with the Securities and Exchange Commission on June 23, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRUSTMARK CORPORATION
(Exact name of Registrant as specified in its charter)

MISSISSIPPI	6712	64-0471500
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
248 East Capitol Street
Jackson, Mississippi 39201
(601) 208-5111
(Address, including zip code,
and telephone, including area code, of
Registrant’s principal executive offices)
ZACH L. WASSON
TREASURER AND CFO
TRUSTMARK CORPORATION
248 East Capitol Street
Jackson, Mississippi 39201
(601) 208-6816
(Name, address, including zip code, and telephone
number, including area code, of agent for service)
Copies of communications to:
ROBERT D. DRINKWATER
GRANVILLE TATE, JR.
BRUNINI, GRANTHAM, GROWER & HEWES, PLLC
P. O. Drawer 119
Jackson, Mississippi 39205-0119
(601) 948-3101
Also
WILLIAM T. LUEDKE IV
CHARLOTTE M. RASCHE
BRACEWELL & GIULIANI LLP
711 Louisiana Street, Suite 2300
Houston, Texas 77002-2770
(713) 223-2300
Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after
the effective date of this Registration Statement
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title Of Each		Maximum	Maximum	Amount Of
Class of Securities	Amount To Be	Offering Price Per	Aggregate	Registration
To Be Registered	Registered(1)	Share(2)	Offering Price(3)	Fee(3)

Common Stock	3,400,000	$—	$43,415,000	$4,646

(1)	Maximum number of shares of Trustmark common stock issuable in connection with the Merger.

(2)	Not applicable.

(3)	Pursuant to Rule 457(f), based upon the book value of the Republic Bancshares of Texas, Inc. common stock and preferred stock as of March 31, 2006 to be acquired by Trustmark as a consequence of the merger.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/ prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/ prospectus is not an offer to sell these securities, and it is not soliciting to buy these securities, in any state where the offer or sale is not permitted.

Subject to completion, dated June 23, 2006
MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
Dear Shareholders:
     You are cordially invited to attend the special meeting of shareholders of Republic Bancshares of Texas, Inc. (“Republic”) to be held on                   , 2006 at                   .m. at 14604 Northwest Freeway, Houston, Texas 77040. At this important meeting, you will be asked to consider and vote on the approval of a merger agreement which provides for the merger of Republic into Trustmark Corporation. If the merger is completed, each outstanding share of Republic common stock and Series A preferred stock will, at the election of the holder be converted into (i) 1.3908 shares of Trustmark common stock, (ii) $43.8089 in cash, or (iii) a combination of cash and shares of Trustmark common stock, subject to adjustment as set forth in the merger agreement. After completion of the merger, we expect that current Trustmark shareholders will own approximately 94.25% of the combined company and shareholders of Republic will own approximately 5.75% of the combined company. Trustmark’s common stock is listed on The Nasdaq Stock Market, Inc. National Market System (“Nasdaq NMS”) under the symbol “TRMK.”
     Due to the aggregate limitations on the number of shares of Trustmark common stock and the amount of cash that will be issued in connection with the merger, as a Republic shareholder, you will not know the exact number of shares of Trustmark common stock or the exact amount of cash you will receive in connection with the merger when you vote on the merger agreement.
     We cannot complete the merger unless Trustmark obtains the necessary regulatory approvals and unless the shareholders of Republic approve the merger agreement. We are asking our shareholders to consider and vote on this merger proposal at a special meeting of shareholders. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to Republic. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger agreement. If you do not return your proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote against the merger agreement.
     This document contains a more complete description of the special meeting and the terms of the merger. We urge you to carefully review this entire document and the documents incorporated by reference. You may also obtain information about Trustmark from documents that Trustmark has filed with the Securities and Exchange Commission. Your board of directors enthusiastically supports the merger and recommends that you vote in favor of the merger agreement.

C. P. Bryan
Chairman, President and Chief Executive Officer
Republic Bancshares of Texas, Inc.
     An investment in Trustmark common stock in connection with the merger involves risks. See “Risk Factors” beginning on page 15.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/ prospectus or determined if this proxy statement/ prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund, the Bank Insurance Fund or any other governmental agency.
Proxy statement/ prospectus dated [                  ], 2006
and first mailed to shareholders of Republic on or about [                  ], 2006

HOW TO OBTAIN ADDITIONAL INFORMATION
      This proxy statement/ prospectus incorporates important business and financial information about Trustmark from other documents that are not included in or delivered with this proxy statement/ prospectus. This information is available to you without charge upon your written or oral request. You may obtain copies of those documents by accessing the Securities and Exchange Commission’s Internet website maintained at “http://www.sec.gov” or by requesting copies in writing or by telephone from Trustmark Corporation, 248 E. Capitol Street, Suite 310, Jackson, Mississippi 39201, Attention: Joseph Rein, (601) 208-6898.
      If you would like to request documents, please do so by [                    , 2006] in order to receive them before the special meeting. If you request any documents incorporated by reference, we will mail them to you promptly by first class mail or similar means.
      See “Where You Can Find More Information” on page [     ].
PLEASE NOTE
      We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.
      This proxy statement/ prospectus has been prepared as of [                    ], 2006. There may be changes in the affairs of Republic or Trustmark since that date which are not reflected in this document.

REPUBLIC BANCSHARES OF TEXAS, INC.
4200 Westheimer, Suite 101
Houston, Texas 77027
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON                     , 2006
TO THE SHAREHOLDERS:
      Notice is hereby given that a special meeting of the shareholders of Republic Bancshares of Texas, Inc. (“Republic”) will be held at 14604 Northwest Freeway, Houston, Texas 77040, on [                    ], 2006, at [          ][          ].m., local time, for the purpose of considering and voting on the following matters, all as more fully described in the accompanying proxy statement/ prospectus:

(1) approval of the Agreement and Plan of Reorganization dated as of April 13, 2006, as amended on May 16, 2006, between Republic and Trustmark Corporation (“Trustmark”), which provides for the merger of Republic into Trustmark all on and subject to the terms and conditions contained therein; and

(2) transaction of such other business as may properly come before the special meeting or any adjournments of the special meeting.
      Only shareholders of record at the close of business on [                    ], 2006, shall be entitled to notice of and to vote at the special meeting or any adjournments of the special meeting.
      Shareholders of Republic have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of Republic common stock or Series A preferred stock under applicable provisions of Texas law. In order for a shareholder of Republic to perfect his or her right to dissent, such shareholder must file a written objection to the merger with Republic prior to the special meeting, must not vote in favor of the merger agreement and must file with Trustmark a written demand for payment of the fair value of the shareholder’s shares of Republic common stock or Series A preferred stock within ten days after the delivery of notice from Trustmark that the merger has been effected. A copy of the applicable Texas statutory provisions is included as Appendix C to the accompanying proxy statement/ prospectus and a summary of these provisions can be found under the caption “Dissenters’ Rights of Appraisal.”

By Order of the Board of Directors,

C. P. Bryan
Chairman, President and Chief Executive Officer
Republic Bancshares of Texas, Inc.
Houston, Texas
[                    ], 2006
      Republic’s board of directors unanimously recommends that you vote FOR the approval of the merger agreement. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy in the accompanying pre-addressed postage-paid envelope.
Your Vote is Very Important
      A proxy card and a form of election are enclosed. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and promptly mail it in the enclosed envelope. You may revoke your proxy card in the manner described in the proxy statement/ prospectus at any time before it is exercised. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card. You should also complete and return the form of election on or before the special meeting.

i

ii

SUMMARY
      This summary highlights selected information from this proxy statement/ prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we refer you. For more information about Trustmark, see “Where You Can Find More Information” on page [     ] . We have included page references in this summary to direct you to other places in this proxy statement/ prospectus where you can find a more complete description of the topics we have summarized.
The Parties (page [     ])
      Trustmark Corporation, 248 E. Capitol Street, Jackson, Mississippi 39201, (601) 208-5111, is a Mississippi corporation and a multi-bank holding company headquartered in Jackson, Mississippi. Through its subsidiaries, Trustmark operates as a financial services organization providing banking and financial solutions to corporate, institutional and individual customers predominantly within the states of Florida, Mississippi, Tennessee and Texas.
      Trustmark National Bank, (“Trustmark Bank”), Trustmark’s wholly-owned subsidiary accounts for substantially all of the assets and revenues of Trustmark. In addition to banking activities, Trustmark Bank provides investment and insurance products and services to its customers through its wholly-owned subsidiaries, Trustmark Investment Advisors, Inc., The Bottrell Insurance Agency, Inc., Fisher-Brown, Incorporated and TRMK Risk Management, Inc. Trustmark also engages in banking activities through its wholly-owned subsidiary, Somerville Bank & Trust Company, headquartered in Somerville, Tennessee.
      As of March 31, 2006, Trustmark, on a consolidated basis, had total assets of $8.238 billion, total loans of $6.099 billion, total deposits of $6.321 billion and shareholders’ equity of $755.7 million.
      Republic Bancshares of Texas, Inc., 4200 Westheimer, Suite 101, Houston, Texas 77027, (281) 453-4100, is a Texas corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Through its wholly-owned subsidiary, Republic National Bank, Republic offers a diversified range of commercial and personal banking products and services to small and medium-sized businesses and consumers through six banking locations in the greater Houston metropolitan area.
      At March 31, 2006, Republic, on a consolidated basis, had total assets of $654.0 million, total loans of $475.3 million, total deposits of $589.2 million and shareholders’ equity of $43.4 million.
Proposed Merger (page [     ])
      If Republic’s shareholders approve the merger agreement at the special meeting, subject to the receipt of necessary regulatory approvals and the satisfaction or waiver of all other conditions to the merger, Republic will merge into Trustmark with Trustmark being the surviving corporation. Immediately following the merger, Republic’s banking subsidiary, Republic National Bank, will be merged into Trustmark Bank. We currently expect to complete the merger in the third quarter of 2006, although delays could occur.
      We have included the merger agreement, as amended, as Appendix A to this proxy statement/ prospectus. We encourage you to read the merger agreement in full, as it is the legal document that governs the merger.
Holders of Republic Stock Will Receive Shares of Trustmark Common Stock and/or Cash in the Merger (see page [     ] )
      Subject to the aggregate limitations described below, holders of Republic common and preferred stock will have the right to convert their Republic stock into (i) cash at the rate of $43.8089 per Republic share, (ii) shares of Trustmark common stock at the rate of 1.3908 Trustmark shares for each Republic share, or (iii) some combination of cash and Trustmark common stock.

      You may specify different elections with respect to different shares you own. For example, if you own 100 Republic shares, you could make a cash election with respect to 30 shares and a stock election as to the other 70 shares or vice versa. However, an election must be made with respect to a whole share and not any portion of a share.
      The amount of cash and the number of shares of Trustmark common stock that Trustmark will issue in connection with the merger is subject to an aggregate limitation that 49% of Republic’s shares will be converted into cash and 51% of Republic’s shares will be converted into Trustmark common stock. Accordingly, your election and the elections of Republic’s other shareholders may be adjusted on a pro rata basis to the extent necessary to achieve these aggregate limits.
      In addition, because Republic shares that are, in whole or in part, converted into Trustmark common stock will be converted at a fixed conversion ratio of 1.3908 Trustmark shares for each Republic share, the value of the merger consideration to Republic shareholders who receive Trustmark shares will fluctuate with the market price of Trustmark common stock. As of [                    ], 2006, the closing price of Trustmark common stock was $[          ] per share. For these reasons, you will not know the exact number or value of shares of Trustmark common stock and the exact amount of cash you will receive in connection with the merger when you vote on the merger agreement.
      The table below shows the pre-tax values of the merger consideration to you assuming you own 100 Republic shares and (i) you receive cash for 100% of your shares, (ii) you receive cash for 49 of your shares and Trustmark common stock for the remainder, and (iii) you receive Trustmark common stock for all of your shares. The chart computes the value of the merger consideration (including cash paid for fractional shares) based upon various assumed Trustmark share prices at the time of the merger.

	Value of 100%	Value of 49/51 Cash/	Value of 100%
Assumed Trustmark Share Price	Cash Election	Stock Election	Stock Election

$26.50	$4,380.89	$4,030.96	$3,686.02
27.50	4,380.89	4,100.96	3,825.02
28.50	4,380.89	4,170.96	3,964.02
29.50	4,380.89	4,240.96	4,103.02
30.50	4,380.89	4,310.96	4,242.02
31.50	4,380.89	4,380.96	4,381.02
32.50	4,380.89	4,450.96	4,520.02
33.50	4,380.89	4,520.96	4,659.02
34.50	4,380.89	4,590.96	4,798.02
35.50	4,380.89	4,660.96	4,937.02
36.50	4,380.89	4,730.96	5,076.02
      No fractional shares of Trustmark common stock will be issued in connection with the merger. Instead, cash will be paid for any fractional share of Trustmark to which you would otherwise be entitled at the rate of $31.50 multiplied by the fractional share.
      Trustmark common stock is traded on the Nasdaq NMS under the symbol “TRMK.” We urge you to obtain information on the market value of Trustmark common stock that is more recent than that provided in this proxy statement/ prospectus. You should obtain current stock price quotations from a newspaper, the Internet or your broker. There is no active trading market for the Republic common stock or Series A preferred stock.
Effect of the Merger on Republic Stock Options (page [     ])
      As of May 31, 2006 certain of Republic’s officers and a director held options to purchase an aggregate of 749,100 shares of Republic common stock with a weighted average exercise price of $8.65 per share. Prior to the merger, Republic will take all actions necessary to accelerate the vesting of those options.

Holders of vested options are required to exercise all such options at least three days prior to the date the merger is consummated. Options which are not exercised prior to that date will not be entitled to receive any consideration in connection with the merger.
Federal Income Tax Consequences of the Merger (page [     ])
      The merger is structured as a “reorganization” for United States federal income tax purposes. Accordingly, holders of Republic stock receiving solely Trustmark common stock in the merger will generally not recognize any gain or loss on the exchange of their Republic shares for shares of Trustmark common stock. Holders of Republic shares receiving solely cash in the merger will recognize gain or loss in the amount by which the cash exceeds the adjusted basis in the Republic stock surrendered in the merger. Holders of Republic stock receiving a combination of Trustmark common stock and cash in exchange for Republic shares, in general, will recognize gain, but not loss, equal to the lesser of cash received or gain realized in the exchange. The amount of gain realized will equal the amount by which the cash, if any, plus the fair market value at the effective time of the merger of the Trustmark common stock exceeds the adjusted tax basis in the Republic stock to be surrendered in the merger. Neither Trustmark or Republic will recognize gain or loss as a result of the merger. It is a condition to the obligations of Republic and Trustmark to complete the merger that each receive a legal opinion from its outside counsel that the merger will be a reorganization for United States federal income tax purposes.
      The United States federal income tax consequences described above may not apply to all holders of Republic shares. If you are a holder of Republic stock, determining the actual tax consequences of the merger to you may be complicated and will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger’s tax consequences to you.
Republic’s Board of Directors Unanimously Recommends Shareholder Approval (page [     ])
      Republic’s Board of Directors believes that the merger is in the best interests of Republic’s shareholders and unanimously recommends that you vote “FOR” approval of the merger agreement.
Republic’s Board of Directors Received a Fairness Opinion from Keefe, Bruyette  & Woods, Inc. (page [     ])
      Republic’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), has delivered a written opinion to Republic’s Board of Directors that, as of the date of this proxy statement/ prospectus, based on and subject to the considerations described in its opinion, the merger consideration is fair from a financial point of view to Republic’s shareholders. The full text of this opinion is attached as Appendix B to this proxy statement/ prospectus. We encourage you to read the opinion carefully to understand the assumptions made, matters considered and limitations of the review undertaken by KBW in rendering its fairness opinion.
Dissenter’s Rights of Appraisal (page [     ])
      As a shareholder of Republic, under Texas law you have the right to dissent from the merger and have the appraised fair value of your shares of Republic common stock or preferred stock paid to you in cash. The appraised fair value may be more or less than the value of the shares of Trustmark common stock and cash being paid in the merger.
      Persons having beneficial interests in Republic stock held of record in the name of another person, such as a broker or bank, must act promptly to cause the record holder to take the actions required under Texas law to exercise dissenter’s rights.
      In order to dissent, you must carefully follow the requirements of the Texas Business Corporation Act, including giving the required written notice prior to the special meeting at which the vote on the

merger agreement is taken. These steps are summarized under the caption “Dissenters’ Rights of Appraisal” on page [     ].
      If you intend to exercise dissenters’ rights, you should read the statutes carefully and consult with your own legal counsel. You should also remember that, if you return a signed proxy card but fail to provide instructions as to how your shares of Republic common stock or preferred stock are to be voted, you will be considered to have voted in favor for the merger agreement and you will not be able to assert dissenters’ rights. Also, if you exercise dissenters’ rights, you may have taxable income as a result, so you should consult with your own tax advisor if you intend to dissent. See “The Merger – Material Federal Income Tax Consequences of the Merger” on page [     ]. If the merger agreement is approved by the shareholders of Republic, holders of Republic common stock or preferred stock who make a written objection to the merger prior to the Republic special meeting, do not vote in favor of approval of the merger agreement, and properly make a written demand for payment following consummation of the merger will be entitled to receive the appraised fair value of their shares in cash under the Texas Business Corporation Act.
      The text of the provisions of the Texas Business Corporation Act pertaining to dissenters’ rights is attached to this proxy statement/ prospectus as Appendix C.
Republic Shareholders Will Vote on the Merger Agreement at the Special Shareholders’ Meeting to be Held on [                    ], 2006 (page [     ])
      Republic will hold a special shareholders’ meeting at [                    ] [          ].m., local time, on [                    ], 2006, at 14604 Northwest Freeway, Houston, Texas 77040. At the meeting, shareholders of Republic will vote on a proposal to approve the merger agreement and any other matters that properly arise.
The Record Date Has Been Set at [                    ], 2006 (page [     ])
      If you owned shares of Republic at the close of business on [                    ], 2006, which is the record date, you are entitled to vote on the merger agreement at the special meeting.
      On the record date, there were [3,690,717] shares of Republic’s common stock and [353,734] shares of Republic preferred stock outstanding. At the meeting, you will have one vote for each share of Republic common stock and one vote for each share of Republic preferred stock that you owned on the record date.
Your Proxy
      A proxy for the special meeting is included as part of this proxy statement/ prospectus. Please complete, date, sign and return your proxy. A record holder of shares can revoke a proxy at any time before the vote is taken at the special meeting by sending a written notice revoking the proxy, submitting a later-dated proxy to the secretary of Republic or by voting in person at the special meeting.
      Please do not send in your Republic stock certificates at this time. You will receive instructions from Trustmark shortly after the merger is completed with instructions on how to exchange your Republic stock certificates for Trustmark shares and/or cash.
Vote Required to Approve the Merger Agreement (page [     ])
      Approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of Republic’s outstanding common stock and two-thirds of Republic’s outstanding Series A preferred stock, voting as separate classes. If you fail to vote or if you abstain, it will have the effect of a vote against the merger agreement. On the record date, the directors and executive officers of Republic and their affiliates, in the aggregate, were entitled to vote approximately 12.52% of the Republic common stock and none of the shares of Republic Series A preferred stock. All of Republic’s directors and executive officers executed an Agreement to vote their shares in favor of the merger agreement.

      Under Mississippi law, Trustmark’s shareholders are not required to approve the merger agreement.
Some of the Directors and Officers of Republic Have Financial Interests in the Merger That Differ From Your Interests (page [     ])
      Some of the directors and officers of Republic have interests in the merger that differ from, or are in addition to, their interests as shareholders of Republic.
      The merger will constitute a “change in control” of Republic that will trigger certain obligations that Republic owes to C. P. Bryan and R. John McWhorter under their respective employment agreements. Immediately before the completion of the merger, C. P. Bryan will receive a payment of $1.5 million plus an amount calculated to provide an after tax benefit equal to applicable excise taxes imposed with respect to the payment, and R. John McWhorter will receive a payment of $705,000 plus an amount calculated to provide an after tax benefit equal to applicable excise taxes imposed with respect to the payment.
      As required by the merger agreement, C. P. Bryan and R. John McWhorter have entered into amendments to their employment agreements with Republic to eliminate certain severance benefits to which they otherwise would be entitled on a change in control.
      It is a condition to Trustmark’s obligation to consummate the merger that C. P. Bryan shall enter into an employment agreement with Trustmark and Trustmark Bank, pursuant to which Mr. Bryan will serve as the Chairman and Chief Executive Officer of Trustmark’s banking operations in Texas. The agreement provides Mr. Bryan with a base salary of $350,000, tax planning benefits in the aggregate amount of $25,000, an automobile allowance of $1,000 per month, a monthly payment of $600 for his continued membership in a golf club and the right to certain artwork in his office. Mr. Bryan will also receive an award of 16,130 shares of Trustmark’s common stock which will vest over three years. If the agreement is terminated by virtue of the death or disability of Mr. Bryan, he or his estate is entitled to a payment of 50% of his base salary for the remainder of the term of the agreement. If the agreement is terminated by Trustmark without “cause” or by Mr. Bryan for “good reason” following a change in control of Trustmark, then Mr. Bryan is entitled to payment of his base salary for two years. If Mr. Bryan resigns for any reason except for “good reason” following a change in control of Trustmark, he is entitled to payment of 50% of his base salary for two years. The agreement has a term of three years and will be renewable automatically for a three year period on each anniversary of the effective date of the Agreement unless either Trustmark or Mr. Bryan chooses not to renew.
      Mr. Bryan’s employment agreement contains a noncompete covenant that extends for a period of two years following termination of his employment.
      As required by the merger agreement, Mr. Bryan will also be elected to the board of directors of Trustmark Bank.
      Under the merger agreement, Trustmark is obligated to indemnify Republic’s directors, officers and employees for a period of four years following the merger to the same extent these persons were entitled to indemnification by Republic and to use commercially reasonable efforts to cover Republic’s directors and officers for a period of four years for acts and omissions occurring prior to the merger under Trustmark’s directors’ and officers’ liability insurance or comparable coverage.
      The merger agreement provides that all outstanding options vest and become exercisable prior to consummation of the merger.
Regulatory Approvals We Must Obtain for the Merger to Occur (page [     ])
      The merger is subject to the approval of the Board of Governors of the Federal Reserve System and the merger of Republic National Bank into Trustmark Bank is subject to the approval of the Office of the Comptroller of the Currency. Applications to obtain approval of the mergers have been filed with those regulatory authorities. Neither Trustmark nor Republic can be certain if or when all such approvals will be obtained.

Other Conditions to the Merger (page [     ])
      A number of other conditions must be met for the parties to complete the merger. Any of these conditions may be waived by the party for whose benefit the condition exists. Currently, neither party intends to waive any condition to the merger. Other conditions include:

•	the continuing accuracy of the parties’ representations and warranties to each other as of the closing date of the merger;

•	the absence of any material adverse change in the assets, properties, business or financial condition of either party;

•	the performance or compliance by each party with its respective covenants and conditions required by the merger agreement;

•	the registration with the Securities and Exchange Commission of the shares of Trustmark common stock to be issued to shareholders of Republic;

•	the authorization for listing on the Nasdaq NMS of the shares of Trustmark common stock to be issued to shareholders of Republic;

•	Republic shall have received a satisfactory opinion of Brunini, Grantham, Grower & Hewes, PLLC and Trustmark shall have received a satisfactory opinion of Bracewell & Giuliani LLP; and

•	Republic shall have received the written opinion of its financial advisor as to the fairness of the merger consideration to Republic’s shareholders from a financial point of view.
Modifications or Waiver (page      )
      The parties may amend the merger agreement and each party may waive its right to require the other party to adhere to any term or condition of the merger agreement. However, the merger consideration to be received by the shareholders of Republic pursuant to the merger agreement may not be decreased after the approval of the merger agreement without the further approval by Republic’s shareholders.
Termination of the Merger Agreement (page [          ])
      The parties can mutually agree at any time to terminate the merger agreement.
      Either party can unilaterally terminate the merger agreement if:

•	the merger has not become effective within 150 days after April 13, 2006, unless the failure to complete the merger by that time is due to a material breach of the merger agreement by the party that seeks to terminate the merger agreement;

•	any court or other governmental body issues an order, decree or ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is final and non-appealable;

•	any of the transactions contemplated by the merger agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions;

•	the approval of the merger agreement by the shareholders of Republic is not obtained;

•	any of the conditions to the obligations of Trustmark or the obligations of Republic, respectively, have not been met or waived by the party entitled to such benefit; or

•	the other party materially breaches its representations and warranties or any covenant or agreement contained in the merger agreement and such breach has not been cured within 15 days after the terminating party gives written notice of such breach to the breaching party.

Republic may terminate the merger agreement, without the consent of Trustmark, if:

•	Republic accepts a superior acquisition proposal (as defined in the merger agreement); or

•	the average closing price for the Trustmark common stock for the five consecutive trading days ending on and including the third trading day prior to the date that is ten days prior to the effective date of the merger is less than $25.988 per share and the number obtained by dividing the average closing price of Trustmark common stock by $31.50 shall be less than the number obtained by dividing the average closing price of a Trustmark peer group by the April 12, 2006 closing price of that peer group and subtracting 0.15 from the quotient; provided, however, that Trustmark has the right, but not the obligation, to nullify any exercise by Republic of this termination right by paying, as additional merger consideration to each holder of Republic stock making a share election, additional shares of Trustmark common stock and/or cash in an amount per share of Republic stock equal to the difference between the average closing price of Trustmark common stock and $25.988 per share.
Trustmark may terminate the merger agreement, without the consent of Republic, if Republic’s board of directors:

•	accepts an alternative acquisition proposal; or

•	withdraws or modifies its recommendation or approval of the merger agreement or recommends to the shareholders of Republic the acceptance or approval of any alternative acquisition proposal.
      In the event of the termination of the merger agreement without breach by any party, the merger agreement will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the merger agreement or as set forth below.
      Provided that Trustmark is not in material breach of any covenant or obligation contained in the merger agreement, Republic must pay Trustmark a termination fee of $7.0 million if the merger agreement is terminated:

•	by Republic because it has accepted a superior acquisition proposal;

•	by either Trustmark or Republic if the shareholders of Republic do not approve the merger agreement and there exists another acquisition proposal at that time and within 12 months of termination Republic enters into a definitive agreement with respect to any such acquisition proposal; or

•	by Trustmark if the Republic board of directors resolves to accept an acquisition proposal or withdraws or modifies its recommendation or approval of the merger agreement or recommends to the shareholders of Republic the acceptance or approval of any alternate acquisition proposal.
Trustmark to Use Purchase Accounting Treatment (page [     ])
      Trustmark will account for the merger using the purchase method of accounting. Under the purchase method, Trustmark will record, at fair value, the acquired assets and assumed liabilities of Republic. To the extent the total purchase price exceeds the fair value of tangible and identifiable intangible assets acquired over the liabilities assumed, Trustmark will record goodwill.
      Utilizing information as of March 31, 2006, estimated goodwill and other intangibles resulting from the merger are currently expected to total approximately $169.4 million. Trustmark will include in its consolidated financial statements the results of operations and financial condition of Republic after the merger is completed. Due to the fact that the proposed transaction is not deemed to be “significant” from an accounting perspective to Trustmark, no pro forma financial information is included in this proxy statement/ prospectus, except to the extent included under the heading “Comparative Per Share Data” on page [     ].

There are Differences Between the Rights of Trustmark’s and Republic’s Shareholders (page [     ])
      The rights of Republic’s shareholders are currently governed by Republic’s articles of incorporation, as amended, and bylaws and the Texas Business Corporation Act. Following the merger, Republic’s shareholders who receive shares of Trustmark common stock will become Trustmark shareholders, and their rights will be governed by Trustmark’s articles of incorporation and bylaws and the Mississippi Business Corporation Act. There are differences between the rights of Trustmark’s shareholders and the rights of Republic’s shareholders. A discussion of the rights of Trustmark’s and Republic’s shareholders is set forth under the heading “Comparison of the Rights of Trustmark’s and Republic’s Shareholders “on page [     ].
What You Need to Do Now
Proxy
      After you have carefully read this document, please vote your Republic shares by completing, signing, dating and mailing the enclosed proxy in the return envelope provided as soon as possible so that your shares will be represented at the special meeting. If you return a proxy that does not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger agreement. If you do not vote or if you abstain, it will have the effect of a vote against the merger agreement.
      A proxy may be revoked at any time before it is voted at the special meeting. See the heading “Republic Special Shareholders’ Meeting” at page [     ].
Election Form
      The form for making your election to receive shares of Trustmark common stock, cash or a combination of both is included as part of this proxy statement/ prospectus. You must properly complete and return the election to Republic on or before the date of the special meeting. Persons holding options also need to submit elections for shares which will be acquired on exercise of those options. Any shareholder who does not return a properly executed form of election in a timely manner shall be deemed to have submitted an election to receive Trustmark common shares for 100% of his or her Republic shares. As discussed elsewhere in this proxy statement/ prospectus, shareholder elections are subject to proration and adjustment.
Comparative Market Prices and Dividends
      Trustmark common stock is traded on the Nasdaq NMS under the symbol “TRMK.” On April 12, 2006, the last full trading day before public announcement of the merger, Trustmark common stock closed at $31.5625. On [     ], 2006, Trustmark common stock closed at [$          ]. The market price of Trustmark will fluctuate. You should obtain current stock price quotations from a newspaper, the Internet or your broker.
      The table below shows the high and low sales prices of Trustmark common stock and cash dividends paid per share on the Trustmark common stock for the last two fiscal years plus the first quarter of 2006.

Quarter Ended	High	Low	Cash Dividend

March 31, 2006	$32.00	$27.01	$0.21
December 31, 2005	29.83	24.00	0.21
September 30, 2005	30.80	26.63	0.20
June 30, 2005	29.67	26.71	0.20
March 31, 2005	31.15	26.69	0.20
December 31, 2004	32.78	29.12	0.20
September 30, 2004	32.36	27.92	0.19
June 30, 2004	29.99	25.89	0.19
March 31, 2004	30.73	28.27	0.19

      Neither Republic’s common or preferred stock is actively traded, and any trading activity, as it occurs, takes place in privately negotiated transactions between the buyer and seller. Republic is aware of certain transactions in shares of its common stock that have occurred since January 1, 2004, although the trading prices of all stock transactions are not known. On February 1, 2006, Republic completed a reclassification transaction in which its shareholders authorized a class of Series A preferred stock, and shares of common stock held by shareholders owning 2,100 or fewer shares were reclassified into shares of Series A preferred stock on a one for one basis. The shares of Series A preferred stock automatically convert into shares of Republic common stock upon a change in control of Republic, with each share of Series A preferred stock convertible into one share of common stock. There have been no transactions in the Series A preferred stock of which management is aware.
      The following reflects the high and low sales prices for arm’s length transactions in Republic common stock known to Republic that occurred during the first three months of 2006 and during 2005 and 2004. There may be other transactions of which Republic is not aware.

Period	High	Low

Three months ended March 31, 2006	$13.71	$13.26
Year ended December 31, 2005	13.26	11.66
Year ended December 31, 2004	11.66	9.90
      Republic has never paid a dividend on its common or preferred stock.
      The following table summarizes the closing price per share of Trustmark common stock and the equivalent per share price for Republic common stock and Series A preferred stock giving effect to the merger on (i) April 12, 2006, the business day prior to the announcement of the merger, and (ii) [                    ], 2006, the most recent date practicable preceding the date of this proxy statement/ prospectus. Historical market value information regarding Republic common stock and Series A preferred stock is not provided because there is no active market for Republic stock. Because the market value of Trustmark common stock is subject to fluctuation, the market value of the shares of Trustmark common stock that holders of Republic stock will receive upon consummation of the merger may increase or decrease prior to the receipt of such shares following completion of the merger.

		Equivalent Pro Forma Value Per
		Share of Republic Common
		Stock and Series A Preferred
	Trustmark Common Stock(1)	Stock(2)

April 12, 2006	$31.56	$43.89
[ ], 2006	$—

(1)	Represents the closing price of Trustmark common stock on the Nasdaq NMS.

(2)	Equivalent pro forma market value per share of Republic common stock and Series A preferred stock represents the market value per share of Trustmark common stock on the applicable date multiplied by the exchange ratio of 1.3908.

Selected Historical Financial Data
Trustmark
      Trustmark is providing the following information to help you analyze the financial aspects of the merger. Trustmark derived this information from its audited financial statements for the years 2001 through 2005, and from its unaudited financial statements for the three months ended March 31, 2005 and 2006. This information is only a summary, and you should read it in conjunction with the historical financial statements and the related notes contained in the annual and quarterly reports and other documents that Trustmark has filed with the Securities and Exchange Commission or otherwise has provided to its shareholders. See “Where You Can Find More Information” on page [     ]. You should not rely on the historical information as being indicative of results expected for the future. All information is in thousands, except per share data.
TRUSTMARK SELECTED FINANCIAL DATA

	Quarters Ended
	March 31,		Years Ended December 31,

	2006	2005	2005	2004	2003	2002	2001

Consolidated Statements of Income
Total interest income	$110,633	$95,922	$415,697	$364,355	$359,388	$405,952	$476,146
Total interest expense	42,392	27,513	139,256	88,738	89,558	113,766	209,242

Net interest income	68,241	68,409	276,441	275,617	269,830	292,186	266,904
Provision for loan losses	(2,984)	2,796	19,541	(3,055)	9,771	14,107	13,200
Noninterest income	36,690	36,548	143,107	124,028	136,310	116,997	117,662
Noninterest expense	63,512	61,142	243,276	225,309	214,887	208,968	199,939

Income before income taxes	44,403	41,019	156,731	177,391	181,482	186,108	171,427
Income taxes	15,084	14,238	53,780	60,682	62,952	64,968	60,146

Net Income	$29,319	$26,781	$102,951	$116,709	$118,530	$121,140	$111,281

Per Share Data
Basic earnings per share	$0.53	$0.47	$1.82	$2.01	$2.01	$1.95	$1.72

Diluted earnings per share	$0.52	$0.47	$1.81	$2.00	$2.00	$1.94	$1.72

Cash dividends per share	$0.21	$0.20	$0.81	$0.77	$0.69	$0.62	$0.56

	March 31,		December 31,

	2006	2005	2005	2004	2003	2002	2001

Consolidated Balance Sheets
Total assets	$8,237,688	$8,179,993	$8,389,750	$8,052,957	$7,914,321	$7,138,706	$7,180,339
Securities	1,273,433	1,827,481	1,336,656	1,717,067	2,112,443	1,811,767	1,853,547
Loans (including loans held for sale)	6,099,054	5,572,808	6,040,375	5,431,277	5,032,612	4,617,366	4,524,366
Deposits	6,321,032	5,534,728	6,282,814	5,450,093	5,089,459	4,686,296	4,613,365

Republic
      The following table summarizes the selected historical consolidated financial data of Republic for the periods and at the dates indicated. The historical financial data as of and for each of the years in the five year period ended December 31, 2005 was derived from Republic’s audited consolidated financial statements. The historical financial data as of and for the three months ended March 31, 2006 and 2005 are unaudited, but management of Republic believes that such amounts include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations as of the dates and for the periods indicated. Information for any interim period is not necessarily indicative of results that may be anticipated for the full year or any future period. All information is in thousands, except per share data.
REPUBLIC SELECTED FINANCIAL DATA

	Quarters Ended
	March 31,		Years Ended December 31,

	2006	2005	2005	2004	2003	2002	2001

Income Statement Data:
Interest income	$9,761	$7,715	$34,456	$25,355	$22,800	$21,258	$19,832
Interest expense	3,005	1,848	9,485	5,454	4,944	5,272	7,589

Net interest income	6,756	5,867	24,971	19,901	17,856	15,986	12,243
Provision for loan losses	200	495	1,500	1,450	1,730	2,095	1,076

Net interest income after provision for loan losses	6,556	5,372	23,471	18,451	16,126	13,891	11,167
Noninterest income	740	736	2,795	3,006	2,644	1,705	1,239
Noninterest expenses	4,484	4,117	16,441	14,312	12,666	11,014	8,986

Income before income taxes	2,812	1,991	9,825	7,145	6,104	4,582	3,420
Provision for income taxes	904	648	3,215	2,332	2,057	1,581	1,175

Net income	$1,908	$1,343	$6,610	$4,813	$4,047	$3,001	$2,245

Per Share Data(1):
Basic earnings per share(2)	$0.48	$0.34	$1.67	$1.23	$1.04	$0.78	$0.59
Diluted earnings per share(2)	$0.45	$0.32	$1.57	$1.18	$1.00	$0.75	$0.58
Book value per share	$10.40	$9.15	$10.40	$8.93	$7.71	$6.72	$5.94
Weighted average shares outstanding (basic)	4,002	3,943	3,966	3,912	3,877	3,855	3,845
Weighted average shares outstanding (diluted)	4,274	4,186	4,215	4,086	4,046	4,015	3,912
Performance Ratios:
Return on average assets	1.25%	0.93%	1.10%	0.99%	0.94%	0.86%	0.86%
Return on average common equity	18.09%	15.10%	17.30%	14.92%	14.21%	12.18%	10.27%
Net interest margin	4.75%	4.40%	4.46%	4.44%	4.46%	4.98%	5.04%
Efficiency ratio(4)	59.82%	62.35%	59.21%	62.48%	63.38%	62.26%	66.65%
Balance Sheet Data(3):
Total assets	$653,977	$589,486	$634,514	$573,662	$435,218	$384,419	$312,197
Investment securities	84,390	97,790	90,851	89,445	83,922	41,704	1,125
Loans	475,317	425,238	470,770	402,495	315,486	293,555	258,487
Allowance for loan losses	(5,469)	(5,137)	(5,424)	(4,813)	(3,783)	(3,236)	(2,885)
Total deposits	589,214	522,578	572,182	497,760	355,181	349,083	288,141
Total shareholders’ equity	43,415	36,116	41,601	35,152	30,003	26,005	22,855
Capital Ratio:
Average equity to average assets	6.17%	6.91%	6.35%	6.64%	6.59%	7.07%	8.27%
Asset Quality Ratios(3):
Nonperforming assets(5) to loans and other real estate	0.10%	0.08%	0.17%	0.16%	0.15%	0.26%	0.07%
Net charge-offs to average loans	0.13%	0.17%	0.20%	0.12%	0.40%	0.63%	0.01%
Allowance for loan losses to total loans	1.15%	1.21%	1.15%	1.20%	1.20%	1.10%	1.12%
Allowance for loan losses to nonperforming assets(5)	1123.00%	1426.94%	663.08%	761.55%	793.08%	419.17%	1,559.46%

(1)	Adjusted for a two-for-one stock split effective May 24, 2004.

(2)	Basic earnings per share is computed by dividing net income available to common and preferred shareholders by the weighted average number of common and preferred shares outstanding for the period. Diluted earnings per share is computed by dividing net income available to common and preferred shareholders, adjusted for any changes in income that would result from the assumed conversion of all potential dilutive common shares, by the sum of the weighted average number of common and preferred shares outstanding and the effect of all potential dilutive common shares outstanding for the period.

(3)	At period end, except net charge-offs to average loans.

(4)	Calculated by dividing total noninterest expenses by net interest income plus noninterest income, excluding net security gains (losses).

(5)	Nonperforming assets consist of nonaccrual loans, troubled debt restructurings and loans contractually past due 90 days or more, ORE and foreclosed property.

Comparative Per Share Data
      The following table sets forth per share information for Trustmark and Republic on a historical, pro forma combined and equivalent pro forma basis. The pro forma data in the table assumes that the merger is accounted for by the purchase method of accounting. The pro forma calculations reflect that 51% of the outstanding Republic shares will be converted into 1.3908 shares of Trustmark common stock per share of Republic and that 49% of the outstanding Republic shares will be converted into $43.8089 per Republic share. The pro forma and pro forma equivalent per share information give effect to the merger as if the merger had been effective (i) on the dates presented, in the case of the book value presented, and (ii) as of the beginning of the fiscal years presented, in the case of earnings and dividends per share. The Republic equivalent pro forma per share information shows the effect of the merger from the perspective of an owner of Republic stock. The information was computed by multiplying the pro forma information by the exchange ratio of 1.3908. You should read this information in conjunction with the historical financial statements (and related notes) contained in the annual and quarterly reports and other documents Trustmark has filed with the Securities and Exchange Commission or that Trustmark and Republic otherwise have provided to their shareholders. See “Where You Can Find More Information” on page [     ].
      The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs or the amortization of certain intangibles and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods or future results that the combined company will experience after the merger. Upon completion of the merger, the operating results of Republic will be reflected in the consolidated financial statements of Trustmark on a prospective basis.

	As of and
	for the	As of and
	Three Months	for the
	Ended	Year Ended
	March 31, 2006	December 31, 2005

TRUSTMARK CORPORATION:
Earnings Per Share (Basic):
Historical	$0.53	$1.82
Pro Forma	$0.53	$1.83
Earnings Per Share (Diluted):
Historical	$0.52	$1.81
Pro Forma	$0.53	$1.82
Cash Dividends Per Share:
Historical	$0.21	$0.81
Pro Forma	$0.21	$0.81
Book Value Per Share:
Historical	$13.57	$13.29
Pro Forma	$14.60	$14.34

	As of and
	for the	As of and
	Three Months	for the
	Ended	Year Ended
	March 31, 2006	December 31, 2005

REPUBLIC BANCSHARES OF TEXAS, INC.:
Earnings Per Share (Basic):
Historical	$0.48	$1.67
Equivalent Pro Forma	$0.74	$2.55
Earnings Per Share (Diluted):
Historical	$0.45	$1.57
Equivalent Pro Forma	$0.74	$2.53
Cash Dividends Per Share:
Historical	—	—
Equivalent Pro Forma	$0.29	$1.13
Book Value Per Share:
Historical	$10.84	$10.40
Equivalent Pro Forma	$20.31	$19.94
A WARNING ABOUT FORWARD-LOOKING INFORMATION
      Certain statements contained in this proxy statement/ prospectus or incorporated herein by reference are not statements of historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements relating to anticipated future operating and financial performance measures, including net interest margin, credit quality, business initiatives, growth opportunities and growth rates, among other things and encompass any estimate, prediction, expectation, projection, opinion, anticipation, outlook or statement of belief included therein as well as the management assumptions underlying these forward-looking statements. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.
      These risks could cause actual results to differ materially from current expectations and include, but are not limited to, changes in the level of nonperforming assets and charge offs, local, state and national economic and market conditions, material changes in market interest rates, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, competition in loan and deposit pricing, as well as the entry of new competitors into our markets through de novo expansion and acquisitions, changes in existing regulations or the adoption of new regulations, natural disasters, acts of war or terrorism, changes in consumer spending, borrowings and savings habits, technological changes, changes in the financial performance or condition of Trustmark’s borrowers, the ability to control expenses, changes in Trustmark’s compensation and benefit plans, greater than expected costs or difficulties related to the integration of, or a material delay in closing of the merger, greater than expected costs or difficulties related to the integration of new products and lines of business and other risks described in Trustmark’s filings with the Securities and Exchange Commission.
      Although Trustmark believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Trustmark undertakes no obligation to update or revise any of this information, whether as the result of new information, future events or developments or otherwise.

RISK FACTORS
      In addition to the other information, including risk factors, included or incorporated by reference in this proxy statement/ prospectus, you should carefully read and consider the following factors in evaluating the proposal to be voted on at the special meeting of Republic shareholders and in deciding whether to elect to receive cash, shares of Trustmark common stock or some combination thereof in the merger.
Because the market price of Trustmark common stock will fluctuate, Republic shareholders electing to receive stock cannot be sure of the value of the merger consideration they will receive
      Upon completion of the merger, each share of Republic common and preferred stock will be converted into the merger consideration consisting of shares of Trustmark common stock, cash or a combination of the two. The value of the merger consideration to be received by Republic shareholders who receive part of the merger consideration in the form of Trustmark shares will vary with the price of Trustmark common stock. Stock prices change as a result of a variety of factors, including general market and economic conditions, changes in business, operations and prospects, and regulatory considerations. Many of these factors are beyond Trustmark’s control.
      In addition, if the price of Trustmark common stock falls and the price of the common stock of certain of Trustmark’s peers falls and the decreases exceed certain pre-agreed levels, to avoid Republic’s right to terminate the merger agreement, Trustmark may elect to increase the number of shares of Trustmark common stock and/or the amount of the per share cash consideration to be received by Republic shareholders who made an election to receive shares of Trustmark common stock as a component of the merger consideration.
      Accordingly, at the time of the special meeting, Republic shareholders will not know or be able to calculate the total value of the merger consideration they will receive if the merger is approved.
Republic shareholders may receive a form of consideration different from what they elect
      Although each Republic shareholder may elect to receive all cash, all Trustmark common stock or a combination of the two in the merger, the cash available to be paid to all Republic shareholders will be fixed in amount and the shares of Trustmark common stock available to be issued to all Republic’s shareholders will be fixed in number. As a result, if either the aggregate cash or stock elections exceed the maximum available, and you make an election that exceeds the maximum available, you may receive consideration in proportions of cash and Trustmark common stock which are different from those you elected.
Trustmark may fail to realize the anticipated benefits of the merger
      The success of the merger will depend, in part, on the ability to realize the anticipated cost savings from combining certain aspects of the businesses of Trustmark and Republic. However, to realize the anticipated benefits from the merger, Trustmark must successfully combine the businesses of Trustmark and Republic in a manner that permits those cost savings to be realized. The anticipated benefits of the merger also depend on the continued operating performance of Trustmark’s and Republic’s businesses following the merger. If Trustmark is not able to combine the businesses of Trustmark and Republic in a manner that permits the anticipated cost savings to be realized, or if Trustmark and Republic’s businesses do not perform as anticipated following the merger, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.
      Trustmark and Republic have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures, and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors, and employees or to achieve the anticipated benefits of the merger.

The market price of the shares of Trustmark common stock after the merger may be affected by factors different from those affecting the shares of Trustmark or Republic currently
      Trustmark’s current businesses and geographic markets differ from those of Republic and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations and market price of each of Trustmark and Republic.
Republic will be subject to business uncertainties and contractual restrictions while the merger is pending
      Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Republic and consequently on Trustmark. These uncertainties may impair Republic’s ability to attract, retain, and motivate key personnel until the merger is consummated, and could cause customers and others that deal with Republic to seek to change existing business relationships with Republic. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with Trustmark. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Trustmark, Trustmark’s business following the merger could be harmed. In addition, the merger agreement restricts Republic’s activities until the merger occurs. These restrictions may prevent Republic from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger – Conduct of Business Pending Effective Time” for a description of the restrictive covenants to which Republic is subject.
Some of the executive officers of Republic may have financial interests that are different from, or in addition to, their interests as shareholders
      The interests of some of the directors and executive officers of Republic may be different from those of Republic’s shareholders, and certain of Republic’s officers are participants in financial arrangements that are different from, or in addition to, those of Republic’s shareholders. These interests are described in more detail in the section of this proxy statement/ prospectus entitled “The Merger – Some of the Directors and Officers of Republic Have Financial Interests in the Merger that Differ from Your Interests.”
The merger agreement limits Republic’s ability to pursue alternatives to the merger
      The merger agreement contains provisions that make it more difficult for Republic to sell its business to a party other than Trustmark. These provisions include (1) the general prohibition on Republic soliciting any acquisition proposal or offer for a competing transaction, (2) the requirement that Republic pay a termination fee of $7 million if the merger agreement is terminated in specified circumstances and thereafter an alternative transaction is entered into or completed, and (3) the requirement that Republic’s directors and executive officers vote their shares in favor of the merger agreement even if they decide to accept another acquisition proposal. See “The Merger – Conduct of Business Pending Effective Time” and “The Merger – Termination.”
      Trustmark required Republic to agree to these provisions as a condition to Trustmark entering into the merger agreement. These provisions, however, might discourage a third party that might have an interest in acquiring all or a significant part of Republic from considering or proposing that acquisition, even if that party were prepared to pay greater consideration than the proposed merger consideration. Furthermore, the termination fee may result in a potential competing acquirer proposing to pay a lower per share price to acquire Republic than it might otherwise have proposed to pay.

The shares of Trustmark common stock to be received by Republic shareholders as a result of the merger will have different rights from shares of Republic stock
      Some of the rights associated with Republic common and preferred stock are different from the rights associated with Trustmark common stock. See “Comparison of the Rights of Trustmark’s and Republic’s Shareholders” for a discussion of the different rights associated with Trustmark common stock.
      If the merger is approved, Republic’s former shareholders will have less influence over the management and policies of Trustmark than they have over the management and policies of Republic.
REPUBLIC SPECIAL SHAREHOLDERS’ MEETING
General
      This proxy statement/ prospectus is being furnished to you in connection with the solicitation of proxies by Republic’s board of directors from holders of Republic’s common and preferred shares, for use at the special meeting of shareholders to be held at 14604 Northwest Freeway, Houston, Texas 77040 on [                    ], 2006 at [          ].m., local time, and at any adjournments or postponements of the special meeting. At the special meeting, holders of Republic common and preferred shares will be asked to vote upon the following proposals:

•	approval of the Agreement and Plan of Reorganization dated April 13, 2006, as amended on May 16, 2006, between Trustmark and Republic pursuant to which Republic will merge into Trustmark, all on and subject to the terms and conditions contained therein; and

•	such other matters as may properly come before the special meeting or any adjournments thereof.
      Proxies may be voted on other matters that properly come before the special meeting at the discretion of the proxy holders. Republic’s board of directors is not aware of any other matters that are likely to be considered at the special meeting.
Who Can Vote at the Special Meeting
      Republic’s board of directors has fixed the close of business on [                    ], 2006 as the record date for determining the holders of Republic’s common and preferred shares entitled to notice of, and to vote at, the special meeting. Only holders of record of Republic’s shares at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting.
      On the record date, there were [3,690,717] shares of Republic common stock outstanding held by approximately                     holders of record and [353,734] shares of Republic preferred stock outstanding held by approximately [                    ] holders of record.
Quorum; Vote Required
      The presence, in person or by properly executed proxy, of a majority of Republic’s common shares and a majority of Republic’s preferred shares entitled to vote is necessary to constitute a quorum at the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed in order to solicit additional proxies. All votes “for” or “against,” as well as all abstentions, will be counted for the purpose of determining whether a quorum is present. Brokers who hold Republic shares as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners of those shares. Any shares which are not voted because the nominee-broker lacks such discretionary authority (“broker non-votes”) will nevertheless be counted for the purpose of determining whether a quorum is present.
      Approval of the merger agreement will require the affirmative vote of the holders of at least two-thirds of Republic’s common stock and the holders of at least two-thirds of Republic’s preferred stock, voting as separate classes.

      Failures to vote, abstentions and broker non-votes will have the same effect as votes against the merger agreement. Accordingly, Republic’s board of directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage prepaid envelope whether or not you plan to attend the special meeting.
      As of the record date, Republic’s directors and executive officers were entitled to vote 12.52% of Republic’s common shares and none of Republic’s preferred shares.
      Pursuant to the merger agreement, each director and executive officer of Republic entered into an agreement to vote such person’s shares (i) in favor of the merger agreement, (ii) against any action that would result in a breach of the merger agreement, and (iii) against any acquisition proposal (as defined in the merger agreement) or any other action that might be expected to delay or prevent the merger from closing. The effect of this agreement is to waive each such person’s right to exercise dissenters’ rights of appraisal.
      Action on any other matter that is properly presented at the special meeting for consideration of the shareholders requires the affirmative vote of a majority of the common shares and of the preferred shares cast at the special meeting. Because the required vote is based on the affirmative votes of a majority of the votes cast, failures to vote will not be treated as votes cast and will have no effect on any other matter that is properly presented.
      You should not return your stock certificates with your proxy cards. The procedure for surrendering your stock certificates is described under “The Merger — Exchange of Republic Stock Certificates” on page [     ].
How to Vote in Person
      If your shares are registered in your name, you are considered the shareholder of record, and you may vote in person at the special meeting. If you want to vote your Republic shares held in street name in person at the special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee that holds your shares. The grant of a proxy on the enclosed proxy card does not preclude a shareholder from voting in person.
How to Vote by Proxy
      Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the special meeting. If you are a shareholder of record, you may vote by completing, signing and dating the enclosed proxy card and mailing it in the accompanying pre-addressed envelopes. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee.
How Proxies Work
      Shares represented by properly submitted proxies received in time for the special meeting will be voted at the special meeting in the manner specified by such proxies. If your proxy is properly executed but does not contain voting instructions, your proxy will be voted “FOR” approval of the merger agreement. The proxy also grants authority to the persons designated in the proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the special meeting.
How to Revoke a Proxy
      You may revoke a proxy at any time prior to your proxy being voted at the special meeting by:

•	prior to the special meeting, delivering a written notice of revocation bearing a later date or time than the proxy to Republic at 4200 Westheimer, Suite 101, Houston, Texas 77027, Attention: Corporate Secretary;

•	prior to the special meeting, submitting another proxy by mail or by hand delivery that is later dated and that is properly signed, dated and completed; or

•	oral revocation at the special meeting in person to any of the persons named on the enclosed proxy card.
      Attendance at the special meeting will not by itself constitute revocation of a proxy. You must specifically revoke your proxy.
Solicitation of Proxies; Expenses
      Directors, officers and other employees of Republic or its subsidiaries may solicit proxies personally, by telephone, by facsimile or otherwise. None of these people will receive any special compensation for soliciting proxies. Republic will arrange with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such brokerage firms and other custodians, nominees and fiduciaries, and Republic will reimburse these record holders for their reasonable out-of-pocket expenses.
Recommendation of the Republic Board of Directors
      Republic’s board of directors has unanimously approved the merger agreement and believes that the merger is in the best interests of Republic and its shareholders. Republic’s board of directors unanimously recommends that Republic’s shareholders vote “FOR” approval of the merger agreement.
      See “The Merger — Background of and Republic’s Reasons for the Merger” on page [     ].
THE MERGER
      The following information describes the material aspects of the merger. This description does not purport to be complete, and is qualified in its entirety by reference to the merger agreement which is attached to this proxy statement/ prospectus as Appendix A. All shareholders are urged to read the merger agreement in its entirety.
General
      The merger consists of several components including the merger of Republic’s wholly owned subsidiary, RBT Holdings, Inc. into Republic followed by the merger of Republic into Trustmark, and the subsequent merger of Republic’s subsidiary, Republic National Bank, into Trustmark Bank.
Merger Consideration
      The merger agreement provides for the merger of Republic into Trustmark. If the shareholders of Republic approve the merger agreement at the special meeting, and if the required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the third quarter of 2006, although delays could occur.
      Under the merger agreement, Republic’s common and preferred shareholders will have the right to elect to receive (i) cash in the amount of $43.8089 per Republic share, (ii)Trustmark common stock at the rate of 1.3908 shares of Trustmark common stock for each Republic share, or (iii) part cash and part Trustmark common stock on the same basis. The ability to make this election is, however, subject to the aggregate limitations described below.
      The amount of cash and/or Trustmark common stock Republic shareholders will receive as a result of the merger is subject to an overall limitation that an aggregate of 49% of the Republic shares will be converted into cash, including cash payable in lieu of fractional shares and cash payable to dissenting shareholders. The remaining 51% of Republic’s shares will be converted into Trustmark common stock.

Accordingly, each Republic shareholder’s election will be subject to proration and adjustment so that these aggregate percentages can be achieved.
      For example, even if you elect to receive cash for all of your Republic shares, depending on what other shareholders elect, as many as 51% of your shares may be converted into Trustmark common stock, and even if you elect to receive Trustmark common stock for all of your shares, up to 49% of your shares may be converted into cash. Accordingly, at the time they vote with respect to the merger agreement, Republic’s shareholders will not know exactly how much cash or the exact number of Trustmark shares they will receive as a result of the merger.
      The exchange ratio and/or the per share cash consideration may be adjusted if (1) the average closing price of the Trustmark common stock for the five trading days ending on the third trading day prior to the date that is ten days prior to completion of the merger is less than $25.988 and (2) the number obtained by dividing the average closing price of the Trustmark common stock by $31.50 shall be less than the number obtained by dividing the average closing price of the Trustmark peer group by the April 12, 2006 closing price of the peer group set forth in the merger agreement and subtracting 0.15 from the quotient. In the event the foregoing conditions are met and Republic exercises is termination right under the merger agreement, Trustmark has the discretion, but not the obligation, to increase either the number of shares of common stock that it will issue to Republic shareholders, the per share cash consideration that it will pay to Republic shareholders or a combination of both, in an amount equal to the difference between the average closing price of the Trustmark common stock and $25.988 per share. If Trustmark elects not to adjust the exchange ratio and/or the per share cash consideration, Republic may terminate the merger agreement.
      No fractional shares of Trustmark common stock will be issued in connection with the merger. Instead, cash will be paid for any fractional Trustmark share to which you would otherwise be entitled at the rate of $31.50 multiplied by the fractional share.
      As a result of the merger, certificates for Republic common stock and preferred stock will only represent the right to receive the merger consideration pursuant to the merger agreement, and otherwise will be null and void after completion of the merger.
      You should be aware that the market value of Trustmark’s shares will fluctuate, and neither Trustmark nor Republic can give you any assurance as to what the price of Trustmark common stock will be when the merger becomes effective or when certificates for those shares are delivered to you. We urge you to obtain current information on the market value of Trustmark shares. [See “Summary — Comparative Market Prices and Dividends” on page [     ].]
Effect of the Merger on Republic Stock Options
      On May 31, 2006, Republic had outstanding options to purchase [749,100] shares of Republic’s common stock held by approximately [44] Republic officers and one director. Of these options, [428,100] are currently vested. Pursuant to the merger agreement, Republic has agreed to take all actions necessary to accelerate the vesting of all outstanding Republic options. Owners of vested options must exercise them at least three days prior to consummation of the merger to be entitled to receive any part of the merger consideration. Options which are unexercised subsequent to that deadline will not receive any part of the merger consideration.
      Although holders of unexercised options have no right to vote in connection with the proposed merger, holders of options will be provided forms of election as if they were currently holders of Republic common stock.

Background of and Republic’s Reasons for the Merger
Background
      From time to time, as part of its fiduciary duties and responsibilities to evaluate strategic alternatives for Republic, the board of directors of Republic has reviewed Republic’s future prospects for profitability and earnings and asset growth and the viability of Republic’s continued operation as an independent banking organization. In the last three years, one major factor routinely discussed by the board in assessing Republic’s future earnings potential was the passage of the Sarbanes-Oxley Act of 2002, which added several additional reporting and procedural requirements. In addition, during the normal course of its business, Republic has also received inquiries regarding its willingness to consider an affiliation with other financial institutions and visited from time to time with various investment banking firms regarding the potential marketability of Republic.
      In September of 2004, Republic received a non-binding offer from Trustmark to acquire all of the shares of Republic common stock, subject to Trustmark’s completion of a satisfactory due diligence examination of Republic and other conditions. That same month, Republic’s Chairman, President and CEO, C. P. Bryan met with Richard Hickson, Trustmark’s Chairman and CEO, to discuss a potential business combination. Republic subsequently elected not to pursue further discussions with Trustmark.
      As the Sarbanes-Oxley Act continued to subject Republic to heightened compliance and documentation requirements in a variety of areas, including disclosure and internal controls, internal and external audit relationships and the duties and qualifications of board committees, Republic’s costs of compliance increased, particularly relative to Republic’s limited personnel resources. In response to these increased costs, in January 2005, Republic’s board began to evaluate generally the advantages and disadvantages of repurchasing shares from shareholders in order to “go private” and terminate its reporting obligations under the Securities Exchange Act of 1934. At that time, management informally considered various possible methods of repurchasing shares, including an open market repurchase plan and a fixed price tender offer, although no action was taken.
      On February 22, 2005, Republic’s board met with Keefe, Bruyette & Woods, Inc. (“KBW”), an investment banking firm, to discuss strategic alternatives to better manage Republic’s large shareholder base and evaluate Republic’s status as a Securities and Exchange Commission (“SEC”) reporting company. The alternatives considered included a possible going private transaction, various structures of which were discussed, including a reverse stock split whereby shareholders owning less than a certain number of shares would be “cashed-out” of the company or the issuance of preferred stock to holders of a smaller number of shares of common stock, as well as alternatives such as a tender offer, stock repurchases on the open market, other methods of reducing the number of outstanding shares of Republic’s common stock (although not necessarily the number of Republic’s record shareholders), or continuing operations as a SEC reporting company. Subsequent to this meeting, the board of directors considered these discussions and evaluated the costs associated with a potential going private transaction and the ongoing costs of remaining a SEC reporting company.
      Republic’s board continued to pursue the idea of going private, and at a special meeting of the board of directors held on September 13, 2005, management discussed its analysis of the costs and benefits associated with a potential going private transaction and the ongoing costs of remaining an SEC reporting company. The board then renewed its discussions as to whether it was in Republic’s best interests and the best interests of Republic’s shareholders to engage in the going private transaction. After lengthy discussion, the board unanimously determined that Republic would go forward with the going private proposal in the form of a reclassification transaction that would automatically convert the shares held by persons holding a certain number of shares or less into Series A preferred shares. The Series A shares would automatically convert to common stock upon a change in control at Republic. In approving the going private transaction, the board took into consideration the fact that holders of 2,100 or fewer shares of common stock would not be “cashed-out” but, rather, would retain an equity interest in Republic and therefore, realize the same value per share as holders of common stock in the event of any future sale of

Republic. In November 2005, the board reviewed the terms of the Series A preferred stock and approved a modification to the liquidation preference on the Series A preferred stock.
      On September 26, 2005, Republic filed a Schedule 14A with the Securities and Exchange Commission, which was amended in response to SEC comments on November 15, 2005 and December 9, 2005. Pursuant to a proxy statement dated January 9, 2006, Republic called a special meeting of shareholders for January 31, 2006 to vote on the amendments to Republic’s articles of incorporation that would effect the going private transaction. The transaction was approved by the shareholders at the special meeting and consummated on February 1, 2006.
      On January 24, 2006, as part of its ongoing review of strategic alternatives, the board met with representatives of KBW and one other investment banking firm to discuss a potential sale of Republic and the prices that the investment bankers believed that Republic was likely to attract. The board met again on January 31, 2006, to discuss the pros and cons of offering Republic for sale at this time.
      The board requested additional information from each of the investment banking firms and met again on February 3, 2006, with representatives of KBW. On February 14, 2006 Republic engaged KBW to assist with exploring the sale of Republic.
      In February, Republic worked with KBW to compile a booklet containing various financial and other information concerning Republic. KBW contacted nine financial organizations that it believed might be interested in acquiring and had the financial wherewithal to acquire Republic, and on February 22, 2006 the booklets were distributed to potential acquirers.
      On February 27, 2006, Mr. Bryan met with management of one of the potential acquirers other than Trustmark. On March 7, 2006, Richard Hickson of Trustmark met with C. P. Bryan in Houston and visually inspected Republic’s banking offices. By March 7, 2006, seven financial organizations, including Trustmark, had signed confidentiality agreements. Based on preliminary indications of interest, Republic decided to allow three organizations, including Trustmark, to conduct due diligence investigations of Republic and meet with Republic representatives.
      From March 16, 2006 through April 3, 2006 three banking organizations, including Trustmark, conducted due diligence examinations of Republic. On March 27, 2006, Trustmark conducted a presentation and a series of management meetings for all senior officers of Republic at a Houston hotel.
      On April 5 and 6, 2006, Republic received revised nonbinding indications of interest from the three organizations. Two of the organizations, including Trustmark, furnished Republic with comments to a draft definitive acquisition agreement which had been prepared by Republic. On April 8, 2006, representatives of Republic met with representatives of KBW and with legal counsel to review the bids and any comments to the draft definitive agreement. KBW was instructed to contact all of the potential acquirers to continue to engage in negotiations regarding price and other terms and conditions.
      On April 11, 2006, the Republic board of directors held a special meeting to review the terms of the merger agreement and related agreements that had been negotiated with Trustmark. KBW made a presentation to the Republic board of directors on the proposed transaction and the results of various financial analyses KBW had prepared in connection with the proposed transaction. KBW then orally delivered its opinion that the total merger consideration was fair to Republic’s shareholders from a financial point of view. Representatives of Bracewell & Giuliani LLP, Republic’s outside legal counsel, then reviewed the merger agreement and related agreements that had been negotiated with Trustmark.
      Republic’s board considered the financial performance, stock performance, market position, growth prospects and other matters regarding Trustmark. The board evaluated Trustmark’s offer in relation to the then current market value of Republic common stock and Series A preferred stock and management’s estimate of the future value of the Republic stock as an independent entity. Following a thorough discussion, including the matters listed below, the Republic board of directors determined that the merger pursuant to the merger agreement would be in the best interests of Republic and its shareholders. As a result, Republic’s board unanimously approved the proposed merger and the merger agreement and instructed management, subject to the satisfactory finalization of the merger documents, to execute and deliver the merger documents on behalf of Republic.
      Counsel for Trustmark and counsel for Republic further negotiated a definitive agreement, and on April 13, 2006, Republic and Trustmark entered into the merger agreement and issued a joint press release announcing the proposed merger.
Republic’s Reasons for the Merger and Recommendation of the Board of Republic
      The Republic board of directors believes that the merger is in the best interests of Republic and its shareholders. Accordingly, the Republic board has unanimously approved the merger agreement and unanimously recommends that Republic shareholders vote FOR the proposal to approve the merger agreement.
      In approving the merger agreement, the Republic board consulted with its financial advisor with respect to the financial aspects and fairness of the proposed acquisition from a financial point of view and with its legal counsel as to its legal duties and the terms of the merger agreement and related agreements. Republic believes that combining with Trustmark will create a stronger and more diversified company that will provide significant benefits to Republic’s shareholders and customers alike. The terms of the merger agreement, including the consideration to be paid to Republic shareholders, were the result of arm’s length negotiations between representatives of Trustmark and Republic. In evaluating whether to merge with Trustmark, Republic’s board of directors considered a number of factors, including, without limitation, the following:

•	the current financial services industry environment, including increased competition, consolidation trends and the effects of the continued rising rate environment;

•	the additional capital, liquidity and resources needed for Republic’s operations to continue to grow;

•	the business, financial condition and results of operations for Trustmark and future prospects for Trustmark and its capital stock based on management’s examination of Trustmark’s past performance and current financial condition;

•	the per share merger consideration, using Republic’s financial information as of December 31, 2005, represents a 5.05 multiple of tangible book value and a 31.8 multiple of twelve months trailing earnings;

•	deal protection in the form of a “walk away” if Trustmark’s stock price falls below certain levels;

•	KBW’s review and analysis of comparable transactions and valuations of recent transactions;

•	the opinion to be provided by KBW that the consideration to be paid by Trustmark is fair to Republic’s shareholders from a financial point of view;

•	the compatibility of Trustmark’s management team with that of Republic and the general strategic fit of the entities;

•	the tax free nature of the Trustmark common stock portion of the merger consideration to Republic shareholders for federal income tax purposes;

•	the non-economic terms of the transaction, including the impact on existing customers and employees;

•	the enhanced liquidity provided by shares of Trustmark common stock and the historical dividends paid by Trustmark on its common stock;

•	the ability of Trustmark, as a successful acquirer of financial institutions, to integrate the operations of Republic;

•	the likelihood that the transaction will be approved by regulatory authorities; and

•	the ability of Trustmark to finance the cash portion of the merger consideration.
      Republic’s board of directors determined that Republic’s competitive position and the value of its stock could best be enhanced through merging with Trustmark. The aggregate price to be paid to holders of Republic stock resulted from negotiations which considered the historical earnings and dividends of Trustmark and Republic; the potential growth in Republic’s market and earnings, both as an independent entity and as a part of a larger organization such as Trustmark; Republic’s asset quality; and the effect of the merger on the shareholders and customers of Republic and the communities that Republic serves.
      The above discussion of the information and factors considered by Republic’s board is not intended to be exhaustive, but includes the material factors that Republic’s board considered. In reaching its determination to approve and recommend the merger, Republic’s board did not assign any relative or specific weights to any of the foregoing factors and individual directors may have given differing weights to different factors. Based on the reasons stated, Republic’s board of directors believes that the merger is in the best interests of Republic and its shareholders. The board of directors of Republic therefore unanimously approved the merger agreement and unanimously recommends that the Republic shareholders vote FOR approval of the merger agreement.
Trustmark’s Reasons for the Merger
      The proposed transaction provides an excellent opportunity for Trustmark to expand and enhance its franchise within the attractive and high-growth Houston, Texas marketplace. This transaction complements Trustmark’s existing Houston presence and improves the demographic and growth prospects of our organization. Trustmark and Republic share a similar operating philosophy and complementary business mix. Republic provides a strong middle-market commercial lending base and branch network around which Trustmark will build enhanced retail, mortgage banking and wealth management platforms in Houston.
Opinion of Republic’s Financial Advisor
      The fairness opinion of Republic’s financial advisor, KBW is described below. The description contains projections, estimates and/or other forward-looking statements about the future earnings or other measures of the future performance of Republic. You should not rely on any of these statements as having been made or adopted by Republic or Trustmark.
      Republic engaged KBW to render financial advisory and investment banking services. KBW assisted Republic in analyzing, structuring and negotiating the merger of Republic into Trustmark. KBW is a nationally-recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Republic and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and its securities in connection with mergers and acquisitions.
      On April 11, 2006, the Republic board held a meeting to evaluate the proposed merger with Trustmark. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an oral opinion that the consideration to be received by Republic shareholders in the merger was fair to those shareholders from a financial point of view. The Republic board approved the merger agreement at this meeting.
      KBW has confirmed its oral opinion by delivering to the Republic board a written opinion dated the date of this proxy statement/ prospectus, which opinion reflected certain changes to the per share consideration described in the paragraph “Summary of Proposal” below. In rendering its updated opinion, KBW confirmed the appropriateness of its reliance on the analyses used to render the earlier opinion by reviewing the assumptions upon which its analyses were based, performing procedures to update certain of its analyses and reviewing certain other factors considered in rendering its opinion.
      The full text of KBW’s opinion, dated June 23, 2006, is attached as Appendix B to this proxy statement/ prospectus. Republic shareholders are encouraged to read KBW’s opinion carefully in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by KBW in connection with the rendering of its opinion.
      KBW’s opinion speaks only as of the date of the opinion. The opinion is directed solely to the Republic board and addresses only the fairness, from a financial point of view, of the merger consideration to Republic shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Republic shareholder as to how the shareholder should vote at the Republic special meeting on the merger agreement or any related matter.
      In rendering its opinion, KBW:
      Reviewed, among other things:

•	the merger agreement, as amended,

•	annual reports to shareholders and annual reports on Form 10-K of Trustmark,

•	quarterly reports on Form 10-Q of Trustmark,

•	annual reports to shareholders and annual reports on Form 10-KSB of Republic,

•	quarterly reports on Form 10-Q and Form 10-QSB of Republic, and

•	consolidated financial statements (FR Y-9C) of Republic, as filed with the Federal Reserve.
      Held discussions with members of senior management of Republic regarding:

•	past and current business operations,

•	regulatory matters,

•	financial condition, and

•	future prospects.
      Reviewed the publicly reported financial condition and results of operations for Republic and compared them with those of certain companies that KBW deemed to be relevant;
      Evaluated the potential pro forma impact of the merger on Trustmark;
      Reviewed the market prices, valuation multiples, publicly reported financial condition and results of operations for Trustmark and compared them with those of certain publicly-traded companies that KBW deemed to be relevant;
      Compared the proposed financial terms of the merger with the financial terms of certain other transactions that KBW deemed to be relevant; and
      Performed such other studies and analyses and reviewed such other information as KBW deemed appropriate.
      In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by KBW, or that was publicly available. KBW did not attempt or assume any responsibility to verify such information independently. KBW relied upon the management of Republic as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for Trustmark and Republic are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of Trustmark or Republic, or examine or review any individual credit files.
      In the course of its analysis, KBW reviewed certain financial projections furnished by Republic’s senior management team. Republic does not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.
      KBW further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. KBW’s opinion is not an expression of an opinion as to the prices at which shares of Trustmark common stock will trade following the announcement of the merger or the value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.
      In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Republic and Trustmark. Any estimates contained in the analyses performed by KBW are not necessarily indicative of values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Republic board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Republic board with respect to the fairness of the merger consideration.
      The following is a summary of the material analyses presented by KBW to the Republic board on April 11, 2006, in connection with its oral fairness opinion, which was subsequently confirmed in an updated written opinion letter dated June 23, 2006, that reflected the May 16, 2006 First Amendment to Agreement and Plan of Reorganization. The amendment provided, among other things, that Republic’s shareholders would have the right to receive either 1.3908 shares of Trustmark, $43.8089 in cash or a combination of the two. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the Republic board, but summarizes the analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. KBW did not address whether any individual analysis did or did not support the overall fairness conclusion. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.
      Summary of Proposal. Pursuant to the merger agreement, as amended, Republic shareholders would have the right to receive 1.3908 shares of Trustmark, $43.8089 in cash, or a combination thereof for each share of Republic common stock and preferred stock, subject to the limitation that 51% of the Republic shares will be converted into shares of Trustmark common stock and 49% of Republic’s shares will be converted into cash. All options to purchase shares of Republic common stock outstanding at the date of the merger agreement will be accelerated and exercisable beginning ten (10) days prior to the effective date of the merger. Holders of Republic options will be required to exercise their options in order to receive the consideration in the merger. Based on Trustmark’s closing price on April 7, 2006 of $31.50, and based on the exercise of all outstanding Republic options with cash, the merger consideration would represent a value of approximately $43.8089 per share to Republic shareholders and an aggregate value of $210.0 million for Republic.
      Selected Peer Group Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market valuations of Trustmark to those of a group of comparable banks. The companies in the peer group were:

AmSouth Bancorporation	United Community Banks, Inc.
First Horizon National Corporation	Prosperity Bancshares, Inc.
Compass Bancshares, Inc.	Sterling Bancshares, Inc.
Synovus Financial Corp.	BancFirst Corporation
Colonial BancGroup, Inc.	Texas Capital Bancshares, Inc.
BOK Financial Corporation	IBERIABANK Corporation
South Financial Group, Inc.	First Financial Bankshares, Inc.
Cullen/Frost Bankers, Inc.	Capital City Bank Group, Inc.
BancorpSouth, Inc.	Simmons First National Corporation
International Bancshares Corporation	Seacoast Banking Corporation of Florida
Texas Regional Bancshares, Inc.	Renasant Corporation
Alabama National BanCorporation	Bank of the Ozarks, Inc.
Hancock Holding Company	Southwest Bancorp, Inc.
      To perform this analysis, KBW used financial data as of and for the quarter ended December 31, 2005. Market data was as of April 7, 2006 and the source for 2006 and 2007 earnings per share estimates was First Call, a nationally-recognized earnings per share estimate consolidator.
      KBW’s analysis showed the following concerning Trustmark’s financial performance:

		Peer Group	Peer Group
	Trustmark	Average	Median

Core Return on Average Assets	1.33%	1.27%	1.22%
Core Return on Average Equity	14.65	14.61	14.20
Net Interest Margin	3.94	4.02	4.11
Fee Income/ Revenue	32.4	29.6	28.4
Efficiency Ratio	55.9	58.0	57.7

      KBW’s analysis showed the following concerning Trustmark’s financial condition:

		Peer Group	Peer Group
	Trustmark	Average	Median

Equity/ Assets	8.84%	8.98%	9.00%
Tangible Equity/ Tangible Assets	7.00	6.59	6.68
Loans/ Deposits	93.8	83.7	84.5
Securities/ Assets	15.9	22.6	21.5
Loan Loss Reserve/ Loans	1.27	1.25	1.20
Nonperforming Assets/ Loans plus Other Real Estate Owned	0.55	0.44	0.34
Net Charge-Offs/ Average Loans	0.15	0.26	0.20
      KBW’s analysis showed the following concerning Trustmark’s market valuations:

			Peer Group		Peer Group
	Trustmark		Average		Median

Stock Price/ Book Value per Share	2.37	x	2.31	x	2.30	x
Stock Price/ Tangible Book Value per Share	3.05	x	3.24	x	3.14	x
Stock Price/ 2006 Estimated GAAP EPS	15.3	x	15.7	x	15.7	x
Stock Price/ 2007 Estimated GAAP EPS	14.1	x	14.1	x	13.7	x
Dividend Yield	2.7%		2.2%		2.1%
2006 Dividend Payout Ratio	40.8%		32.7%		35.6%
      For purposes of this analysis, core earnings excluded revenue and expense items deemed non-recurring or extraordinary and excluded gains or losses on the sale of investment securities.
      Financial Impact Analysis. KBW performed pro forma merger analyses that combined the projected income statements and balance sheets of Trustmark and Republic. Assumptions regarding the accounting treatment and acquisition adjustments were made by KBW to calculate the financial impact that the merger would have on certain projected financial results of Trustmark. The analysis assumed the 2006 and 2007 First Call consensus earnings per share estimates of $2.06 and $2.24, respectively, for Trustmark. For Republic, the analysis assumed 2006 management budgeted earnings. The analysis also assumed Republic would achieve 15% earnings growth in 2007. This analysis indicated that the merger is expected to be neutral to slightly accretive to Trustmark’s estimated earnings per share in 2006 and in 2007 and that the merger is expected to be dilutive to tangible book value per share for Trustmark. The analysis also indicated that Trustmark would remain at least adequately capitalized as per regulatory guidelines and thus have the financial ability to execute the merger. This analysis was based on certain assumptions with regard to cost savings, merger related charges and amortization of intangibles that were based on KBW’s experience with comparable transactions and on information supplied to KBW by Republic’s management. For all of the above analyses, the actual results achieved by Trustmark following the merger will vary from the projected results, and the variations may be material.

      Comparable Transaction Analysis. KBW reviewed certain financial data related to comparable transactions. KBW reviewed selected acquisitions of Texas metropolitan banks and bank holding companies announced after January 1, 2003, with aggregate transaction values greater than $25 million. The transactions included in the group were:

Survivor	Acquired Entity

Texas United Bancshares Inc.	Northwest Bancshares, Inc.
Cullen/Frost Bankers, Inc.	Alamo Corporation of Texas
Prosperity Bancshares, Inc.	SNB Bancshares, Inc.
Compass Bancshares, Inc.	TexasBanc Holding Company
Cullen/Frost Bankers, Inc.	Texas Community Bancshares, Inc.
Sterling Bancshares, Inc.	Prestonwood Bancshares, Inc.
Zions Bancorporation	Amegy Bancorporation, Inc.
State National Bancshares, Inc.	Heritage Financial Corporation
Texas United Bancshares, Inc.	Gateway Holding Company, Inc.
Cullen/Frost Bankers, Inc.	Horizon Capital Bank
Wells Fargo & Company	First Community Capital Corp.
Southwest Bancorp. of Texas	Klein Bancshares, Incorporated
State National Bancshares, Inc.	Mercantile Bank Texas
Southwest Bancorp. of Texas	Reunion Bancshares, Inc.
Adam Corporation Group	Beltline Bancshares Inc.
Prosperity Bancshares, Inc.	MainBancorp, Incorporated
Inwood Bancshares, Inc.	WB&T Bancshares, Inc.

      KBW also reviewed selected acquisitions of Texas banks and bank holding companies announced after January 1, 2003, with aggregate transaction values greater than $25 million. The transactions included in the group were:

Survivor	Acquired Entity

Texas United Bancshares Inc.	Northwest Bancshares, Inc.
Cullen/Frost Bankers, Inc.	Alamo Corporation of Texas
Prosperity Bancshares, Inc.	SNB Bancshares, Inc.
Compass Bancshares, Inc.	TexasBanc Holding Company
Cullen/Frost Bankers, Inc.	Texas Community Bancshares, Inc.
Sterling Bancshares, Inc.	Prestonwood Bancshares, Inc.
Zions Bancorporation	Amegy Bancorporation, Inc.
State National Bancshares, Inc.	Heritage Financial Corporation
Texas United Bancshares, Inc.	Gateway Holding Company, Inc.
Cullen/Frost Bankers, Inc.	Horizon Capital Bank
Wells Fargo & Company	First Community Capital Corp.
Southwest Bancorp. of Texas	Klein Bancshares, Incorporated
State National Bancshares, Inc.	Mercantile Bank Texas
Southwest Bancorp. of Texas	Reunion Bancshares, Inc.
Adam Corporation Group	Beltline Bancshares Inc.
Prosperity Bancshares, Inc.	MainBancorp, Incorporated
Inwood Bancshares, Inc.	WB&T Bancshares, Inc.
North American Bancshares, Inc.	State Bank & Trust of Seguin, Texas
Franklin Bank Corp.	First National Bank of Athens
First Financial Bankshares, Inc.	Clyde Financial Corporation
Banco Bilbao Vizcaya Argentaria, S.A.	Laredo National Bancshares, Inc.
Texas United Bancshares, Inc.	GNB Bancshares, Inc.
Southwest Bancorp. of Texas	Maxim Financial Holdings, Inc.

      KBW also reviewed selected acquisitions of banks and bank holding companies nationwide, announced after January 1, 2005, with aggregate transaction values between $100 million and $300 million. The transactions included in the group were:

Survivor	Acquired Entity

Mercantile Bankshares Corporation	James Monroe Bancorp, Inc.
Cathay General Bancorp, Inc.	Great Eastern Bank
Placer Sierra Bancshares	Southwest Community Bancorp
Midwest Banc Holdings, Inc.	Royal American Corporation
BB&T Corporation	First Citizens Bancorporation
Western Alliance Bancorporation	Intermountain First Bancorp
Cascade Bancorp	F & M Holding Company
Marshall & Ilsley Corporation	Trustcorp Financial Incorporated
First Community Bancorp	Foothill Independent Bancorp
Wintrust Financial Corporation	Hinsbrook Bancshares, Incorporated
Prosperity Bancshares, Inc.	SNB Bancshares, Inc.
Susquehanna Bancshares, Inc.	Minotola National Bank
Pinnacle Financial Partners, Inc.	Cavalry Bancorp, Inc.
FNB Corp.	Integrity Financial Corporation
First Community Bancorp	Cedars Bank
Synovus Financial Corp.	Riverside Bancshares, Inc.
Whitney Holding Corporation	First National Bancshares, Inc.
Commerce Bancorp, Inc.	Palm Beach County Bank
East West Bancorp, Inc.	United National Bank
Capital Bank Corporation	1st State Bancorp, Inc.
FLAG Financial Corporation	First Capital Bancorp, Inc.
Cullen/Frost Bankers, Inc.	Horizon Capital Bank
Associated Banc-Corp	State Financial Services Corporation
First Citizens Bancorporation, Inc.	Summit Financial Corporation
Mercantile Bankshares Corporation	Community Bank of Northern Virginia
Willow Grove Bancorp, Inc.	Chester Valley Bancorp Inc.
      For each transaction, KBW derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

•	the earnings per share of the acquired company for the latest twelve months of results publicly available prior to the time the transaction was announced;

•	estimated earnings per share of the acquired company for the year in which the transaction was announced;

•	book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition; and

•	tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.
      Additionally, KBW compared the core deposit premium paid in each transaction. The core deposit premium is calculated as the premium paid in the transaction over the acquired company’s tangible equity as a percentage of the acquired company’s core deposits. For purposes of this analysis, core deposits are defined as total deposits less certificates of deposit with balances over $100,000.

      Transaction multiples for the merger were based on the maximum aggregate transaction value of $210 million, which assumes all stock options are exercised with cash. The source for forward earnings estimates of Republic was management’s budget. KBW compared these results with announced multiples. The results of the analysis are set forth in the following tables.
Texas metropolitan bank transactions with announced deal values over $25 million since January 1, 2003:

	Trustmark/		Comparable		Comparable
	Republic		Transaction		Transaction
	Transaction*		Average		Median

Deal Price/ Trailing 12 Months Earnings per Share	31.8	x	25.7	x	24.7	x
Deal Price/ Estimated Earnings per Share	23.2	x	21.1	x	21.7	x
Deal Price/ Book Value per Share	5.05	x	3.01	x	3.15	x
Deal Price/ Tangible Book Value per Share	5.05	x	3.25	x	3.17	x
Core Deposit Premium	39.9%		23.2%		22.3%
* Multiples are based on aggregate values. Republic’s financial information is as of and for the year ended December 31, 2005.
Texas bank transactions with announced deal values over $25 million since January 1, 2003:

	Trustmark/		Comparable		Comparable
	Republic		Transaction		Transaction
	Transaction*		Average		Median

Deal Price/ Trailing 12 Months Earnings per Share	31.8	x	27.0	x	25.2x
Deal Price/ Estimated Earnings per Share	23.2	x	21.1	x	21.7x
Deal Price/ Book Value per Share	5.05	x	2.80	x	2.84x
Deal Price/ Tangible Book Value per Share	5.05	x	2.99	x	2.95x
Core Deposit Premium	39.9%		22.1%		21.1%
* Multiples are based on aggregate values. Republic’s financial information is as of and for the year ended December 31, 2005.
Nationwide bank transactions with announced deal values between $100 million and $300 million since January 1, 2005:

	Trustmark/		Comparable		Comparable
	Republic		Transaction		Transaction
	Transaction*		Average		Median

Deal Price/ Trailing 12 Months Earnings per Share	31.8	x	25.8	x	24.5x
Deal Price/ Estimated Earnings per Share	23.2	x	22.2	x	23.4x
Deal Price/ Book Value per Share	5.05	x	3.01	x	3.04x
Deal Price/ Tangible Book Value per Share	5.05	x	3.13	x	3.14x
Core Deposit Premium	39.9%		31.3%		28.3%
* Multiples are based on aggregate values. Republic’s financial information is as of and for the year ended December 31, 2005.
      No company or transaction used as a comparison in the above analysis is identical to Republic, Trustmark or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the various companies surveyed.
      Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Republic could provide to equity holders through 2010 on a stand-alone basis, excluding the effects related to the merger. In performing this analysis, KBW used budgeted 2006 net income and applied a range of long-term growth rates from 10.0% to 15.0% thereafter. The range of values was determined by adding (1) the amount of projected excess capital Republic will hold at September 30, 2006 assuming a tangible common equity to tangible assets ratio for Republic of 7.00%, (2) the present value of Republic’s dividendable earnings, net of earnings necessary to maintain a constant tangible common equity to tangible assets ratio for Republic of 7.00% from September 30, 2006 through December 31, 2010, and (3) the present value of the “terminal value” of Republic’s common stock. In calculating the terminal value of Republic, KBW applied multiples ranging from 14.0x to 16.0x to 2011 forecasted earnings. The dividend stream and the terminal value were then discounted back using discount rates ranging from 10.0% to 14.0%, which range KBW viewed as appropriate for a company with Republic’s risk characteristics.
      This analysis resulted in a reference range for the implied present value of Republic of $130.0 million to $203.7 million.
      KBW stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Republic.
      Other Analysis. KBW compared the financial and market performance (where applicable) of Republic and Trustmark to a variety of relevant industry peer groups and indices. KBW reviewed earnings estimates, balance sheet composition, historical stock performance (where applicable) and other financial data for Trustmark and Republic.
      The Republic board retained KBW as an independent contractor to act as financial adviser to Republic regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and its securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Republic and Trustmark. As an active trader in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Republic and Trustmark for KBW’s own account and for the accounts of its customers.
      Republic and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. Republic paid KBW a cash fee of $25,000 promptly after the execution of the merger agreement. Republic has also agreed to pay KBW at the time of closing a cash fee contingent on the aggregate deal value of the final offer. Based on the terms of Trustmark’s proposal, KBW will receive a cash fee equal to approximately 0.67% of the aggregate market value of the consideration paid in the merger less any fees paid prior to the closing. Pursuant to the KBW engagement agreement, Republic has also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW and certain related parties against certain liabilities.
Election Forms
      A form of election is included with this proxy statement/ prospectus. A form of election must be properly completed and returned to Republic on or before the special meeting. Any Republic shareholder or option holder who does not return a properly executed form of election before the special meeting shall be deemed to have elected to convert 100% of his or her Republic shares, including shares to be acquired on exercise of options, into shares of Trustmark common stock, subject to proration and adjustments as described above.

Exchange of Republic Stock Certificates
      When the merger is completed, shares of Republic common and preferred stock will be converted into the right to receive, upon surrender of the certificate representing such shares as described below, the merger consideration consisting of cash and/or Trustmark common shares. Promptly after the merger becomes effective, Trustmark will deliver or mail to you a form of letter of transmittal and instructions for the surrender of your Republic stock certificates. When you properly surrender your certificates, or provide other satisfactory evidence of ownership, and return the letter of transmittal duly executed and completed in accordance with its instructions and any other documents as may be reasonably requested, Trustmark will promptly deliver to you the merger consideration to which you are entitled.
      You should not send in your stock certificates until you receive the letter of transmittal and instructions.
      With respect to any Republic stock certificate that has been lost or destroyed, Trustmark will pay the merger consideration attributable to the shares represented by such certificate upon receipt of a surety bond or other adequate indemnity, as required in accordance with Trustmark’s standard policies, and evidence reasonably satisfactory to Trustmark of ownership of the lost or destroyed shares. After the merger is completed, there can be no transfers of Republic shares.
      To the extent permitted by law, after the merger becomes effective, you will be entitled to vote at any meeting of Trustmark shareholders the number of whole shares of Trustmark common stock into which your shares of Republic stock are converted, regardless of whether you have exchanged your Republic stock certificates. You will also be entitled to any dividends or other distributions on the Trustmark common stock to which you are entitled which have a record date after the merger becomes effective. However, any cash portion of the merger consideration and any dividends or other distributions payable to you will not be paid to you until you surrender your Republic stock certificates for exchange. Upon surrender of your Republic stock certificate, the certificate representing any Trustmark common stock into which your shares of Republic stock have been converted, together with any cash and dividends to which you are entitled, will be delivered and paid to you, without interest.
Some of the Directors and Officers of Republic Have Financial Interests in the Merger that Differ from Your Interests
      The merger will constitute a “change in control” of Republic that will trigger certain obligations owed by Republic to C. P. Bryan and R. John McWhorter under their employment agreements.
      Immediately before the completion of the merger, C. P. Bryan will receive a payment of $1.5 million plus an amount calculated to provide an after tax benefit equal to applicable excise taxes imposed with respect to the payment, and R. John McWhorter will receive a payment of $705,000 plus an amount calculated to provide an after tax benefit equal to applicable excise taxes imposed with respect to the payment.
      As required by the merger agreement, C. P. Bryan and R. John McWhorter have entered into amendments to their employment agreements with Republic to eliminate certain severance benefits were otherwise payable on a change in control.
      A condition to Trustmark’s obligation to consummate the merger is C. P. Bryan entering into an employment agreement with Trustmark and Trustmark Bank. That agreement will provide Mr. Bryan with, among other things, a base salary of $350,000, tax planning benefits in the aggregate amount of $25,000, an automobile allowance of $1,000 per month, a monthly payment of $600 for his continued membership in a golf club and the right to certain artwork in his office. If the agreement is terminated by virtue of the death or disability of Mr. Bryan, he or his estate is entitled to a payment of 50% of his base salary for the remainder of the term. If the agreement is terminated by Trustmark without “cause” or by Mr. Bryan for “good reason” following a change in control of Trustmark, then Mr. Bryan is entitled to payment of his base salary for two years. If he resigns for any reason except for “good reason” following a change in control of Trustmark, Mr. Bryan is entitled to payment of 50% of his base salary for two years. The agreement has a term of three years and will automatically renew for a three year period on each anniversary of the effective date of the agreement unless either Trustmark or Mr. Bryan chooses not to renew. Mr. Bryan’s employment agreement contains a noncompete covenant that extends for a period of two years following termination of his employment.
      In addition to the compensation and benefits discussed above, Mr. Bryan will receive an award of 16,130 shares of Trustmark’s common stock. These shares will vest over a period of three years.
      Pursuant to Mr. Bryan’s employment agreement with Trustmark and Trustmark Bank, Mr. Bryan will serve as the Chairman and Chief Executive Officer of Trustmark’s banking operations in Texas. As required by the merger agreement, Mr. Bryan will also be elected to the board of directors of Trustmark Bank.
      The merger agreement provides that all of Republic’s outstanding options will vest and become exercisable as of ten days prior to the merger and holders of vested options are required to exercise all of their options prior to the date the merger is completed. As of May 31, 2006, Republic’s officers and a director held an aggregate of 321,000 unvested options to purchase shares of Republic common stock.
      Under the merger agreement, Trustmark is obligated to indemnify Republic’s directors, officers and employees for a period of four years following the merger to the same extent these persons were entitled to indemnification by Republic. Trustmark also agreed to use commercially reasonable efforts to maintain for a period of not less than four years after completion of the merger its current directors and officers insurance policy coverage (or comparable coverage), which policy shall be amended to include each director and officer of Republic currently covered under the comparable policy maintained by Republic, and which shall provide coverage for (among other things) acts or omissions occurring prior to the effective time of the merger.
Effective Date and Time of the Merger
      The merger agreement provides that the merger will be completed on a date selected by Trustmark that is no later than the 30th business day following the later of the special shareholders’ meeting and receipt of all required regulatory authority approvals. The merger will become effective at the time and date specified in the certificates approving the merger to be issued by the Mississippi Secretary of State and the Texas Secretary of State. It is currently anticipated that the merger will become effective in the third quarter of 2006, assuming all conditions to the respective obligations of Trustmark and Republic to complete the merger have been satisfied, although delays could occur.
      We cannot assure you that we can obtain the necessary shareholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied.
Conduct of Business Pending Effective Time
      From the date of the merger agreement to and including the closing date, Republic shall:

•	conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and prudent banking principles;

•	use its best efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents, and preserve its relationships and goodwill with customers and advantageous business relationships; and

•	except as required by law or regulation, take no action which would adversely affect or delay the ability of Republic or Trustmark to obtain any required regulatory or other approvals.
      From the date of the merger agreement to and including the closing date, unless otherwise required by law or regulation, permitted by the merger agreement or reflected in a disclosure schedule, or unless

Trustmark otherwise consents in writing (which consent shall not be unreasonably withheld), Republic shall not:

•	make or agree to make or renew any loans or other extensions of credit to any borrower in excess of $1,000,000 (except pursuant to commitments made prior to the date of the merger agreement, loans fully secured by a certificate of deposit at Republic, or renewals, extensions and consolidations of any loans other than those previously disclosed);

•	issue or sell or obligate itself to issue or sell any shares of its capital stock (other than issuances for shares accrued or withheld as of the date of the merger agreement of the Republic Employee Stock Purchase Plan) or any warrants, rights, options or warrants to acquire, or any securities convertible into, any shares of its capital stock, or declare or pay any dividend in respect of its capital stock;

•	open or close any branch office, or acquire or sell or agree to acquire or sell any branch office or any deposit liabilities, and shall otherwise consult with and seek the advice of Trustmark with respect to basic policies relating to branching, site location and relocation;

•	enter into, amend or terminate certain agreements specified in the merger agreement or any other material agreement, or acquire or dispose of any material amount of assets or liabilities, except in the ordinary course of business consistent with prudent banking practices;

•	grant any severance or termination pay (other than pursuant to Republic’s policies in effect as of the date of the merger agreement) to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of Republic, either individually or as part of a class of similarly situated persons (other than as required or contemplated by the merger agreement);

•	declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of or, directly or indirectly, purchase, redeem or otherwise acquire any shares of Republic common stock or preferred stock;

•	make or acquiesce to any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

•	sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein;

•	foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Trustmark of a Phase I environmental review thereof;

•	increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with Republic’s past practices;

•	establish any new subsidiary;

•	voluntarily make any material change in the interest rate risk profile of Republic from that as of December 31, 2005;

•	materially deviate from policies and procedures existing as of the date of the merger agreement with respect to (1) classification of assets, (2) the allowance for loan losses and (3) accrual of interest on assets, except as otherwise required by the provisions of the merger agreement;

•	amend or change any provision of Republic’s articles of incorporation or bylaws;

•	make any capital expenditure which would exceed an aggregate of $50,000;

•	excluding deposits, certificates of deposit, FHLB advances and borrowings consistent with past practices, undertake any additional borrowings in excess of ninety days; or

•	modify any outstanding loan or acquire any loan participation, unless such modification is made in the ordinary course of business, consistent with past practice.

      We refer you to the merger agreement, which is attached as Appendix A to this proxy statement/ prospectus, for additional restrictions on the conduct of the business of Republic pending the merger.
No Solicitation
      In addition to the restrictions on Republic outlined above, so long as the merger agreement is in effect, Republic and its subsidiaries have agreed not to take any of the following actions:

•	solicit, initiate or encourage the making of any acquisition proposal; or

•	enter into any negotiations concerning, furnish any nonpublic information relating to Republic in connection with, or agree to any acquisition proposal.
      However, Republic may furnish information or participate in negotiations or discussions where the board of directors of Republic determines, based on the advice of counsel, that the failure to furnish such information or participate in such negotiations or discussions would or could reasonably be deemed to constitute a breach of the fiduciary or legal obligations of Republic’s board of directors to its shareholders. Republic has agreed to notify Trustmark of any acquisition proposal received and provide reasonable detail as to the identity of the proposed acquirer and the nature of the proposed transaction.
      Republic may terminate the merger agreement if it has received a bona fide acquisition proposal from a third party which it determines, in good faith and in the exercise of its fiduciary duties after consultation with its legal and financial advisors, to be superior to the terms of the merger agreement and the failure to terminate the merger agreement and accept such superior proposal would be inconsistent with the proper exercise of its fiduciary duties under applicable law. See the heading “The Merger — Termination” on page [     ].
Conditions to Completion of the Merger
      Trustmark’s obligation to consummate the merger is conditioned upon:

•	the representations and warranties made by Republic in the merger agreement must have been true in all material respects when made and shall be true in all material respects as of the closing date;

•	Republic shall have performed or complied with all covenants and conditions required by the merger agreement to be conformed and complied with by it;

•	there shall have been no change from the date of the merger agreement in the assets, properties, business or financial condition of Republic which had or may have a “material adverse effect;”

•	Trustmark shall have received an acceptable legal opinion of Bracewell & Giuliani LLP, counsel to Republic;

•	C.P. Bryan, Trustmark and Trustmark Bank shall have entered into an employment agreement in the form specified in and attached to the merger agreement; and

•	Trustmark shall have received the legal opinion of its counsel, Brunini, Grantham, Grower & Hewes, PLLC to the effect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code.
      Republic’s obligation to consummate the merger is conditioned upon:

•	the representations and warranties made by Trustmark in the merger agreement must have been true in all material respects when made and shall be true in all material respects as of the closing date;

•	Trustmark shall have performed and complied with all covenants and conditions required by the merger agreement to be conformed or complied with by it;

•	there shall have been no change from the date of the merger agreement in the assets, properties, business or financial condition of Trustmark which had or may have a “material adverse effect;”

•	Republic shall have received an acceptable legal opinion of Brunini, Grantham, Grower & Hewes, PLLC, counsel to Trustmark;

•	Republic’s financial advisor shall not have withdrawn or materially modified its opinion that the merger consideration is fair to the Republic shareholders from a financial point of view; and

•	Republic shall have received the legal opinion of Bracewell & Giuliani LLP to the effect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code.
      Both parties’ obligations to consummate the merger are conditioned upon:

•	Trustmark shall have received the final approval of the merger from all necessary governmental agencies and authorities, which approval shall not impose any restrictions on its operations which are unacceptable to it;

•	approval of the merger agreement by holders of at least two-thirds of the outstanding shares of Republic common stock and by holders of at least two-thirds of the Republic preferred stock, voting as separate classes;

•	the registration statement of which this proxy statement/ prospectus forms a part covering the Trustmark shares to be issued in the merger shall have become effective and no stop order suspending such effectiveness shall be in effect and no claim, action, suit proceeding or investigation by the Securities and Exchange Commission to suspend the effectiveness of the registration statement shall have been initiated or continuing or have been threatened and be unresolved; and

•	the shares of Trustmark common stock to be delivered to the shareholders of Republic shall have been authorized for listing on the Nasdaq NMS.
      Any condition to the consummation of the merger, except the required shareholder and regulatory approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the merger agreement entitled to the benefit of such condition.
Covenants
      In the merger agreement, Republic undertook various covenants set out in Article IV. In addition to the covenants relating to Republic’s conduct of business pending completion of the merger set forth above, those covenants include:

•	Republic agreed, to the extent permitted by law, to provide Trustmark all information concerning Republic required for inclusion in this proxy statement/ prospectus, or any other application, filing, statement or document to be made or filed in connection with the merger and the other transactions contemplated by the merger agreement;

•	Republic agreed to give Trustmark access to all of its properties, books and records and to provide additional financial and operating data and other information about its business and properties;

•	Republic agreed to execute and deliver such instruments and take such actions as Trustmark may reasonably require to cause the amendment or termination of any of Republic’s employee benefit plans;

•	Republic agreed to undertake all approvals, filings, and other steps necessary to cause the merger of Republic’s subsidiary, RBT Holdings, Inc., into Republic;

•	Republic agreed to cause Republic National Bank to cooperate with Trustmark and Trustmark Bank in conjunction with all approvals, filings, and other steps necessary to cause the consummation of the merger of Republic National Bank into Trustmark Bank;

•	Republic agreed take all actions necessary to approve and execute the amendments to the employment agreements of C. P. Bryan and R. John McWhorter in the manner prescribed by the merger agreement and to deliver executed copies of such amendments to Trustmark;

•	Republic agreed to pay C. P. Bryan and R. John McWhorter the change in control payments as specified in the merger agreement;

•	Republic agreed to notify the trustee of the subsidiary trust formed to issue trust preferred securities of the execution of the merger agreement; and

•	Republic agreed to deliver to Trustmark a list of persons who are then “affiliates” of Republic with respect to the merger within the meaning of Rule 144 under the Securities Act and cause each “affiliate” to deliver to Trustmark an affiliate agreement in the prescribed form.
      In the merger agreement, Trustmark also undertook various covenants. Those covenants include:

•	Trustmark agreed to promptly prepare and file with the Securities and Exchange Commission a registration statement relating to the shares of Trustmark common stock to be delivered to the shareholders of Republic pursuant to the merger, and to use its best efforts to cause the registration statement to become effective;

•	Trustmark agreed to offer employees of Republic who continue their employment after the merger the opportunity to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Trustmark and that Republic employees will be entitled to credit for prior service with Republic for all purposes under the employee benefit plans and programs (other than stock option plans) sponsored by Trustmark to the extent Republic sponsored a similar type of plan immediately prior to the merger, and any eligibility waiting period and pre-existing condition exclusion with respect to such plans shall be waived;

•	Trustmark agreed to allow Republic to accrue employee bonuses for the year during which the merger occurs in an amount consistent with Republic’s past practices and in the normal course of business. These accrued bonuses shall be payable in accordance with Trustmark’s incentive compensation plan to eligible employees on March 15, 2007, provided such employee is employed by Trustmark on March 1, 2007;

•	Trustmark agreed to promptly file all necessary regulatory documents, notices and applications;

•	Trustmark agreed to file all documents required to be filed and use its best efforts to have the shares of Trustmark common stock to be issued in connection with the merger included for quotation on Nasdaq NMS;

•	Trustmark agreed to file in a timely manner for a period of not less than two years from the date of the merger agreement, all reports with the Securities and Exchange Commission required to be filed by it pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934;

•	Trustmark agreed, for a period of four years following the completion of the merger, to indemnify and hold harmless each present and former director, officer and employee of Republic against any costs or expenses incurred in connection with any claim, action, suit, proceeding or investigation, whether civil or criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the merger to the fullest extent to which such parties were entitled under Republic’s articles of incorporation, bylaws and applicable laws;

•	Trustmark agreed that it will use its commercially reasonable efforts to maintain its existing policy of directors and officers liability insurance (or comparable coverage) for a period of at least four years after completion of the merger, which policy shall be amended to include each director and officer of Republic currently covered under comparable policies held by Republic;

•	Trustmark agreed to increase by one the number of positions on the Trustmark Bank board of directors and cause C. P. Bryan to be elected or appointed as a director of Trustmark Bank at the effective time of the merger;

•	Trustmark agreed to prepare and file a registration statement with the Securities and Exchange Commission and use its best efforts to cause the registration statement to become effective; and

•	Trustmark agreed to enter into a supplemental indenture to the Indenture dated December 19, 2002, pursuant to which Republic issued $8,248,000 in junior subordinated debentures to its subsidiary trust, assuming the obligations and performance of the covenants of Republic under the Indenture.
Representations and Warranties of Republic and Trustmark
      In the merger agreement, Republic has made representations and warranties to Trustmark, and Trustmark has made representations and warranties to Republic. The more significant of these made by both parties relate to (among other things):

•	corporate organization and existence;

•	authority and power to execute the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the absence of conflicts between the execution of the merger agreement and completion of the transactions contemplated by the merger agreement and certain other agreements;

•	capitalization;

•	the accuracy of their respective financial statements and reports;

•	pending or threatened litigation and other proceedings;

•	compliance with applicable laws and regulatory filings;

•	employee benefit plans;

•	the payment of taxes and filing of tax returns;

•	compliance with the Community Reinvestment Act;

•	the absence of certain changes and events;

•	insurance coverage; and

•	brokers or finders fees.
      Republic also has made additional representations and warranties to Trustmark with respect to (among other things):

•	its investments;

•	its real property and leases;

•	its personal property;

•	its compliance with environmental laws;

•	its loan portfolio and allowance for loan losses;

•	the existence of certain loan agreements and related matters;

•	the existence of certain contracts and commitments;

•	its deferred compensation arrangements;

•	its accounting controls;

•	the absence of derivative contracts;

•	its deposit accounts;

•	its intellectual property rights;

•	its compliance with the Bank Secrecy Act and the USA PATRIOT Act; and

•	employment relations;

•	its receipt of a fairness opinion;

•	the accuracy of information to be supplied for inclusion in state and federal reports and filings;

•	the vote required to approve the merger agreement and related transactions;

•	the accuracy of information provided to Trustmark;

•	its filing of a Form 15 deregistration statement with the Securities and Exchange Commission;

•	its outstanding trust preferred securities; and

•	its shareholders list.
      Trustmark has also made additional representations and warranties to Republic with respect to (among other things):

•	its compliance with its Securities and Exchange Commission reporting obligations and the accuracy of such reports; and

•	its compliance with the provisions of the Sarbanes-Oxley Act.
Modifications or Waiver
      No termination, cancellation, modification, amendment, deletion, addition or other change in the merger agreement, or any provision thereof, or waiver of any right or remedy therein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.
Termination
      The merger agreement may be terminated in the following manner:
      The merger agreement may be terminated and the merger abandoned at any time upon the mutual consents of Trustmark and Republic.
      The merger agreement may be terminated and the merger abandoned at any time prior to the effective date by either Trustmark or Republic if:

•	the merger has not been completed within 150 days of April 13, 2006 and the party exercising its termination right did not fail to perform a material obligation under the merger agreement which has been the cause of or resulted in the failure to complete the merger by that deadline;

•	any court of competent jurisdiction in the United States or other United States governmental body issues an order, decree or ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is final and non-appealable;

•	any of the transactions contemplated by the merger agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions;

•	the approval of the merger agreement by the shareholders of Republic is not obtained;

•	any of the conditions to the obligations of Trustmark or the obligations of Republic, respectively, have not been met or waived by the party entitled to such benefit; or

•	the other party materially breaches its representations and warranties or any covenant or agreement contained in the merger agreement and such breach has not been cured within the required time limit.
      Republic may terminate the merger agreement if:

•	it has received a bona fide acquisition proposal from a third party and the Republic board of directors determines, in good faith and in the exercise of its fiduciary duties after consultation with its legal and financial advisors, that such acquisition proposal is superior to the terms of the merger agreement and the failure to terminate the merger agreement and accept such superior proposal would be inconsistent with the proper exercise of its fiduciary duties; or

•	the average per share sales price for Trustmark common stock for the five consecutive trading days ending three trading days prior to the tenth day before completion of the merger is less than $25.988 per share and the number obtained by dividing the average closing price of Trustmark common stock by $31.50 shall be less than the number obtained by dividing the average closing price of the Trustmark peer group by the April 12, 2006 closing price of the peer group set forth in the merger agreement and subtracting 0.15 from the quotient; provided, however, that Trustmark has the right, but not the obligation, to nullify any exercise by Republic of this termination right by paying, as additional merger consideration to each holder of Republic stock making a share election, additional shares of Trustmark common stock and/or cash in an amount per share of Republic stock equal to the difference between the average closing price of Trustmark common stock and $25.988 per share. In the event Republic desires to terminate the merger agreement, it must notify Trustmark in writing, of its intent to terminate during a specified period.
      Trustmark may terminate the merger agreement if Republic’s board of directors resolves to:

•	accept an alternative acquisition proposal (as defined in the merger agreement); or

•	withdraw or modify, in any manner that is adverse to Trustmark, its recommendation or approval of the merger agreement or recommends to Republic shareholders acceptance or approval of any alternate acquisition proposal.
      In the event of the termination of the merger agreement without breach by any party, the merger agreement will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the merger agreement or as set forth below.
      Provided that Trustmark is not in material breach of any covenant or obligation contained in the merger agreement, Republic must pay Trustmark a termination fee of $7.0 million if the merger agreement is terminated:

•	by Republic because it has received a bona fide alternative acquisition proposal (as defined in the merger agreement) and the Republic board of directors determines, in good faith and in the exercise of its fiduciary duties after consultation with its legal and financial advisors, that such acquisition proposal is superior to the terms of the merger agreement and the failure to terminate the merger agreement and accept such superior proposal would be inconsistent with the proper exercise of its fiduciary duties;

•	by either Trustmark or Republic if the shareholders of Republic do not approve the merger agreement, if at the time of any failure by the shareholders of Republic to approve the merger agreement there exists an alternate acquisition proposal with respect to Republic and, within twelve months of the termination of the merger agreement, Republic enters into a definitive agreement with any third party with respect to any alternate acquisition proposal; or

•	by Trustmark if Republic’s board of directors resolves to accept an alternative acquisition proposal or withdraws or modifies its recommendation or approval of the merger or recommends to Republic shareholders acceptance or approval of any alternate acquisition proposal.
Material U.S. Federal Income Tax Consequences of the Merger
General
      The following discusses the material U.S. federal income tax consequences of the merger. This discussion is based on the Internal Revenue Code of 1986 (the “Code”), as amended, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this proxy statement/ prospectus, all of which may change, possibly with retroactive effect.
      This discussion assumes that Republic shareholders hold their Republic shares and will hold their Trustmark common stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all aspects of federal income taxation that may be important to a Republic shareholder in light of that shareholder’s particular circumstances or to a Republic shareholder subject to special rules, such as:

•	a person who is not a citizen or resident of the U.S.;

•	a financial institution or insurance company;

•	a tax-exempt organization;

•	a dealer or broker in securities;

•	a person who holds Republic shares as part of a hedge, appreciated financial position, straddle, conversion or other integrated transaction;

•	partnership or other entity classified as a partnership for U.S. federal income tax purposes; or

•	a person liable for the alternative minimum tax.
      This discussion is not a complete analysis or description of all potential federal income tax consequences to the merger. It does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, shareholders are strongly encouraged to consult their own tax advisors to determine their particular tax consequences.
Tax Opinions
      As a condition to the parties obligations to consummate the merger, Trustmark must receive an opinion of Brunini, Grantham, Grower & Hewes, PLLC, and Republic must receive an opinion of Bracewell & Giuliani LLP to the effect that the merger will be a reorganization within the meaning of Section 368(a) of the Code and that Trustmark and Republic will each be a party to that reorganization within the meaning of Section 368(b) of the Code.
      Copies of the tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement on Form S-4, of which this proxy statement/ prospectus forms a part. It is a condition to completion of the merger that each of Trustmark and Republic receive an updated opinion of Bruinini, Gratham, Grower & Hewes, PLLC and Bracewell & Giuliani LLP, respectively. The conditions relating to receipt of the tax opinions may be waived. Neither Trustmark nor Republic currently intends to waive the conditions related to the receipt of an updated tax opinion. However, if these conditions were waived, Republic would re-solicit the approval of its shareholders prior to completing the merger.
      The opinions of tax counsel regarding the merger will each rely on (1) representations and covenants made by Trustmark and Republic, including those contained in certificates of officers of Trustmark and Republic, and (2) certain assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the merger agreement. If any of those representations, covenants or assumptions is inaccurate, tax counsel may not be able to provide the required opinions. An opinion of tax counsel neither binds the Internal Revenue Service (“IRS”) nor precludes the IRS or the courts from adopting a contrary position. Neither Trustmark nor Republic intends to obtain a ruling from the IRS on the tax consequences of the merger, and as a result there can be no assurances that the IRS will not disagree with or challenge any of the conclusions herein.
Federal Income Tax Consequences to Republic and Trustmark
      The merger will be a reorganization within the meaning of Section 368(a) of the Code, and Trustmark and Republic will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Neither Trustmark nor Republic will recognize any gain or loss for federal income tax purposes as a result of the merger.
Federal Income Tax Consequence to Republic Shareholders
      For federal income tax purposes:

•	A shareholder of Republic who receives only shares of Trustmark common stock in the merger generally will not recognize any gain or loss, except for any gain or loss attributable to cash received in lieu of a fractional share of Trustmark common stock.

•	A shareholder of Republic who receives only cash in the merger will recognize gain or loss equal to the difference between the amount of cash received and the shareholder’s adjusted tax basis in the shares of Republic stock surrendered in the exchange.

•	A shareholder of Republic who receives both Trustmark common stock and cash in the merger will not recognize any loss on the exchange, and will recognize gain (if any) equal to the lesser of: (1) the amount of cash received (other than cash received in lieu of a fractional share of Trustmark common stock); or (2) the amount of gain realized (that is, the excess of the sum of the amount of cash received and the fair market value, on the date of the merger, of the shares of Trustmark common stock received over the shareholder’s adjusted tax basis in the shares of Republic stock surrendered in the exchange).

•	A shareholder of Republic who receives Trustmark common stock will have an adjusted tax basis in the Trustmark common stock received in the merger equal to the adjusted tax basis of the shares of Republic stock surrendered (other than any adjusted tax basis allocable to cash received in lieu of a fractional share of Trustmark common stock), increased by the amount of gain, if any, recognized (other than any gain recognized with respect to cash received in lieu of a fractional share of Trustmark common stock), and decreased by the amount of cash, if any, received (other than cash received in lieu of a fractional share of Trustmark common stock).

•	The holding period for shares of Trustmark common stock received in exchange for shares of Republic stock in the merger will include the holding period for the shares of Republic stock surrendered in the exchange.
Federal Income Tax Consequence to Republic Option Holders Who Exercise Their Options
      General. Depending on whether the Republic stock option is an incentive stock option described in Section 422 of the Code (an “ISO”) or is a non-qualified stock option taxed under Section 83 of the Code (a “NQSO”) and further depending on the merger consideration received by the Republic stock option, a Republic option holder who exercises his or her option to acquire shares of Republic stock may recognize income for federal income tax purposes and such income may be treated as wages for federal employment tax (FICA and Medicare).
      Once a Republic option holder exercises his or her Republic stock option and thereby becomes a holder of Republic stock, except as noted below in connection with disqualifying dispositions, the federal income tax consequences described in “The Merger – Material Federal Income Tax Consequences of the Merger – Federal Income Tax Consequence to Republic Shareholders” apply.
      Limitation on ISO Status – $100,000 First Exercisable Rule. In considering possible tax consequences, each Republic option holder should be aware that the Code places limits on ISO qualification and tax treatment. One important limit is that the aggregate fair market value of shares of Republic stock with respect to which any option holder may first exercise his or her ISOs during any calendar year may not exceed $100,000. In the event this limit is exceeded (whether at the time of initial grant or at any time thereafter, including by amendment of the option or by a vesting acceleration caused by the operation of any term or provision of the option), the portion of the option which permits exercises in excess of the $100,000 limit will be treated as a NQSO for federal income and employment taxation and withholding purposes.
      In determining whether the $100,000 limit is exceeded, the following rules apply: (1) the fair market value of stock is determined as of the date of grant; (2) except as provided in (3) below, options are taken into account in the order in which they are granted, and (3) an option is considered to be exercisable for the first time during a calendar year if the option will become exercisable at any time during the calendar year assuming the employee performs service until the vesting date. If exercisability is subject to an acceleration provision (e.g., change of control) or is otherwise accelerated by Republic, the option is then considered first exercisable in the calendar year in which the acceleration occurs. After an acceleration occurs, the options for which an acceleration has occurred are then taken into account in accordance with (2) above. However, an ISO that becomes exercisable as a result of an acceleration does not affect the application of the $100,000 limit with respect to any option exercised prior to the acceleration.
      Exercise of ISOs. A Republic option holder who exercises an ISO will not be subject to federal income or employment taxation or withholding at the time of exercise so long as the exercise occurs while continuously employed from the date of grant to the date of exercise or not more than three months, or one year if the Republic option holder is disabled, after ceasing to be an employee of Republic (the “employment service requirement”). If the option holder acquired the option by reason of the death of the employee to whom the option was granted, then the option is considered to retain its status as an ISO on exercise by the successor option holder if the employee satisfied the employment service requirement on the date of his or her death (assuming an exercise then).
      Notwithstanding the above described non-recognition from regular taxation, the excess of the fair market value of Republic stock over the exercise price on the date of exercise is a tax preference item for purposes of determining the Republic option holder’s alternative minimum tax. However, if the Republic stock acquired by exercise of the ISO is disposed of in a taxable transaction in the same year in which the exercise occurs, then that excess amount will cease to be a tax preference item.
      If an option which is designed to be an ISO is exercised more than three months, or more than one year if the Republic option holder is disabled, after ceasing to be an employee of Republic (i.e., the employment service requirement is not met), the option will be treated as a NQSO for federal income and employment taxation and withholding purposes.
      A Republic shareholder’s adjusted tax basis in the Republic stock acquired by exercise of an ISO is equal to the exercise price paid for the Republic stock. The holding period for the Republic shares acquired by exercise of an ISO commences on the date of such exercise.
      Disqualifying Disposition of Stock Acquired by Exercise of an ISO. A disposition of the shares acquired by exercise of an ISO after the expiration of the required ISO holding period (defined below) at a gain will generate a long-term capital gain in the year of disposition (assuming the stock is a capital asset within the meaning of Section 1221 of the Code).
      A disposition of the shares acquired by exercise of an ISO prior to the expiration of the required ISO holding period (a “disqualifying disposition”) will cause the shareholder to recognize as ordinary compensation income in the year of the disqualifying disposition. The amount of the ordinary compensation income will equal the excess of the fair market value of stock on the date of exercise over the exercise price for the stock (or, if less, the excess of the amount realized on the disposition over the exercise price). The balance of any gain in a disqualifying disposition will be a long-term or short-term capital gain depending on the stock holder’s holding period of the disposed stock.
      The “required ISO holding period” is the longer of two years from the date of grant of the ISO or one year from the date of exercise of the ISO.
      Compensation income recognized in a disqualifying disposition of stock acquired by exercise of an ISO will not be subject to federal income tax withholding or federal employment taxation or withholding on account of the disqualifying disposition.
      Exchange of Republic Shares Acquired by Exercise of an ISO Generally Is Not a Disqualifying Disposition. Except as noted below, the exchange of Republic stock acquired by exercise of an ISO prior to the merger for Trustmark common stock or a combination of Trustmark common stock and cash will not be treated as a disqualifying disposition where the required ISO holding period is not met. However, if all of a holder’s Republic stock is exchanged only for cash in the merger (i.e., no Trustmark common stock is received), then the disposition of Republic stock acquired by exercise of an ISO which has not been held for the required ISO holding period will be treated as a disqualifying disposition. In addition, the exchange of Republic stock acquired by exercise of an ISO which has not been held for the required ISO holding period for cash in lieu of a fractional share of Trustmark common stock will be treated as a disqualifying disposition.
      Trustmark Common Stock Received in Exchange for Republic Stock Acquired by Exercise of an ISO Continues to Be Subject to the ISO Rules. The Trustmark common stock received in exchange for Republic stock acquired by exercise of an ISO will continue to be considered stock acquired on exercise of an ISO and a later disposition prior to the expiration of the required ISO holding period will be treated as a disqualifying disposition.
      NQSOs. A Republic option holder who exercises a NQSO will be subject to federal income and employment taxation and withholding at the time of exercise. The income recognized will be ordinary compensation income in an amount equal to the excess of the fair market value of the Republic stock on the date of exercise over the exercise price. The income recognized will be subject to federal income tax withholding and federal employment taxation and withholding at the time of exercise.
      A Republic shareholder’s adjusted tax basis in the Republic stock acquired by exercise of a NQSO is equal to the exercise price paid for the Republic stock plus the amount includible in income as ordinary compensation income as a result of the exercise. The holding period for the Republic stock acquired by exercise of a NQSO commences on the date of such exercise.
Capital Gain Treatment
      Except in connection with disqualifying dispositions (as described above), it is anticipated that any gain recognized with respect to shares of Republic stock as a consequence of participating in the merger generally will be long-term capital gain if the shares of Republic stock have been held for more than one year. Long-term capital gain generally is taxable to individual shareholders at the rate of 15%.
Possible Treatment of Cash as a Dividend
      It is anticipated that any gain recognized by Republic shareholders will be treated as capital gain, as described above. However, it is possible that a Republic shareholder would instead be required to treat all or part of such gain as dividend income, if that shareholder’s percentage ownership in Trustmark (including shares that the shareholder is deemed to own) after the transaction is not meaningfully reduced from what the shareholder’s percentage ownership would have been had the holder received solely shares of Trustmark common stock, rather than a combination of cash and Trustmark common stock in the merger. Republic shareholders described in the preceding sentence should consult their own tax advisors about whether the receipt of cash in the merger will be treated as capital gain or dividend income under the Code.

Cash Received in Lieu of a Fractional Share
      Shareholders generally will recognize gain or loss on any cash received in lieu of a fractional share of Trustmark common stock. The amount of such gain or loss will be equal to the difference between the amount of cash received in lieu of the fractional share of Trustmark common stock and the portion of the shareholder’s aggregate adjusted tax basis in the Republic shares surrendered that is allocable to the fractional share of Trustmark common stock. Such gain or loss generally will be long-term capital gain or loss if the Republic stock exchanged for the fractional share of Trustmark common stock was held for more than one year as of the date of the merger unless such payment, under each such shareholder’s particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Code, described above.
Appraisal Rights
      If a Republic shareholder properly exercises appraisal rights, such shareholder will recognize a capital gain or loss equal to the difference between the amount of cash received through the exercise of such rights and such shareholder’s adjusted tax basis in its share of Republic stock, unless such payment, under each such shareholder’s particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Code, described above.
Backup Withholding and Information Reporting
      Information returns will be filed with the IRS in connection with cash payments for Republic shares pursuant to the merger. Backup withholding at a rate of 28% may apply to cash paid to a Republic shareholder, unless such shareholder furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal to be delivered to the shareholder following the completion of the merger.
      Any amount withheld under the backup withholding rules will be allowable as a refund or credit against a shareholder’s U.S. federal income tax liability, provided required information is furnished to the IRS. The IRS may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number.
Reporting Requirements
      Holders of Republic stock receiving Trustmark common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with their U.S. federal income tax return for the year in which the merger takes place a statement setting forth facts relating to the merger. The facts to be disclosed by such shareholder include the shareholder’s adjusted tax basis in the shares of Republic stock exchanged in the merger, the fair market value of the Trustmark common stock and the amount of cash received in the merger.
      The foregoing is a summary discussion of the material U.S. federal income tax consequences of the merger. The discussion is included for general information purposes only and may not apply to a particular Republic shareholder in light of such shareholder’s particular circumstances. You should consult your own tax advisor as to the particular tax consequences to you of the merger, including the application of state, local and foreign tax laws and possible future changes in federal income tax laws and the interpretation thereof, which can have retroactive effects.
Regulatory Considerations
      The merger is subject to approval by the Board of Governors of the Federal Reserve System (“Federal Reserve”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). In considering the approval of the merger, the BHC Act requires the Federal Reserve to review the financial conditions and future prospects of Trustmark and Republic and their respective subsidiary banks, the managerial resources, the convenience and needs of the communities to be served, and the parties’ effectiveness in combating money laundering activities.
      The Federal Reserve is also required to evaluate whether the merger would result in a monopoly or would be in furtherance of any combination or conspiracy or attempt to monopolize the business of banking in any part of the United States or otherwise would substantially lessen competition or tend to create a monopoly which in any manner would be in restraint of trade. If the Federal Reserve determines that an acquisition would substantially lessen competition, it will not approve the transaction unless it finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.
      In addition to filing the required application with the Federal Reserve, Trustmark must also file an application with and obtain the approval of the Office of the Comptroller of the Currency (“OCC”) for the merger of Republic National Bank into Trustmark Bank. When evaluating the bank merger, the OCC will look at factors such as the effect of the transaction on competition, the convenience and needs of the community to be served, the financial history of the merging financial institutions, the condition of the merging financial institutions, including capital, management, and earnings prospects and the adequacy of disclosure of the terms of the merger.
      Trustmark has filed the required applications with the Federal Reserve and the OCC. Although Trustmark does not know of any reason why it will not obtain approval from these regulators in a timely manner, Trustmark cannot be certain when it will obtain them or that it will obtain them at all.
      A period of 15 to 30 days must expire following approval by the Federal Reserve during which time the U.S. Department of Justice may file objections to the merger under the federal antitrust laws. While Republic and Trustmark do not know of any reason that the Department of Justice would challenge regulatory approval by the Federal Reserve and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.
      The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.
Accounting Treatment
      Trustmark will account for the merger using the purchase method of accounting. Under this method, Trustmark will record the acquired identifiable assets and liabilities assumed at their fair values at the time the merger is completed. Any excess of the purchase price over the sum of the fair values of tangible and identifiable intangible assets less liabilities assumed will be recorded as goodwill. Based on information as of March 31, 2006, management of Trustmark estimates that goodwill and other intangibles resulting from the merger will total approximately $169.4 million.
Effect on Employee Benefit Plans
      The merger agreement provides that Republic employees who continue to be employed by Trustmark after the merger will be entitled to participate, as newly hired employees, in the employee benefit plans and programs maintained for employees of Trustmark; however, except for Trustmark’s stock option plan, a Republic employee will be entitled to credit for prior service, and any eligibility, waiting period and pre-existing condition exclusion applicable to such plan will be waived if Republic provided a similar type of plan immediately prior to the merger. Similar benefit plans offered by Republic included a medical plan, a dental plan, a 401(k) plan, a voluntary life insurance plan, a voluntary accidental death & dismemberment plan, a long term disability plan, an employee stock purchase plan, a vacation and sick leave plan and a tuition reimbursement plan.

      Any vacation taken by a Republic employee for the calendar year in which the merger occurs will be deducted from the vacation benefits available to that employee for the remainder of the calendar year. Trustmark further agrees to credit the Republic employees and their eligible dependents for the year during which closing occurs with any deductibles already incurred during such year under Republic’s group health plan.
      Republic shall be entitled to accrue for normal employee bonuses for the 2006 year. Accrued bonuses shall be payable in accordance with Trustmark’s incentive compensation plan to eligible employees on March 15, 2007, provided the eligible employee is employed by Trustmark on March 1, 2007.
Restrictions on Resales by Affiliates
      The shares of Trustmark common stock to be issued in the merger will be registered under the Securities Act of 1933 and will be freely transferable except for any shares received by any shareholder who may be deemed to be an “affiliate” of Republic at the effective time of the merger. Affiliates of Republic may sell their shares of Trustmark common stock acquired in the merger only in transactions registered under the Securities Act or permitted by the resale provisions of Rules 144 and 145 under the Securities Act or as otherwise permitted by the Securities Act. Persons who may be deemed affiliates of Republic generally include individuals or entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with Republic and include directors and executive officers of Republic. In addition, any executive officer or director of Republic who becomes an affiliate of Trustmark will be required to comply with the resale requirements under Rule 144 of the Securities Act. The restrictions on resales by an affiliate extend also to related parties of the affiliate, including parties related by marriage who live in the same home as the affiliate.
DISSENTERS’ RIGHTS OF APPRAISAL
      The following section of this proxy statement/ prospectus describes material aspects of the law pertaining to dissenters’ rights under Texas law. If you wish to dissent from the merger and receive the fair value in cash of your shares of Republic common stock or preferred stock instead of receiving the merger consideration, you should carefully read the following discussion, review the full text of the applicable law relating to dissenters’ rights which is attached to this proxy statement/ prospectus as Appendix C, and consult with your legal counsel before electing or attempting to exercise these rights.
      If you hold one or more shares of Republic stock, you are entitled to dissenters’ rights under Texas law. This means that if you properly dissent from the merger of Republic into Trustmark pursuant to the merger agreement, you will receive an amount in cash representing the fair value of the shares of Republic stock that you hold. This value may be more or less than the value of the merger consideration that you would otherwise receive pursuant to the merger agreement. The availability of your right to dissent from the merger and obtain the fair value of your shares of Republic stock is conditioned upon compliance with a complicated procedure that is set forth in Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act, which are referred to in the following discussion as the dissent provisions. The following discussion is only a summary of the dissent provisions. A copy of the full text of Articles 5.11, 5.12 and 5.13 is attached at Appendix C to this proxy statement/ prospectus. You will lose your dissenters’ rights in the merger if you do not properly comply with the procedures set forth in the dissent provisions.
How to Exercise and Perfect Your Right to Dissent
      To be eligible to exercise your right to dissent to the merger:

•	you must, prior to the Republic special meeting, provide Republic with a written objection to the merger that states that you intend to exercise your right to dissent if the merger agreement is approved and the merger is completed and that provides an address to which Trustmark may send a notice if the merger is completed; and

•	you must not vote your shares of Republic stock in favor of the merger agreement.

      If you intend to dissent from the merger, you should send the notice to:
Republic Bancshares of Texas, Inc.
4200 Westheimer, Suite 101
Houston, Texas 77027
Attention: C. P. Bryan
      If you vote your shares of Republic stock at the special meeting to approve the merger agreement, you will lose your right to dissent from the merger. You will instead receive shares of Trustmark common stock and cash as described in the merger agreement. If you comply with the two items above and the merger is completed, Trustmark will send you a written notice advising you that the merger has been completed. Trustmark must deliver this notice to you within ten days after the merger is completed.
      If you wish to receive the fair value of your shares of Republic stock in cash, you must, within ten days of the date the notice was delivered or mailed to you by Trustmark, send a written demand to Trustmark for payment of the fair value of your shares of Republic stock. The fair value of your shares of Republic stock will be the value of the shares on the day immediately preceding the Republic special meeting, excluding any appreciation or depreciation in anticipation of the merger. Your written demand and any notice addressed to Trustmark must be sent to:
Trustmark Corporation
248 E. Capitol Street, Suite 310
Jackson, Mississippi 39201
Attention: Zach L. Wasson
Your Demand for Payment
      Your written demand must state how many shares of Republic stock you own and your estimate of the fair value of your shares of Republic stock. If you fail to send this written demand to Trustmark within ten days of Trustmark’s delivery of your notice, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of Republic stock. Instead, you will receive shares of Trustmark common stock and cash as described in the merger agreement. You must also, within 20 days of making a demand for payment, submit the stock certificates representing your shares of Republic stock to Trustmark. Trustmark will make a notation on your stock certificates indicating that a demand for payment has been made and may return the share certificates to you. If you fail to submit your stock certificates to Trustmark for notation, Trustmark may, at its option, terminate your right to receive a cash payment for your shares, unless a court otherwise directs Trustmark.
Trustmark’s Actions Upon Receipt of Your Demand for Payment
      Within 20 days after Trustmark receives your demand for payment and your estimate of the fair value of your shares of Republic stock, Trustmark must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.
      If Trustmark accepts your estimate, Trustmark will notify you that it will pay the amount of your estimated fair value within 90 days of the merger being completed. Trustmark will make this payment to you only if you have surrendered the share certificates representing your shares of Republic stock, duly endorsed for transfer, to Trustmark.
      If Trustmark does not accept your estimate, Trustmark will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you within 90 days of the merger being completed, which you may accept within 60 days or decline.
Payment of the Fair Value of Your Shares of Republic Stock Upon Agreement
      If you and Trustmark have reached an agreement on the fair value of your shares of Republic stock within 60 days after the merger is completed, Trustmark must pay you the agreed amount. The payment must be made by Trustmark within 90 days after the merger is completed, provided that you have surrendered the share certificates representing your shares of Republic stock, duly endorsed for transfer, to Trustmark.
Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled
      If you and Trustmark have not reached an agreement as to the fair market value of your shares of Republic stock within 60 days after the merger is completed, you or Trustmark may, with 60 days after the expiration of the 60-day period, commence proceedings in Harris County, Texas, asking the court to determine the fair value of your shares of Republic stock. The court will determine if you have complied with the dissent provisions and if you have become entitled to a valuation of and payment for your shares of Republic stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares. The appraisers will determine the fair value of your shares and will report this value to the court. The court will consider the report, and both you and Trustmark may address the court about the report. The court will determine the fair value of your shares and direct Trustmark to pay that amount, plus interest, which will begin to accrue 91 days after the merger is completed.
Rights as a Shareholder
      If you have made a written demand on Trustmark for payment of the fair value of your shares of Republic stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder except the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares or money damages with respect to the merger.
Withdrawal of Demand
      If you have made a written demand on Trustmark for payment of the fair value of your Republic stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the merger and your status as a shareholder will be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim.
U.S. Federal Income Tax Consequences
      With respect to the tax consequences of exercising appraisal rights, please refer to the section of the proxy statement/ prospectus entitled “The Merger—Material Federal Income Tax Consequences of the Merger—Appraisal Rights” on page [          ].
INFORMATION ABOUT REPUBLIC
General
      Republic was incorporated as a business corporation under the laws of the State of Texas on May 17, 2001 for the purpose of serving as a bank holding company for Republic National Bank. Republic National Bank was chartered as a national banking association which began operations on November 13, 1998.
      Republic offers a diversified range of commercial and personal banking products and services to small- and medium-sized businesses and consumers located primarily in the greater Houston metropolitan area. Republic presently has six (6) full-service banking offices located in Houston. Republic offers checking accounts, savings accounts, certificates of deposit, bank-by-mail and 24-hour depository facilities, drive-up banking, cashier’s checks, travelers checks, savings bonds, consumer loans, commercial loans, commercial payroll accounts, merchant bank card services, lock-box and other cash management services, safe deposit boxes and online banking services. Republic’s business emphasis is to provide personal, responsive and dependable banking services to individuals, professionals and owner-operated businesses. Republic does not presently offer trust services. Through Star-NET, Republic’s online banking product, customers can view their account information, transfer funds and download information to a personal finance software program. Online bill payment services are also available for an additional fee.
Employees and Employee Relations
      As of March 31, 2006, Republic had 138 full-time equivalent employees, 60 of whom were officers. Republic provides medical insurance and other benefits to full-time employees and considers relations with employees to be excellent. Republic’s employees are not represented by any collective bargaining group.
Competition
      Republic has substantial competition in lending funds and attracting and retaining deposits. The primary factors in competing for loans are the range and quality of lending services offered, interest rates and loan origination fees. In competing for commercial loans (a targeted growth segment), management believes that the personal relationships between lending officers and commercial borrowers is a primary factor. Competition for the origination of real estate loans normally comes from other commercial banks, thrift institutions, mortgage bankers, finance and insurance companies. The primary factors in competing for deposits are the range and quality of financial services offered, the ability to offer attractive rates and the availability of convenient locations. There is direct competition for deposits from commercial banks, credit unions and thrift institutions. Additional significant competition for savings deposits comes from other investment alternatives, such as money market funds, credit unions, and corporate and government securities.
      Republic expects increased competition. Management believes that the consolidation within the financial services industry will likely continue which means that the number of locally-owned financial institutions will decrease and that Republic will increasingly compete against larger regional and out-of-state banks. Although Republic has been able to compete effectively in its market areas to date, there is no assurance that Republic will continue to do so in the future.
Properties
      Republic currently operates six banking office locations in Houston, Texas. The following table sets forth specific information on Republic’s offices, each of which offers full banking operations provided by a full complement of lobby staff (including tellers, new account representatives, and lending professionals on site), safe-deposit boxes, an automated teller machine, and drive-through banking services:

	Real		Size in Square		Deposits at
	Estate	Building	Feet		March 31, 2006
Banking Office	Owned	Owned	(Approximate)	Location	(in thousands)

Champions	No	Yes	8,200	6809 FM 1960 West	$172,265
Cypress Station	No	Yes	5,000	1055 FM 1960 West	84,338
River Oaks	No	No	11,775	4200 Westheimer Road	179,311
Memorial	No	No	8,800	10301-A Katy Freeway	76,438
Northwest Freeway	Yes	Yes	11,400	14604 Northwest Freeway	54,963
Southeast	Yes	Yes	2,100	4130 Fairmont Parkway	21,899

					$589,214

Legal Proceedings
      Republic and Republic National Bank are involved in routine legal proceedings from time to time in the normal course of business. Management does not believe that there is any pending or threatened proceeding against Republic or Republic National Bank which, if determined adversely, would have a material adverse effect on the business, financial position or results of operations of Republic or Republic National Bank.
Security Ownership of Certain Beneficial Owners and Management
      The following table sets forth certain information regarding the beneficial ownership of Republic common stock as of May 31, 2006, by all (1) directors, (2) executive officers, (3) each person who is known by Republic to own beneficially 5% or more of our common stock and (4) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Republic believes that each person has sole voting and dispositive power over the shares indicated as owned by such person.
      Information relating to beneficial ownership of the common stock set forth below is based upon “beneficial ownership” concepts set forth in rules of the Securities and Exchange Commission under Section 13(d) of the Exchange Act. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no economic interest. For instance, beneficial ownership includes spouses, minor children and other relatives residing in the same household, and trusts, partnerships or corporations which are affiliated with the shareholder.

			Percentage of
	Number of		Common	Number of	Percentage of
	Shares of		Stock	Shares of	Preferred Stock
	Common		Beneficially	Preferred	Beneficially
Name	Stock		Owned(1)	Stock	Owned(2)

C. P. Bryan	340,715	(3)	8.90%	—	*
R. John McWhorter	35,993	(4)	*	—	*
Gerald W. Bodzy	41,600	(5)	1.13	—	*
Donn C. Fullenweider	28,432		*	—	*
James C. Hassell	81,000	(6)	2.19	—	*
Wayne C. Owen	96,700		2.62	—	*
Executives officers and directors as a group (6 persons)	624,440		16.21%	—	*

*	Indicates beneficial ownership which does not exceed 1.0%.

(1)	The percentage beneficially owned was calculated based on 3,690,717 shares of common stock issued and outstanding as of May 31, 2006. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of common stock held by such shareholder or group and exercisable within 60 days.

(2)	The percentage beneficially owned was calculated based on 353,734 shares of preferred stock issued and outstanding as of May 31, 2006.

(3)	Includes 99,000 shares held of record by the C. P. Bryan IRA and 136,000 shares which may be acquired within 60 days pursuant to fully vested stock options.

(4)	Includes 12,300 shares which may be acquired within 60 days pursuant to fully vested stock options.

(5)	Consists of 41,600 shares held of record by Bodzy Investment Partnership, Ltd., of which Mr. Bodzy is the general partner.

(6)	Includes 16,000 shares held of record by Hassell Construction Company, Inc. and 1,000 shares held of record by James C. Hassell Inter-vivos Trust, both of which are controlled by Mr. Hassell, and 14,000 shares which may be acquired within 60 days pursuant to outstanding stock options.
DESCRIPTION OF TRUSTMARK COMMON STOCK
      The authorized capital stock of Trustmark consists of 250,000,000 shares of Trustmark common stock, no par value, and 20,000,000 shares of preferred stock, no par value. As of March 31, 2006, there were 55,680,234 shares of common stock issued and outstanding. No shares of preferred are issued and outstanding.
      Except in the election of directors (in which shareholders have cumulative voting rights) each share of Trustmark common stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. Holders of Trustmark common stock are entitled to receive dividends when, as and if declared by Trustmark’s board of directors out of funds legally available for the payment of dividends and, upon liquidation, to receive pro rata all assets, if any, of Trustmark available for distribution to shareholders. Holders of Trustmark common stock have no preemptive rights to subscribe for any additional securities of any class that Trustmark may issue, nor any conversion, redemption or sinking fund rights.
      The rights and privileges of holders of Trustmark common stock are subject to any preferences that the Trustmark Board of Directors may set for any series of Trustmark preferred stock that Trustmark may issue in the future.
COMPARISON OF THE RIGHTS OF TRUSTMARK’S AND REPUBLIC’S SHAREHOLDERS
      If the merger becomes effective, holders of Republic’s common and preferred shares who receive part of the merger consideration in the form of Trustmark common stock will become shareholders of Trustmark. The following is a summary of the material differences between the rights of holders of Trustmark common stock and the holders of Republic common stock and Series A preferred stock. Because Trustmark is incorporated under the laws of Mississippi and Republic is incorporated under the laws of Texas, the differences in the rights of holders of Trustmark stock and those of holders of Republic stock arise from differing provisions of the Mississippi Business Corporations Act (MBCA) and the Texas Business Corporation Act (TBCA), in addition to differing provisions of their respective articles of incorporation and bylaws.
      The rights of the holders of Republic’s common stock and the holders of Republic’s Series A preferred stock are identical except with respect to voting rights, dividend rights and liquidation preferences. Whereas holders of Republic’s common stock may vote on any matter that is subject to shareholder approval, the holders of Republic’s Series A preferred stock are entitled to vote only upon proposals for a change in control of Republic or any amendment to Republic’s articles of incorporation if the amendment would affect the Series A preferred stock. With respect to dividend rights, when and if declared and paid by Republic, holders of Republic’s common stock are not entitled to receive dividends unless such dividends are paid in full on the Series A preferred stock prior to the receipt of dividends by the holders of common stock. While holders of Republic’s common stock have no liquidation preference in the distribution of Republic’s assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of Republic, the holders of Series A preferred stock are entitled to a preference in such event equal to the greater of the book value per share of the preferred stock as of the date of liquidation, the amount per share to be paid to holders of common stock or $10.00 per share (which was the book value per share of Republic common stock as of September 30, 2005).

      The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of Trustmark and Republic shares. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the MBCA and the TBCA and the respective governing corporate documents of Trustmark and Republic, to which the shareholders of Republic are referred.

	Trustmark	Republic

Special Meetings of Shareholders	Mississippi law provides that a special meeting of the shareholders may be called by (a) the board of directors or the person or persons authorized to do so by the articles of incorporation or bylaws, or (b) unless the articles of incorporation provide otherwise, the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at a proposed special meeting.	Under Texas law, special meetings of the shareholders of a corporation may be called by the president, by the board of directors or by other persons so authorized in the corporation’s articles of incorporation or bylaws, or the holders of not less than 10% of all shares entitled to vote at the meeting, unless a different percentage, not to exceed 50%, is provided for in the articles of incorporation.
Board of Directors	• Minimum size is 5	• Minimum size is 1
	• Maximum size is 26	• No maximum size
	• Current size is 11	• Current size is 5
	• The number of directors is fixed, from time to time, by the Board.	• The number of directors is fixed, from time to time, by the Board.
Election of Directors	Under Mississippi law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting of shareholders at which a quorum is present, unless otherwise provided in the articles of incorporation.

Shareholders of Trustmark have the right to cumulate their votes for directors. Each shareholder is entitled to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates.

Each director of Trustmark is elected for a one-year term. This means that the entire board is elected at each annual meeting of the shareholders.	Under Texas law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless otherwise provided in the articles of incorporation or the bylaws of a corporation.

Shareholders of Republic are permitted to cumulate their votes in the election of directors. Each share of Republic common stock has one vote for each nominee for director, which may be cast for as many persons as there are directors to be elected or cumulated to give one candidate as many votes as the number of such directors multiplied by the number of his shares or by distributing such votes on the same principal among any number of such candidates. A shareholder who intends to cumulate his votes must give

	Trustmark	Republic

prior written notice to Republic. Each director of Republic is elected for a one-year term. This means that the entire board is elected at each annual meeting of the shareholders.
Removal of Directors and Board Vacancies	Mississippi law provides that the shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that a director may only be removed for cause. A director may be removed by the majority vote of the shareholders at the shareholders meeting expressly called for the purpose of removing the director or directors, unless the number of votes sufficient to elect the director is cast against removal.

Any vacancies existing in the board of directors may be filled by (a) the shareholders entitled to vote thereon, (b) the board of directors, or (c) if the directors remaining in office constitute less than a quorum, then the remaining directors may fill the vacancy by the vote of the majority of the directors remaining in office. A director elected to fill a vacancy will hold office for the remainder of the term of his or her predecessor in office.	Texas law provides that at any meeting of shareholders called expressly for that purpose, any director or the entire board of directors may be removed, with or without cause, by a specified portion of votes not less than a majority of shares entitled to vote at an election of directors, unless otherwise provided in a corporation’s articles of incorporation or bylaws.

Republic’s bylaws provide that any director or the entire board of directors may be removed with or without cause by the vote of the holders of a majority of the shares then entitled to vote at an election of directors.

Any vacancies existing in the members of the board of directors of Republic may be filled by the vote of (a) the holders of a majority of the outstanding shares entitled to vote thereon or (b) a majority of the remaining directors, though less than a quorum. A director elected to fill a vacancy will hold office for the remainder of the term of his or her predecessor in office.
Dividends and Other Distributions	Dividends and other distributions are subject to statutory restrictions under Mississippi law and certain regulatory restrictions.	Dividends and other distributions are subject to statutory restrictions under Texas law and certain regulatory restrictions.
Shareholder Nominations and Shareholder Proposals	Bylaws establish advance notice procedures for the nomination of candidates for election as directors by persons other than existing management.	Republic has no notice procedures for the nomination of candidates or the proposal of business.
Indemnification; Limitation of Director Liability	Section 79-4-8.51 of the Mississippi Code of 1972, as amended, provides that a corporation may indemnify a	Article 7.06 of the Texas Miscellaneous Corporation Laws Act provides that the articles of incorporation may provide that a

	Trustmark	Republic

director: (a) if the director acted in good faith and in the best interests of the corporation; or (b) to the extent permitted or required under the corporation’s bylaws. However, a corporation generally may not indemnify a director under Section 79-4-8.51 (a) in connection with a proceeding by or in the right of the corporation; or (b) in connection with any proceeding for which the director was adjudged liable on the basis that the director received a financial benefit to which he was not entitled. Section 79-4-8.52 provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Trustmark’s articles of incorporation provide that Trustmark will indemnify its directors and officers against liabilities arising out of his or her status as a director or officer but not if found guilty or liable for negligent or willful misconduct and not as to penalties imposed by any applicable bank regulatory authority.	director of the corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except that the liability of a director cannot be limited to the extent the director is found liable for (a) a breach of the director’s duty of loyalty to the corporation or its shareholder, (b) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law, (c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, or (d) an act or omission for which the liability of a director is expressly provided by an applicable statute.

Republic’s articles of incorporation provide for indemnification, by action of the board of directors, for any director, officer, employee or agent of Republic and nominees and designees who are not or were not officers, employees, or agents of Republic but who are or were serving at the request of Republic as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another enterprise or employee benefit plan as and to the fullest extent permitted by law.
Vote Required for Certain Shareholder Action	Mississippi law provides that on matters other than the election of directors, the affirmative vote of the holders of a majority of the shares entitled to vote and represented at the shareholders’ meeting shall be the act of the shareholders, unless the vote of a greater number is required by law	Texas law provides that on matters other than the election of directors, the affirmative vote of the holders of a majority of the shares entitled to vote and represented at the shareholders’ meeting shall be the act of the shareholders, unless the vote of a greater number is required by

	Trustmark	Republic

or the articles of incorporation.

Trustmark’s bylaws provide that the vote of the holders of a majority of the shares of Trustmark stock entitled to vote on a matter and represented at a meeting at which a quorum is present, voting as a single class, shall be sufficient to approve such matter.	law, the articles of incorporation or the bylaws. Under Texas law, a corporation’s articles of incorporation may provide for a different level of approval, not less than a majority.

Republic’s articles of incorporation generally provide that the vote of the holders of a majority of the shares of Republic’s stock entitled to vote on a matter and represented at a meeting in which a quorum is present, voting as a single class, will be sufficient to approve such matter, unless the vote of a greater number or separate voting of the classes of stock is otherwise required by law, Republic’s articles of incorporation or bylaws. Holders of preferred stock are entitled to vote only upon a merger, acquisition or other business combination in which Republic is not the surviving entity, a sale of all or substantially all of the assets or any amendment to the articles of incorporation that would affect the preferred stock as required by Texas law.
Anti-Takeover Statutes	Mississippi Control Share Acquisition Act applies to Trustmark.	Texas Business Combination Law applies to Republic.
Amendments to Articles of Incorporation and Bylaws	Mississippi law provides that a corporation’s articles of incorporation may be amended by the board of directors without shareholder approval to change each issued and unissued share of an outstanding class into a greater number of whole shares if the corporation has only shares of that class outstanding and to accomplish certain ministerial tasks. All other amendments to the articles of incorporation must be (a) approved by the board of directors and recommended to the shareholders, and (b) approved by the majority of the votes entitled to be cast on the amendment.	Under Texas law, a corporation’s articles of incorporation may be amended by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the amendment and the holders of two-thirds of the outstanding shares of each class or series entitled to vote on the amendment, unless a different number, not less than a majority, is specified in the corporation’s articles of incorporation.

Republic’s articles of incorporation do not provide for a different number of outstanding shares required to amend the articles of incorporation.
	Under Mississippi law and	Under Texas law, unless a

	Trustmark	Republic

Trustmark’s bylaws, Trustmark’s board of directors may amend or repeal the bylaws unless: (a) the articles of incorporation reserve the right exclusively to the shareholders; or (b) the shareholders, in amending or repealing a particular bylaw, expressly provide that the board of directors may not amend or repeal that bylaw. Trustmark’s shareholders may also amend or repeal the bylaws.	corporation’s articles of incorporation or a bylaw adopted by the shareholders provides otherwise, a corporation’s shareholders may amend the bylaws.

Republic’s bylaws provide that the bylaws may be adopted, amended or repealed by the board of directors and Republic’s shareholders do not have power to adopt, amend or repeal the bylaws.
Shareholders’ Rights of Dissent and Appraisal	Section 79-4-13.02 of the Mississippi Code of 1972, as amended, provides that no dissenters’ rights are available for corporations whose shares are publicly traded.	The TBCA provides for dissenters’ rights in Articles 5.11, 5.12 and 5.13.
OTHER BUSINESS
      As of the date of this proxy statement/ prospectus, Republic’s board of directors is not aware of any business to come before the special meeting other than those matters described in this proxy statement/ prospectus. However, if any other matters should properly come before the special meeting or an adjournment or postponement thereof, shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.
LEGAL MATTERS
      The validity of the shares of Trustmark common stock offered by this proxy statement/ prospectus will be passed upon by Brunini, Grantham, Grower & Hewes, PLLC. Certain legal matters with respect to the merger will be passed upon for Republic by Bracewell & Giuliani LLP, Houston, Texas.
EXPERTS
      The consolidated financial statements of Trustmark Corporation as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      Trustmark files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any reports, statements or certain other information that Trustmark files with the SEC at the SEC’s Public Reference Room, 100 F Street. N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

      Trustmark has filed the registration statement to register with the SEC the Trustmark common stock to be issued to Republic shareholders in the merger. This proxy statement/ prospectus is a part of that registration statement and constitutes a prospectus of Trustmark. As allowed by the SEC rules, this proxy statement/ prospectus does not contain all the information you can find in Trustmark’s registration statement or the exhibits to the registration statement.
      The SEC allows Trustmark to “incorporate by reference” information into this proxy statement/ prospectus, which means that Trustmark can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/ prospectus, except for any information superseded by information contained directly in this proxy statement/ prospectus or in later filed documents incorporated by reference in this proxy statement/ prospectus.
      This proxy statement/ prospectus incorporates by reference the documents set forth below that Trustmark has previously filed with the SEC and that contain important information about Trustmark and its businesses.

Annual Report on Form 10-K	For the fiscal year ended December 31, 2005
Quarterly Report on Form 10-Q	For the quarter ended March 31, 2006
Proxy Statement on Schedule 14A	Filed on April 7, 2006
Current Reports on Form 8-K	Filed on May 18, 2006; May 17, 2006; April 17, 2006; April 14, 2006; April 13, 2006; and January 31, 2006
      Trustmark also incorporates by reference additional documents that may be filed with the SEC between the date of this proxy statement/ prospectus and the completion of the merger or the termination of the merger agreement (other than information in such future filings deemed, under SEC rules, not to have been filed). These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.
      Trustmark has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to Trustmark, and Republic has supplied all such information relating to Republic.
      Any of the documents incorporated by reference can be obtained from Trustmark, the SEC or the SEC’s Internet web site as described above. Documents incorporated by reference are available from Trustmark without charge, excluding all exhibits except those that Trustmark has specifically incorporated by reference in this proxy statement/ prospectus. Shareholders may obtain documents incorporated by reference in this proxy statement/ prospectus by requesting them in writing or by telephone from Trustmark, 248 E. Capitol Street, Jackson, MS 39201, Attention: Joseph Rein (601) 208-6898.
      If you would like to request documents, please do so by [     ], 2006 to receive them before the meeting.
      You should rely only on the information contained or incorporated by reference into this proxy statement/ prospectus. Trustmark and Republic have not authorized anyone to provide you with information that is different from that contained in this proxy statement/ prospectus or in any of the materials that have been incorporated by reference into this document. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.
      This proxy statement/ prospectus is dated [                    ]. You should not assume that the information contained in this proxy statement/ prospectus is accurate as of any date other than the date of this proxy statement/ prospectus. Neither the mailing of this proxy statement/ prospectus to shareholders nor the issuance of Trustmark common stock in the merger creates any implication to the contrary.

Appendix A
AGREEMENT AND PLAN OF REORGANIZATION AND FIRST AMENDMENT

AGREEMENT AND PLAN OF REORGANIZATION
by and among
TRUSTMARK CORPORATION
and
REPUBLIC BANCSHARES OF TEXAS, INC.
Dated as of April 13, 2006

(STOCK/ CASH TRANSACTION)

Page

Section 12.8.	Modifications or Waiver	A-38
Section 12.9.	Severability	A-39
Section 12.10.	Assignment	A-39
Section 12.11.	Consolidation of Agreements	A-39
Section 12.12.	Counterparts	A-39
Section 12.13.	Binding on Successors	A-39
Section 12.14.	Gender	A-39
Section 12.15.	Disclosures	A-39

Exhibit A	Company Merger Agreement

Exhibit B	Bank Merger Agreement

Exhibit C	Affiliate Agreement

Exhibit D	Bryan Amendment to Employment Agreement

Exhibit E	McWhorter Amendment to Employment Agreement

Exhibit F	Bryan Employment Agreement

Exhibit G	Trustmark Peer Group

AGREEMENT AND PLAN OF REORGANIZATION
      This Agreement and Plan of Reorganization (“Agreement”) dated as of April 13, 2006 is by and among Trustmark Corporation, a Mississippi corporation (“Trustmark”) and Republic Bancshares of Texas, Inc., Houston, Texas, a Texas corporation (“Republic”).
      WHEREAS, Republic desires to affiliate with Trustmark and Trustmark desires to affiliate with Republic in the manner provided in this Agreement; and
      WHEREAS, the Boards of Directors of Trustmark and Republic believe that the acquisition of Republic by Trustmark in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto is desirable and in the best interests of their respective shareholders; and
      WHEREAS, the respective Boards of Directors of Trustmark and Republic have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement;
      NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, the parties agree as set forth below.
INTRODUCTION
      A.     This Agreement provides for the merger of Republic with and into Trustmark with Trustmark as the survivor (the “Merger”), all pursuant to the terms and conditions set forth in this Agreement. In connection with the Merger, Trustmark will acquire all of the issued and outstanding shares of (i) common stock, $1.00 par value, of Republic (“Republic Common Stock”) and (ii) Series A Preferred Stock, $1.00 par value, of Republic (“Republic Series A Stock”) (collectively, the Republic Common Stock and the Republic Series A Stock are sometimes referred to herein as the “Republic Stock”) for an aggregate consideration as set forth in this Agreement.
      B.     This Agreement also provides for the merger of Republic’s wholly-owned Delaware Subsidiary, RBT Holdings, Inc. (“Republic-Delaware”), with and into Republic prior to consummation of the Merger.
      C.     It is contemplated that immediately following consummation of the Merger, Republic National Bank (“Republic Bank”), a national banking association and wholly owned Subsidiary of Republic, will be merged (the “Bank Merger”) with and into Trustmark National Bank, a wholly-owned Subsidiary of Trustmark, with Trustmark National Bank as the surviving entity.
I.     THE MERGERS
           Section 1.1.     Mergers. Upon the terms and subject to the conditions set forth in this Agreement and the Company Merger Agreement in the form attached hereto as Exhibit A, at the Effective Time (as defined in Section 7.2 of this Agreement), Republic shall be merged with and into Trustmark (which, as the surviving corporation, is hereinafter referred to as “Continuing Corporation” whenever reference is made to it at or after the Effective Time) under the Articles of Incorporation of Trustmark and pursuant to the provisions of, and with the effect provided in Sections 79-4-11.01 et seq. of the Mississippi Code of 1972, as amended.
           Immediately following the Merger and pursuant to this Agreement and the Bank Merger Agreement in the form attached hereto as Exhibit B, Republic Bank shall be merged with and into Trustmark National Bank under the Articles of Association of Trustmark National Bank. As a result of and as part of the Bank Merger, on the Effective Date (as defined in Exhibit B) of the Bank Merger each of the issued and outstanding shares of Republic Bank common stock shall be cancelled and retired and shall cease to exist. As a consequence of the Bank Merger, all assets of Republic Bank, as they exist on the Effective Date, shall pass to and vest in Trustmark National Bank without any conveyance or transfer, and Trustmark National Bank shall be responsible for all liabilities of every kind and description of Republic Bank as of the Effective Date.
           Section 1.2.  Articles of Incorporation, Bylaws and Facilities of Continuing Corporation. At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Incorporation of Continuing Corporation shall be the Articles of Incorporation of Trustmark as in effect at the Effective Time. Until altered, amended or repealed as therein provided and in the Articles of Incorporation of Continuing Corporation, the Bylaws of Continuing Corporation shall be the Bylaws of Trustmark as in effect at the Effective Time. Unless and until changed by the Board of Directors of Continuing Corporation, the main office of Continuing Corporation shall be the main office of Trustmark as of the Effective Time. The established offices and facilities of Republic immediately prior to the Merger shall become established offices and facilities of Continuing Corporation. The Board of Directors of the Continuing Corporation shall be the Board of Directors of Trustmark at the Effective Time, each of whom shall serve until duly elected and qualified. The executive officers of the Continuing Corporation shall be the executive officers of Trustmark at the Effective Time. Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of Continuing Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of Republic and Trustmark and their respective shareholders, Boards of Directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Corporation and shall be as effective and binding thereon as the same were with respect to Republic and Trustmark, respectively, as of the Effective Time.
           Section 1.3.  Effect of Merger. At the Effective Time, the corporate existence of Republic and Trustmark shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Continuing Corporation, and Continuing Corporation shall be deemed to be a continuation in entity and identity of Republic and Trustmark. All rights, franchises and interests of Republic and Trustmark, respectively, in and to any type of property and chooses in action shall be transferred to and vested in Continuing Corporation by virtue of the Merger without any deed or other transfer. Continuing Corporation, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates and lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Republic and Trustmark, respectively, as of the Effective Time. At the Effective Time, the directors and officers of Trustmark shall become the directors and officers of Continuing Corporation.
           Section 1.4.  Liabilities of Continuing Corporation. At the Effective Time of the Merger, Continuing Corporation shall be liable for all liabilities of Republic and Trustmark. All deposits, debts, liabilities, obligations and contracts of Republic and of Trustmark, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of Republic or Trustmark, as the case may be, shall be those of Continuing Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either Republic or Trustmark shall be preserved unimpaired subsequent to the Merger.
           Section 1.5.  Merger Consideration. As a result of and as part of the Merger and subject to the adjustments and limitations provided for in Sections 1.8 through 1.15 of this Agreement, shares of Republic Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined in Section 1.7 of this Agreement), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive cash or shares of common stock, no par value, of Trustmark (“Trustmark Common Stock”) or combination of both (the “Merger Consideration”), on the basis described herein.

           Section 1.6.  Republic Stock Options. Republic shall take all actions necessary to accelerate vesting of all the outstanding Republic Stock options outstanding on the date of this Agreement (which options are listed in Schedule 2.2); provided, however, no Republic Stock options that were not vested as of February 28, 2006, may become vested until ten (10) days prior to the Effective Time. Holders of vested stock options who exercise them at least three (3) days prior to the Effective Time shall be entitled to payment of the Merger Consideration in accordance with this Article I. Trustmark shall not assume, or provide any Merger Consideration for, a stock option that remains unexercised within three (3) days of the Effective Time, or for any Republic Stock acquired by exercising a stock option after three (3) days prior to the Effective Time.
           Section 1.7.  Dissenting Shares. Each share of Republic Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Merger and who has delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Article 5.12 of the Texas Business Corporation Act (“TBCA”), is referred to herein as a “Dissenting Share.” Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 1.5 of this Agreement and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the TBCA unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under Article 5.12 of the TBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon.
           Section 1.8.  Election Procedures and Exchange of Shares. At least thirty (30) days prior to the date of the Republic shareholders meeting to approve the Merger (the “Meeting Date”), Republic shall deliver to Trustmark a list of Republic’s shareholders which shall include each shareholder’s name, address and the number of shares of Republic Stock owned. Subject to the provisions of Sections 1.5, 1.6, and 1.9 through 1.15 hereof, each holder of shares of Republic Stock as of the date thirty (30) days prior to the Meeting Date (the “Record Date”) and the option holders listed in Schedule 2.2 shall be given the opportunity to elect, in accordance with the procedures set forth in Section 1.10 hereof (the “Election”), to convert their shares of Republic Stock into either:
                (a)     cash in an amount equal to $44.00 per share for all of the shares of Republic Stock owned by such holder of record as of the Record Date (the “Available Cash Election”); or
                (b)     shares of Trustmark Common Stock in an amount equal to the Exchange Ratio times the number of shares of Republic Stock owned by such holder of record as of the Record Date (the “Share Election”). The Exchange Ratio shall be equal to 1.3968; or
                (c)     a combination of cash and Trustmark Common Stock for all of the shares of Republic Stock owned by such holder of record as of the Record Date (the “Combination Election”) in the proportions and with respect to the shares of Republic Stock specified by such holder. In the event a Republic shareholder makes a Combination Election, the amount of cash to be received for each share of Republic Stock converted into cash shall be computed in accordance with Section 1.8(a) and the amount of Trustmark Common Stock to be received for shares of Republic Stock converted in Trustmark Common Stock shall be computed in accordance with Section 1.8(b).
           The elections made by the option holders shall only be binding on those option holders (i) if the Merger is approved by the Republic shareholders and (ii) the option holder exercises the option for the shares of Republic Stock at least three (3) days prior to the Effective Time as provided in Section 1.6.
           Section 1.9.     Limitation on Elections. If, based on the Elections, the total cash payable to holders of Republic Stock (including cash payable in lieu of fractional shares and cash payable to dissenters to the Merger) would be greater than forty-nine percent (49%) of the total value of the Merger Consideration, or the total Trustmark Common Stock issued to holders of Republic Stock would be greater than fifty-one percent (51%) of the total value of the Merger Consideration, Trustmark shall have the right to proportionally adjust the cash and Trustmark Common Stock to be issued to holders of Republic Stock so that the total cash payable to holders of Republic Stock (including cash payable in lieu of fractional shares and cash payable to dissenters to the Merger) shall be equal to forty-nine percent (49%) of the Merger Consideration and the total Trustmark Common Stock to be issued shall be equal to fifty-one percent (51%) of the Merger Consideration or 3,400,000 shares. For purposes of the calculation contained herein, all dissenting shareholders shall be deemed to have received cash in an amount equal to the amount of the Available Cash Election for such shares.
           Section 1.10.     Form of Election. Forms for making the Election (the “Forms of Election”), shall be mailed to the option holders and holders of Republic Stock as of the Record Date as part of the proxy statement (the “Proxy Statement”) for the special shareholders’ meeting of Republic called to consider the Merger. The Forms of Election must be properly completed and returned to Republic on or before the Meeting Date in accordance with the instructions applicable thereto. Any option holder or holder of shares of Republic Stock who does not return a properly executed Form of Election on or before the Meeting Date shall be deemed to have made a Share Election. If the Merger is approved, Republic shall furnish Trustmark with the original Forms of Election as soon as is practicable following the shareholders’ meeting of Republic.
           Section 1.11.     Change in Election; Revocation. Any option holder or holder of Republic Stock may, at any time, change an Election by submitting a revised, subsequently dated Form of Election on or before the Meeting Date.
           Section 1.12.     Distribution of Trustmark Common Stock and Cash.
                (a)     Promptly following the Effective Time of the Merger, Trustmark shall send to holders of Republic Stock of record as of the Closing Date transmittal materials for use in exchanging their shares of Republic Stock for the Merger Consideration. Trustmark shall thereafter promptly pay the Merger Consideration to holders of Republic Stock who have properly submitted transmittal materials and surrendered their share certificates to Trustmark. Unless and until the share certificates are properly surrendered, a former holder of Republic Stock shall not be entitled to receive the cash and/or share certificates to which such holder is entitled or any dividends payable with respect to such shares. Upon the proper surrender of such Republic Stock, the former Republic shareholder shall be issued the Trustmark shares and/or shall be paid the cash and dividends (without interest) to which such shareholder is entitled.
                (b)     Former shareholders of Republic who have made a Share Election or Combination Election shall be entitled to vote after the Effective Time at any meeting of Trustmark’s shareholders the number of shares of Trustmark Common Stock into which their shares are converted, after such shareholders of Republic have surrendered their certificates in exchange therefor.
                (c)     After the Effective Time, the stock transfer ledger of Republic shall be closed and there shall be no transfers on the stock transfer books of Republic of the shares of Republic Stock which were outstanding immediately prior to such time. If, after the Effective Time, certificates are presented to Trustmark, they shall be promptly exchanged as provided in this Section 1.12.
                (d)     If any certificate representing shares of Trustmark Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Trustmark) for transfer, and that the person requesting such exchange shall pay to Trustmark in advance any transfer or other Taxes required by reason of the issuance of a certificate representing shares of Trustmark Common Stock in any name other than that of the registered holder of the certificate surrendered, or required for any other reason, or shall establish to the satisfaction of Trustmark that such tax has been paid or not payable.
                (e)     Neither Trustmark, Republic, or any other person shall be liable to any former holder of shares of Republic Stock for any Trustmark Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
           Section 1.13.     Fractional Shares. No fractional shares of Trustmark Common Stock shall be issued upon the surrender for exchange of certificates representing shares of Republic Stock. In lieu of any such fractional share, each holder of shares of Republic Stock who would otherwise be entitled to a fractional share of Trustmark Common Stock will be paid cash upon the proper surrender of all the stock certificates representing shares of Republic Stock held by such holder in the amount equal to the product of such fraction multiplied by $31.50.
           Section 1.14.     Calculations and Adjustments.
                (a)     If, between the date of this Agreement and the Effective Time, shares of Trustmark Common Stock shall be changed into a different number of shares or shares of a different class by reason of any reclassification, recapitalization, stock split, or stock dividend with a record date within said period, the number of shares of Trustmark Common Stock to be issued and delivered upon the consummation of the Merger as provided in this Agreement shall be appropriately and proportionately adjusted so that the number of such shares that will be issued and delivered as a result of the Merger will equal the number of shares of Trustmark Common Stock that holders of shares of Republic Stock would have received had the record date for such reclassification, recapitalization, stock split, or stock dividend been immediately following the Effective Time.
                (b)     If, between the date of this Agreement and the Effective Time, the number of shares of Republic Stock issued shall be increased due to the purchase of shares by Republic’s employee stock purchase plan, the Exchange Ratio, the Available Cash Election share price, the Merger Consideration to be delivered pursuant to this Agreement, and any other relevant provision of this Agreement shall be adjusted to reflect all of the issued and outstanding shares of Republic Stock at the Effective Time.
           Section 1.15.     Lost or Destroyed Certificates. Any person whose certificates representing shares of Republic Stock shall have been lost or destroyed may nevertheless obtain the shares of Trustmark Common Stock and/or cash to which such holder of Republic Stock is entitled as a result of the Merger if such holder provides Trustmark with a statement certifying such loss or destruction and an indemnity satisfactory to Trustmark sufficient to indemnify Trustmark against any loss or expense that may occur as a result of such lost or destroyed certificate being thereafter presented to Trustmark for exchange.
           Section 1.16.     Ratification by Shareholders. This Agreement shall be submitted to the shareholders of Republic in accordance with applicable provisions of law and the respective Articles of Incorporation and Bylaws of Republic. Republic and Trustmark shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) and the Office of the Comptroller of the Currency (“OCC”).
           Section 1.17.     Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and the parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated thereunder.
II.     REPRESENTATIONS AND WARRANTIES OF REPUBLIC
      Republic, for itself and on behalf of its Subsidiaries, Republic-Delaware and Republic Bank, makes the following representations and warranties, each of which is being relied on by Trustmark, which representations and warranties shall, individually and in the aggregate, be true and correct in all respects on the date of this Agreement and on the Closing Date (except that all representations and warranties made as of a specific date shall be true and correct as of such date). For the purposes of this Agreement, except in Section 2.1 and where the context otherwise requires, any reference to Republic in this Article II shall be deemed to include Republic and its Subsidiaries, and any reference to material, materiality, or Material Adverse Effect, or a similar standard shall refer to the financial condition, operations, or other aspects of Republic taken as a whole and its Subsidiaries individually.
      Prior to the date of this Agreement, Republic has delivered to Trustmark a number of Schedules setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof, or as an exception to one or more representations or warranties or covenants contained herein; provided, that the mere inclusion of an item in a Schedule as an exception to a representation or warranty or covenant shall not be deemed an admission by either party that such item was required to be disclosed therein. Republic agrees that, two (2) days prior to Closing, it shall provide Trustmark with supplemental Schedules reflecting any changes in the information which has occurred in the period from the date of delivery of such Schedules to the date two (2) days prior to Closing.
           2.1     Organization.
                (a)     Republic is a Texas corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Republic-Delaware is a Delaware corporation duly organized, validly existing and in good standing under the laws of Delaware. Republic Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Each of Republic, Republic-Delaware and Republic Bank has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined in Section 12.1(b) of this Agreement) on the business, assets, operations, financial condition or results of operations (such business, assets, operations, financial condition or results of operations hereinafter collectively referred to as the “Condition”) of Republic.
                (b)     Republic and Republic-Delaware are registered bank holding companies under the Bank Holding Company Act of 1956, as amended (“BHC Act”). Republic Bank is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the OCC and the Federal Deposit Insurance Corporation (“FDIC”). True and complete copies of the Articles of Incorporation and Bylaws of Republic and Republic-Delaware and the Articles of Association and Bylaws of Republic Bank, each as amended to date, have been delivered or made available to Trustmark.
                (c)     Other than as set forth in Schedule 2.1(c), Republic (i) does not have any Subsidiaries or Affiliates, (ii) is not a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity, and (iii) does not know of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of Republic.
                (d)     The deposit accounts of Republic Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owning as of the date hereof required in connection therewith have been paid by Republic Bank.
           Section 2.2.     Capitalization. The authorized capital stock of Republic consists of 20,000,000 shares of Republic Common Stock, of which 3,657,381 are issued and outstanding, and 500,000 shares of Republic Series A Stock, $1.00 par value, of which 346,133 are issued and outstanding. The authorized capital stock of Republic-Delaware consists of 3,000 shares of Republic-Delaware common stock, $.01 par value, 1,000 shares of which are issued and outstanding and owned by Republic. The authorized capital stock of Republic Bank consists of 5,000,000 shares of Republic Bank common stock, $1.00 par value, 1,922,000 of which are issued and outstanding and owned by Republic-Delaware. All of the issued and outstanding shares of Republic Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. Schedule 2.2 sets forth for each Republic Stock option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Republic Common Stock subject to each option, and the number of shares of Republic Common Stock that are currently exercisable and the exercise price per share. Upon exercise the outstanding Republic Stock options as of the date of this Agreement shall represent 769,100 shares of Republic Common Stock. Other than as set forth in Schedule 2.2, there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating Republic to issue any authorized and unissued Republic Stock nor does Republic have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. There are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the Republic Stock.
           Section 2.3.     Approvals; Authority.
                (a)     Republic has full corporate power and authority to execute and deliver this Agreement (and any related documents), and Republic has full legal capacity, power and authority to perform its obligations hereunder and thereunder and to consummate the contemplated transactions.
                (b)     The Board of Directors of Republic has approved this Agreement and the transactions contemplated herein subject to the approval thereof by the shareholders of Republic as required by law, and, other than shareholder approval, no further corporate proceedings of Republic are needed to execute and deliver this Agreement and consummate the Merger. This Agreement has been duly executed and delivered by Republic and is a duly authorized, valid, legally binding agreement of Republic enforceable against Republic in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.
           Section 2.4.     Investments. Republic has furnished to Trustmark a complete list, as of December 31, 2005, of all securities, including municipal bonds, owned by Republic (the “Securities Portfolio”). Except as set forth in Schedule 2.4, all such securities are owned by Republic (i) of record, except those held in bearer form, and (ii) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Schedule 2.4 also discloses any entities in which the ownership interest of Republic equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.
           Section 2.5.     Financial Statements.
                (a)     Republic has furnished or made available to Trustmark true and complete copies of its audited financial statements as of December 31, 2005, 2004 and 2003, its call reports as of and for the year ended December 31, 2005, and its unaudited financial statements for the quarter ended March 31, 2006. The audited financial statements, call reports, and unaudited financial statements referred to in this Section 2.5 are collectively referred to in this Agreement as the “Republic Financial Statements.”
                (b)     Each of the Republic Financial Statements fairly present the financial position of Republic and the results of its operations at the dates and for the periods indicated in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis.
                (c)     As of the dates of the Republic Financial Statements referred to above, Republic did not have any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such Republic Financial Statements or otherwise disclosed in this Agreement, or in any of the documents delivered to Trustmark. Since December 31, 2005, there have been no material changes in the financial condition, assets, liabilities or business of Republic, other than changes made in the ordinary course of business, which individually or in the aggregate have not had a Material Adverse Effect on the Condition of Republic.

           Section 2.6.     Loan Portfolio. (a) All evidences of indebtedness reflected as assets in the Republic Financial Statements as of and for the period ended December 31, 2005, were as of such dates in all material respects the binding obligations of the respective obligors named therein in accordance with their respective terms, (b) the allowance for loan losses shown on the Republic Financial Statements as of and for the period ended December 31, 2005, was, and the allowance for loan losses to be shown on the Republic Financial Statements as of any date subsequent to the execution of this Agreement will be, as of such dates, in the reasonable judgment of management of Republic, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Republic and other extensions of credit (including letters of credit or commitments to make loans or extend credit), and (c) the allowance for loan losses described in clause (b) above has been established in accordance with GAAP as applied to banking institutions and all applicable rules and regulations; provided, however, that Republic makes no representation or warranty as to the sufficiency of collateral securing or the collectibility of such loans.
           Section 2.7.     Certain Loans and Related Matters.
                (a)     Except as set forth in Schedule 2.7(a), Republic is not a party to any written or oral: (i) loan agreement, note or borrowing arrangement under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by Republic, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Republic, or any 10% or more shareholder of Republic, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Republic including, but not limited to, those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over Republic and which violation could have a Material Adverse Effect on the Condition of Republic.
                (b)     Schedule 2.7(b) contains the “watch list of loans” of Republic (the “Watch List”) as of December 31, 2005. Except as set forth in Schedule 2.7(b), to the knowledge of Republic, there is no loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with Republic’s current practices and prudent banking principles.
           Section 2.8.     Real Property Owned or Leased.
                (a)     Other than real property acquired through foreclosure or deed in lieu of foreclosure, Schedule 2.8(a) contains a true, correct and complete list of all real property owned or leased by Republic (the “Republic Real Property”). True and complete copies of all deeds, leases and title insurance policies for, or other documentation evidencing ownership of, the properties referred to in Schedule 2.8(a) and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Trustmark.
                (b)     No lease with respect to any Republic Real Property and no deed with respect to any Republic Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Republic Real Property. Each of such leases is a legal, valid and binding obligation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by Republic or the other party thereunder and there are no allegations or assertions of such by any party under such agreement or any events that with notice, lapse of time, or the happening or occurrence of any other event would constitute a default thereunder.
                (c)     To the knowledge of Republic, none of the buildings and structures located on any Republic Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Republic Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on the Condition of Republic. No condemnation proceeding is pending or, to Republic’s knowledge, threatened, which would preclude or materially impair the use of any Republic Real Property in the manner in which it is currently being used.
                (d)     Republic has good and indefeasible title to, or a valid and enforceable leasehold interest in, or a contract vendee’s interest in, all Republic Real Property, and such interest is free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings, and (ii) those liens related to real property Taxes, local improvement district assessments, easements, covenants, restrictions and other matters of record which do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant real property.
                (e)     Except as set forth in Schedule 2.8(e), all buildings and other facilities used in the business of Republic are adequately maintained and, to Republic’s knowledge, are free from defects which could materially interfere with the current or future use of such facilities.
           Section 2.9.     Personal Property. Republic has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “Republic Personalty”), free and clear of all liens, charges or other encumbrances, except (a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings, and (b) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Republic Personalty. Subject to ordinary wear and tear, the Republic Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.
           Section 2.10.     Environmental Laws. To the knowledge of Republic, Republic and any properties or business owned or operated by Republic, whether or not held in a fiduciary or representative capacity, are in material compliance with all terms and conditions of all applicable federal and state Environmental Laws (as defined below) and permits thereunder. Republic has not received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined below) under the Environmental Laws, and they are not subject to any claim or lien under any Environmental Laws. During the term of ownership by Republic no real estate currently owned, operated, or leased (including any property acquired by foreclosure or deeded in lieu thereof) by Republic, or owned, operated or leased by Republic within the ten years preceding the date of this Agreement, has been designated by applicable governmental authorities as requiring any environmental cleanup or response action to comply with Environmental Laws, or has been the site of release of any Hazardous Materials. To the knowledge of Republic, (a) no asbestos was used in the construction of any portion of Republic’s facilities, and (b) no real property currently owned by it is, or has been, an industrial site or landfill. Trustmark and its consultants, agents and representatives shall have the right to inspect Republic’s assets for the purpose of conducting asbestos and other environmental surveys, provided that such inspection shall be at the expense of Trustmark and at such time as may be mutually agreed upon between Republic and Trustmark.
      “Environmental Laws,” as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now in effect and in each case as amended to date, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to the environment, human health or safety, or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; The Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as

amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.
      “Hazardous Materials,” as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), mold, and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead.
           Section 2.11.     Litigation and Other Proceedings. Except as set forth in Schedule 2.11, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the knowledge of Republic, threatened before any court or administrative body in any manner against Republic, or any of its properties or capital stock, which might have a Material Adverse Effect on the Condition of Republic or the transactions proposed by this Agreement. Republic does not know of any basis on which any litigation or proceeding could be brought which could have a Material Adverse Effect on the Condition of Republic or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Republic is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.
           Section 2.12.     Taxes. Republic has filed with the appropriate federal, state and local governmental agencies all Tax Returns and reports required to be filed, and has paid all Taxes and assessments shown or claimed to be due. The Tax Returns as filed were correct in all respects. Republic has not executed or filed with the Internal Revenue Service any agreement extending the period for assessment and collection of any federal income Tax. Republic is not a party to any action or proceeding by any governmental authority for assessment or collection of Taxes, nor has any claim for assessment or collection of Taxes been asserted against Republic. Republic has not waived any statute of limitations with respect to any Tax or other assessment or levy, and all such Taxes and other assessments and levies which Republic is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities to the extent due and payable, or segregated and set aside for such payment and, if so segregated and set aside will be so paid by Republic, as required by law.
      True and complete copies of the federal income tax returns of Republic as filed with the Internal Revenue Service (“IRS”) for the years ended December 31, 2004, 2003 and 2002 have been delivered or made available to Trustmark.
      For purposes of this Agreement, “Tax” or “Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, production, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code (the “Code”)), customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any federal, state, local or foreign governmental entity and any interest, penalties, or additions to tax attributable thereto. For purposes of this Agreement, “Tax Return” shall mean any return, declaration, report, form or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

           Section 2.13.     Contracts and Commitments.
                (a)     Except as set forth in Schedule 2.13, Republic is not a party to or bound by any of the following (whether written or oral, express or implied):

(i) employment contract or severance arrangement (including without limitation any collective bargaining contract or union agreement or agreement with an independent consultant) which is not terminable by Republic on less than sixty (60) days’ notice without payment of any amount on account of such termination;

(ii) bonus, stock option or other employee benefit arrangement, other than any deferred compensation arrangement disclosed in Schedule 2.20 or any profit-sharing, pension or retirement plan or welfare plan disclosed in Schedule 2.19(a);

(iii) material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(iv) contract or commitment for capital expenditures;

(v) material contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than one hundred twenty (120) days’ from the date of this Agreement;

(vi) contract or option to purchase or sell any real or personal property made in the ordinary course of business;

(vii) contract, agreement or letter with respect to the management or operations of Republic imposed by any bank regulatory authority having supervisory jurisdiction over Republic;

(viii) agreement, contract or indenture related to the borrowing by Republic of money other than those entered into in the ordinary course of business;

(ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resale agreements, letters of credit and guaranties made in the ordinary course of business;

(x) agreement with or extension of credit to any executive officer or director of Republic or holder of more than ten percent (10%) of the issued and outstanding Republic Common Stock or Republic Series A Stock, or any affiliate of such person, which is not on substantially the same terms (including, without limitation, in the case of lending transactions, interest rates and collateral) as, and following credit underwriting practices that are not less stringent than, those prevailing at the time for comparable transactions with unrelated parties or which involve more than the normal risk of collectibility or other unfavorable features;

(xi) contract or commitment to sell all or substantially all of the assets of Republic or its Subsidiaries; or

(xii) contracts, other than the foregoing, with annual payments aggregating $25,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement, in any schedule attached hereto or in any document delivered or referred to or described in writing by Republic to Trustmark.
                (b)     Republic has in all material respects performed all material obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party could result in default under, any material indenture, mortgage, contract, lease or other agreement to which Republic is a party or by which Republic is bound or under any provision of its Articles of Incorporation or Bylaws.
           Section 2.14.     Insurance. A true and complete list of all insurance policies owned or held by or on behalf of Republic (other than credit-life policies), including policy numbers, retention levels, insurance carriers, and effective and termination dates, is set forth in Schedule 2.14. Such policies are in full force and effect and contain only standard cancellation or termination clauses. In the judgment of the Board of Directors of Republic, such insurance policies in respect of amounts, types and risks insured are adequate to insure against risks to which Republic and its assets are normally exposed in the operation of its business, subject to customary deductibles and policy limits.
           Section 2.15.     No Conflict With Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or violate any provision of Republic’s Articles of Incorporation or Bylaws, or (b) assuming all required shareholder and regulatory approvals and consents are duly obtained, will not (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Republic or any of its properties or assets, or (ii) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Trustmark or Republic to become subject to or liable for the payment of any Tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Republic under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Republic is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on the Condition of Republic.
           Section 2.16.     Compliance with Laws and Regulatory Filings. Republic is in material compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to it. Except for approvals by regulatory authorities having jurisdiction over Republic, no prior consent, approval or authorization of, or declaration, filing or registration with, any person or regulatory authority is required of Republic in connection with the execution, delivery and performance by Republic of this Agreement and the transactions contemplated hereby, or the resulting change of control of Republic except for certain instruments necessary to consummate the Merger contemplated hereby. Republic has filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board or any other regulatory authority having jurisdiction over Republic and its Subsidiaries, and such reports, registrations and statements are, to the knowledge of Republic, true and correct in all material respects.
           Section 2.17.     Absence of Certain Changes. Except as set forth in Schedule 2.17, since December 31, 2005, Republic has not (a) issued or sold any of its capital stock or corporate debt obligations; (b) declared or set aside or paid any dividend or made any other distribution (whether in cash, stock or property) in respect of or, directly or indirectly, purchased, redeemed or otherwise acquired any shares of Republic Stock; (c) incurred any obligations or liabilities (fixed or contingent), except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected any of its assets to a lien or encumbrance (other than in the ordinary course of business and other than statutory liens not yet delinquent); (d) discharged or satisfied any lien or encumbrance or paid any obligation or liability (fixed or contingent), other than accruals, accounts and notes payable included in the Republic Financial Statements, accruals, accounts and notes payable incurred since December 31, 2005 in the ordinary course of business, and accruals, accounts and notes payable incurred in connection with the transactions contemplated by this Agreement; (e) sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business; (f) other than in accordance with past practices, made any general or individual wage or salary increase (including increases in directors’ or consultants’ fees), paid any bonus, granted or paid any perquisites such as automobile allowances, club memberships or dues or other similar benefits, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or severance or termination pay to any present or former officer or salaried employee, or instituted any employee welfare, retirement or similar plan or arrangement; (g) suffered any physical damage, destruction or casualty loss, whether or not covered by insurance; (h) made any or acquiesced with any change in accounting methods, principles and practices except as may be required by GAAP; (i) excluding loan commitments made and certificates of deposit issued, entered into any contract, agreement or commitment which obligates Republic for an amount in excess of $25,000 over the term of any such contract, agreement or commitment; (j) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights; or (k) incurred any change or any event involving a prospective change in the Condition of Republic which has had, or is reasonably likely to have, a Material Adverse Effect on the Condition of Republic, including, without limitation any change in the administrative or supervisory standing or rating of Republic with any regulatory agency having jurisdiction over Republic, and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.
           Section 2.18.     Employment Relations. The relations of Republic with its employees are satisfactory, and Republic has not received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees. Republic has materially complied with all laws relating to the employment of labor with respect to its employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of workers’ compensation insurance and social security and similar taxes, and no person has asserted that Republic is liable for any arrearages of wages, workers’ compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.
           Section 2.19.     Employee Benefit Plans.
                (a)     Schedule 2.19(a) lists all employee benefit plans or agreements providing benefits to any employees or former employees of Republic that are sponsored or maintained by Republic to which Republic contributes or is obligated to contribute on behalf of employees or former employees of Republic, including without limitation any employee benefit plan within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA, or any collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan. Except as set forth in Schedule 2.19(a), all employee benefit plans maintained by Republic and its Subsidiaries are in material compliance with the provisions of ERISA and the applicable provisions of the Code.
                (b)     No employee benefit plans of Republic or its ERISA Affiliates (as defined below) (the “Republic Plans”) are subject to Title IV of ERISA or are “multiemployer plans” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”). None of Republic or any of its respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of Republic, or any of its respective ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full.
                (c)     To the knowledge of Republic and its Subsidiaries, no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred that could result in liability to Republic and its Subsidiaries. Republic’s 401(k) Plan has been determined to be “qualified” within the meaning of Section 401(a) of the Code and neither Republic or its Subsidiaries knows of any fact which would adversely affect the qualified status of such plan. Republic has provided Trustmark with copies of the most recent determination letters issued by the IRS with respect to such plans.
                (d)     There does not now exist, nor, to the best knowledge Republic, do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of Republic now or following the Closing. “Controlled Group Liability” means (i) any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code, or (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (E) under corresponding or similar provisions of foreign laws or regulations; (ii) with respect to any Republic Plan any other material liability under Title I of

ERISA or Chapter 43 or 68 of the Code, and (iii) material unfunded liabilities under any non-qualified deferred compensation plan for the benefit of any employee or former employee of Republic.
                (e)     “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
           Section 2.20.     Deferred Compensation Arrangements. Schedule 2.20 contains a list of all deferred compensation arrangements of Republic, if any, including the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized.
           Section 2.21.     Brokers, Finders and Financial Advisors. Except for the persons and fees set forth in Schedule 2.21, neither Republic nor any of its officers, directors or employees have employed any broker, finder or financial advisor or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement and the transactions contemplated herein.
           Section 2.22.     Trust Preferred Securities.
                (a)     Republic has issued and presently outstanding $8,248,000 of Floating Junior Subordinated Debentures due 2033 issued by Republic Bancshares Capital Trust I (“Trust I”) pursuant to an Indenture dated as of December 19, 2002 between Republic and Wilmington Trust Company, as Trustee (the “Trustee”). Trust I has issued and outstanding $8,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Declaration of Trust dated as of December 19, 2002 among Republic, the Trustee, and the administrators named therein.
                (b)     All representations and warranties made by Republic in the documents related to the issuance of the trust preferred securities were true in all material respects when made.
           Section 2.23. Derivative Contracts. Republic is not a party to nor has it agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Republic Financial Statements which is a financial derivative contract (including various combinations thereof) (“Derivative Contracts”).
           Section 2.24.     Deposits. To the knowledge of Republic, none of the deposits of Republic is a “brokered” deposit (as such term is defined in 12 CFR 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).
           Section 2.25.     Accounting Controls. Republic has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (a) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Republic; (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as Republic or other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (c) access to the material properties and assets of Republic is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Republic; and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.
           Section 2.26.     Community Reinvestment Act. Republic is in material compliance with the Community Reinvestment Act (12 U.S.C. § 2901 et seq.) (“CRA”) and all regulations promulgated thereunder, and Republic has supplied Trustmark with copies of Republic’s current CRA Statement, all support papers therefor, all letters and written comments received by Republic since January 1, 2002 pertaining thereto and any responses by Republic to such comments. Republic has a rating of “satisfactory” as of its most recent CRA compliance examination and knows of no reason why it would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the OCC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of Republic under the CRA.
           Section 2.27.     Intellectual Property Rights. Schedule 2.27 contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by Republic or any Subsidiary or used under license by them in the conduct of their business (the “Intellectual Property”). Republic and its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Other than as set forth in Schedule 2.27, neither Republic nor any Subsidiary is, to their knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has Republic or any Subsidiary, to their knowledge, used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use. No Intellectual Property will be adversely affected as a result of the Merger.
           Section 2.28.     Bank Secrecy Act; USA PATRIOT Act. Other than as set forth in Schedule 2.28, Republic has neither had nor suspected any incidents of fraud or defalcation during the last two years. Republic is in material compliance with the Bank Secrecy Act and all regulations promulgated thereunder and has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including, but not limited to, wire transfers). In addition, Republic is in material compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act, GLB Act Privacy Provisions, Office of Foreign Assets Control Regulation (OFAC), Bank Protection Act, and all applicable Financial Crimes Enforcement Network (FinCEN) requirements and all other related laws.
           Section 2.29.     Fairness Opinion. Prior to the execution of this Agreement, Republic has received an opinion from Keefe, Bruyette & Woods, Inc., to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of Republic pursuant to this Agreement is fair to such shareholders from a financial point of view, and such opinion will be updated as of the date of the Proxy Statement (as defined in Section 5.2 hereof). Such opinion has not been amended or rescinded.
           Section 2.30.     Shareholders’ List. Republic has provided or made available to Trustmark as of a date within ten (10) days of the date of this Agreement a list of the holders of shares of Republic Stock containing the names, addresses and number of shares held of record, which shareholders’ list is in all respects accurate as of such date and will be updated prior to Closing.
           Section 2.31.     Vote Required. The affirmative vote of the holders of two thirds of the outstanding Republic Common Stock and the Republic Series A Stock is the only vote required of the shareholders of Republic necessary to approve the Merger and the related transactions contemplated thereby. The affirmative vote of Republic, as the sole shareholder of Republic-Delaware, is the only vote of the shareholders of Republic-Delaware necessary to approve the merger of Republic-Delaware into Republic and the related transactions contemplated thereby.
           Section 2.32.     Full Disclosure. This Agreement, the Schedules, and all information provided to Trustmark in writing pursuant to this Agreement does not contain any untrue statements of material fact and Republic has not omitted to disclose to Trustmark any material fact known to Republic concerning the financial condition, properties, or prospects of Republic or its Subsidiaries.
           Section 2.33.     Disclosure Documents. With respect to information supplied or to be supplied by Republic for inclusion in the Proxy Statement and the registration statement to be filed with the Securities and Exchange Commission (“SEC”) by Trustmark for the registration of the shares of Trustmark Common Stock to be issued in connection with the Merger (the “Registration Statement”): (a) the Proxy Statement, at the time of the mailing thereof to shareholders of Republic and at the time of the special meeting of Republic’s shareholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (b) the Registration Statement, at the time it becomes effective under the Securities Act, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
           Section 2.34.     SEC Deregistration. On February 2, 2006 Republic filed a Form 15 deregistration statement with the SEC for the deregistration of the Republic Common Stock under Section 12 of the Exchange Act. Pursuant to Rule 12g-4(a), however, Republic’s Exchange Act registration remains effective until May 2, 2006. Republic represents and warrants to Trustmark that it has not received any notice of, nor does it have any knowledge of, the SEC’s rejection of Republic’s Form 15. Furthermore, Republic agrees to immediately notify Trustmark of the receipt of any such notice from the SEC.
III.     REPRESENTATIONS AND WARRANTIES OF TRUSTMARK
      Trustmark, for itself and its Subsidiary, Trustmark National Bank, makes the following representations and warranties to Republic, which representations and warranties shall, individually and in the aggregate, be true and correct in all respects upon the date of this Agreement and on the Closing Date (except that all representations and warranties made as of a specific date shall be true and correct as of such date).
           Section 3.1.     Organization. Trustmark is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. Trustmark owns 100% of the issued and outstanding capital stock of Trustmark National Bank. Trustmark National Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. Trustmark National Bank is an insured bank as defined in the Federal Deposit Insurance Act. Trustmark and Trustmark National Bank have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Condition of Trustmark, considered as a consolidated whole.
           Section 3.2.     Capitalization. The authorized capital stock of Trustmark consists of 250,000,000 shares of Trustmark Common Stock, no par value, of which 55,772,059 are issued and outstanding as of March 13, 2006, and of which 5,677,526 are reserved for issuance upon the exercise of stock options, and 20,000,000 shares of Trustmark preferred stock, no par value, of which none are issued and outstanding as of March 13, 2006. The authorized capital stock of Trustmark National Bank consists of 2,677,955 shares of Trustmark National Bank common stock, $5.00 par value, 2,677,955 of which are issued and outstanding. All of the issued and outstanding shares of Trustmark Common Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. The shares of Trustmark Common Stock to be issued to Republic shareholders pursuant to the provisions of this Agreement have been duly authorized, will be validly issued, fully paid and nonassessable and will not be issued in violation of the preemptive rights of any person. There are no voting trusts, voting agreements or other similar arrangements affecting the Trustmark Common Stock.
           Section 3.3.     Approvals; Authority.
                (a)     Trustmark has full corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby.
                (b)     The Board of Directors of Trustmark has approved this Agreement and the transactions contemplated herein subject to any approval thereof by the shareholders of Trustmark as required by law, and no further corporate proceedings of Trustmark is needed to execute and deliver this Agreement and consummate the Merger. This Agreement has been duly executed and delivered by

Trustmark and is a duly authorized, valid, legally binding agreement of Trustmark enforceable against Trustmark in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.
           Section 3.4.     No Conflict With Other Instruments. The execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby will not (a) violate any provision of the respective Articles of Incorporation or Bylaws of Trustmark, or (b) assuming all required shareholder and regulatory consents and approvals are duly obtained, (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Trustmark or any of its properties or assets, or (ii) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Trustmark to become subject to or liable for the payment of any Tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Trustmark under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Trustmark is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on the Condition of Trustmark.
           Section 3.5.     Financial Statements.
                (a)     Trustmark has furnished or made available to Republic true and complete copies of its Annual Report on Form 10-K for the year ended December 31, 2005 (“Annual Report”), as filed with the SEC, which contains Trustmark’s audited balance sheets as of December 31, 2005 and 2004, and the related statements of income and statements of changes in shareholders equity and cash flow for the years ended December 31, 2005, 2004 and 2003. The financial statements referred to above included in the Annual Report are referred to herein as the “Trustmark Financial Statements.”
                (b)     The Trustmark Financial Statements fairly present the financial position and results of operation of Trustmark at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis.
                (c)     Since December 31, 2005, Trustmark has not had any obligations or liabilities, fixed or contingent, which are material and are not fully shown or provided for in the Trustmark Financial Statements or otherwise disclosed in this Agreement, or in any of the documents delivered to Republic. Since December 31, 2005, there have been no material changes in the financial condition, assets, liabilities or business of Trustmark, other than changes in the ordinary course of business, which individually or in the aggregate have not had a Material Adverse Effect on the Condition of Trustmark.
           Section 3.6.     Securities and Exchange Commission Reporting Obligations. Trustmark has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of their respective dates, each of such reports and statements (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC, and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
           Section 3.7.     Trustmark Employee Benefit Plans. The employee benefits plans and welfare benefit plans (referred to collectively herein as the “Trustmark Plans”) in effect at Trustmark and its Subsidiaries have all been operated in all material respects in compliance with ERISA, since ERISA became applicable with respect thereto. None of the Trustmark Plans nor any of their respective related trusts have been terminated (except the termination of any Trustmark Plan which is in compliance with the requirements of ERISA and which will not result in any additional liability to Trustmark), and there has been no “reportable event,” as that term is defined in Section 4043 of ERISA, required to be reported since the effective date of ERISA which has not been reported, and none of such Trustmark Plans nor their respective related trusts have incurred any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of ERISA. The Trustmark Plans are the only employee benefit plans covering employees of Trustmark and its Subsidiaries. Trustmark and its Subsidiaries will not have any material liabilities with respect to employee benefits, whether vested or unvested as of the Closing Date, for any of their employees other than under the Trustmark Plans, and as of the date hereof the actuarial present value of Trustmark Plan assets of each Trustmark Plan is not less (and as of the Effective Time of the Merger such present value will not be less) than the present value of all benefits payable or to be payable thereunder.
           Section 3.8.     Regulatory Approvals. Trustmark has no reason to believe that it will not be able to obtain all requisite regulatory approvals necessary to consummate the transactions set forth in this Agreement without unnecessary delay.
           Section 3.9.     Taxes. Trustmark and its Subsidiaries have filed with the appropriate federal, state and local governmental authorities all material Tax Returns and reports required to be filed, and have paid all Taxes and assessments shown to be due and payable thereon. At the time of filing, all such Tax Returns were correct in all material respects. Neither Trustmark nor any of its Subsidiaries have executed or filed with the Internal Revenue Service any agreement extending the period for assessment and collection of any federal income Tax. Neither Trustmark nor any Subsidiary is a party to any pending action or proceeding by any governmental authority for assessment or collection of Taxes, nor has any written claim for assessment or collection of Taxes been asserted against Trustmark or any Subsidiary. All Taxes which Trustmark or any Subsidiary is or was required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper authorities to the extent due and payable, or segregated and set aside for such payment and, if so segregated and set aside will be so paid by Trustmark or any Subsidiary, as required by applicable law.
           Section 3.10.     Insurance. Trustmark currently maintains insurance in amounts reasonably necessary for its operations. In the judgment of the Board of Directors of Trustmark, such insurance policies in respect of amounts, types and risks insured are adequate to insure against risks to which Trustmark and its assets are normally exposed in the operation of its business, subject to customary deductibles and policy limits. Trustmark has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of Trustmark.
           Section 3.11.     Laws and Regulatory Filings. Trustmark and its Subsidiaries are in material compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to them, except where such noncompliance would not result in a Material Adverse Effect on Trustmark. Except for approvals by regulatory authorities having supervisory jurisdiction over Trustmark and its Subsidiaries, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of Trustmark and its Subsidiaries in connection with the execution, delivery and performance by Trustmark of this Agreement and the transactions contemplated hereby. Trustmark and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the OCC, or any other regulatory authority having supervisory jurisdiction over Trustmark and its Subsidiaries, and such reports, registrations and statements, as finally amended or corrected, are, to the knowledge of Trustmark and its Subsidiaries, true and correct in all material respects.
           Section 3.12.     Community Reinvestment Act. Trustmark National Bank is in material compliance with the CRA and all regulations promulgated thereunder. Trustmark National Bank has a rating of “satisfactory” as of its most recent CRA compliance examination and, knows of no reason why it would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the OCC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Trustmark National Bank under the CRA.

           Section 3.13.     Litigation and Other Proceedings. There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of Trustmark, threatened before any court or administrative body in any manner against Trustmark, or any of its properties or capital stock, which might have a Material Adverse Effect on the Condition of Trustmark or the transactions proposed by this Agreement. Trustmark knows of no basis on which any litigation or proceeding could be brought which could have a Material Adverse Effect on the Condition of Trustmark or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Trustmark is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.
           Section 3.14.     Brokers and Finders. Other than as set forth on Schedule 3.14, neither Trustmark nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement.
           Section 3.15.     Sarbanes-Oxley Act Compliance. Trustmark and its Subsidiaries and any of the officers and directors of Trustmark, in their capacities as such, are in compliance, in all material respects, with the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and the related rules and regulations promulgated thereunder by the SEC and NASDAQ.
           Section 3.16.     Absence of Certain Changes. Since December 31, 2005, (a) Trustmark and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with prudent banking practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Trustmark.
IV.     COVENANTS OF REPUBLIC
      Republic covenants and agrees with Trustmark as follows:
           Section 4.1.     Shareholder Approval and Best Efforts. Republic will, as soon as practicable following acceptance of Trustmark’s regulatory applications for processing, but in no event prior to May 3, 2006, take all steps under applicable law to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. The Board of Directors of Republic will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby, unless otherwise required by their fiduciary duties under applicable law, and Republic will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby. If the transaction is approved by such shareholders, Republic will take all reasonable action to aid and assist in the consummation of the Merger, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as Trustmark reasonably considers necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all governmental entities having jurisdiction over the transactions contemplated by this Agreement.
           Section 4.2.     Activities of Republic Pending Closing.
                (a)     From the date hereof to and including the Closing Date, as long as this Agreement remains in effect Republic shall (i) conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and prudent banking principles; (ii) use its best efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

and (iii) except as required by law or regulation, take no action which would adversely affect or delay the ability of Republic or Trustmark to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.
                (b)     From the date hereof to and including the Closing Date, except as required by law or regulation, as long as this Agreement remains in effect or unless Trustmark otherwise consents in writing (which consent shall not be unreasonably withheld), Republic shall not:

(i) make or agree to make or renew any loans or other extensions of credit to any borrower in excess of $1,000,000 (except (A) pursuant to commitments made prior to the date of this Agreement, (B) loans fully secured by a certificate of deposit at Republic, and (C) renewals, extensions and consolidations of any loans other than those loans listed in Schedule 2.7); provided, however, that in the event that Republic desires to make or renew any such loan in excess of $1,000,000, Republic shall so advise Trustmark in writing. Trustmark shall notify Republic in writing within three (3) business days of receipt of such notice whether Trustmark consents to such loan or extension of credit, provided that if Trustmark fails to notify Republic with such time frame, Trustmark shall be deemed to have consented to such loan or extension of credit;

(ii) issue or sell or obligate itself to issue or sell any shares of its capital stock (other than issuances for the Republic Employee Stock Purchase Plan purchases but only in such amounts accrued or withheld as of the date of this Agreement) or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, or declare or pay any dividend in respect of its capital stock;

(iii) open or close any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities, and shall otherwise consult with and seek the advice of Trustmark with respect to basic policies relating to branching, site location and relocation;

(iv) enter into, amend or terminate any agreement of the type that would be required to be disclosed in Schedule 2.13, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities, except in the ordinary course of business consistent with prudent banking practices;

(v) grant any severance or termination pay (other than pursuant to Republic’s policies in effect on the date hereof) to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of Republic, either individually or as part of a class of similarly situated persons (other than as required or contemplated by this Agreement);

(vi) cause or allow any of the things listed in Section 2.17 to occur (except with respect to Section 2.17(g), Republic shall use its best efforts to not cause or allow any of the things listed therein to occur);

(vii) sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein;

(viii) foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Trustmark of a Phase I environmental review thereof;

(ix) increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with Republic’s past practices;

(x) establish any new Subsidiary;

(xi) voluntarily make any material change in the interest rate risk profile of Republic from that as of December 31, 2005;

(xii) materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses, and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement;

(xiii) amend or change any provision of Republic’s Articles of Incorporation or Bylaws;

(xiv) make any capital expenditure which would exceed an aggregate of $50,000;

(xv) excluding deposits, certificates of deposit, FHLB advances and borrowings consistent with past practices, undertake any additional borrowings in excess of ninety (90) days; or

(xvi) modify any outstanding loan or acquire any loan participation, unless such modification is made in the ordinary course of business, consistent with past practice.
           Section 4.3.     Access to Properties and Records. To the extent permitted by applicable law, Republic shall (a) afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of Trustmark full access to the properties, books and records of Republic in order that Trustmark may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Republic, and (b) furnish Trustmark with such additional financial and operating data and other information as to the business and properties of Republic as Trustmark shall, from time to time, request. As soon as practicable after they become available, Republic will deliver or make available to Trustmark all call reports filed by Republic with the appropriate federal regulatory authority after the date of this Agreement. All financial statements shall be prepared in accordance with GAAP applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Trustmark will return to Republic all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement.
           Section 4.4.     Information for Regulatory Applications and SEC Filings. To the extent permitted by law, Republic will furnish Trustmark with all information concerning Republic required for inclusion in any application, filing, registration statement or document to be made or filed by Trustmark or Republic with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement. Republic represents and warrants that all information so furnished for such applications and filings shall, to the best of its knowledge, be true and correct in all material respects without omission of any material fact required to be stated to make the information not misleading. Republic agrees at any time, upon the request of Trustmark, to furnish to Trustmark a written letter or statement confirming the accuracy of the information with respect to Republic contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to Republic contained in such document or draft was furnished by Republic expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by Republic expressly for use therein.
           Section 4.5.     Standstill Provision. So long as this Agreement is in effect, neither Republic nor any of its Subsidiaries shall, and Republic agrees and will use its best efforts to cause its directors, officers, employees, agents and representatives not to, directly or indirectly, take any action to solicit, initiate, or encourage the making of any Acquisition Proposal (as hereinafter defined); nor will they enter into any negotiations concerning, furnish any nonpublic information relating to Republic in connection with, or agree to any Acquisition Proposal; except where the Board of Directors of Republic determines, based on the written advice of counsel, that the failure to furnish such information or participate in such negotiations or discussions would or could reasonably be deemed to constitute a breach of the legal or fiduciary obligations of the Board of Directors to Republic’s shareholders. Republic agrees to notify Trustmark promptly of any Acquisition Proposal received and provide reasonable detail as to the identity of the proposed acquiror and the nature of the proposed transaction.

           Section 4.6.     Affiliate Agreement. No later than the fifteenth (15th) day following the date of execution of this Agreement, Republic shall deliver to Trustmark, after consultation with legal counsel, a list of names and addresses of those persons who are then “affiliates” of Republic with respect to the Merger within the meaning of Rule 144 under the Securities Act. There shall be added to such list the names and addresses of any other person (within the meaning of Rule 144) which Trustmark identifies (by written notice to Republic within three business days after receipt of such list) as possibly being a person who may be deemed to be an “affiliate” of Republic within the meaning of Rule 144. Notwithstanding the foregoing, C. P. Bryan, Gerald W. Bodzy, Donn C. Fullenweider, James C. Hassell, Wayne C. Owen, and R. John McWhorter shall be deemed “affiliates” within the meaning of Rule 144. Republic shall cause each “affiliate” to deliver, to Trustmark, not later than the thirtieth (30th) day following the date of execution of this Agreement, an agreement dated as of the date of delivery thereof in the form of Exhibit C attached hereto.
           Section 4.7.     Trust Preferred Issue. As soon as practicable following the execution of this Agreement, Republic shall notify the Trustee with respect to its issue of trust preferred securities of the execution of this Agreement and shall obtain from the Trustee confirmation that (a) no Default or Event of Default (as those terms are defined in the Indenture and related Guarantee Agreement) exists or is continuing; (b) no Default or Event of Default will occur as a result of the execution, delivery and performance by Republic of its obligations under the terms of this Agreement; and (c) Republic has not elected to commence an Extended Interest Payment Period as that term is defined in the Indenture.
           Section 4.8.     Merger of Republic-Delaware into Republic. Prior to the Closing Date, Republic shall have undertaken all approvals, filings, and other steps necessary to cause the merger of Republic-Delaware with and into Republic.
           Section 4.9.     Bank Merger. Prior to the Effective Time, Republic shall cause Republic Bank to cooperate with Trustmark and Trustmark National Bank as necessary in conjunction with all approvals, filings, and other steps necessary to cause the consummation of the Bank Merger immediately following the Effective Time.
           Section 4.10.     Amendments to Employment Agreements. Within fifteen (15) days after the date of this Agreement, Republic shall have taken all actions necessary to approve and execute the Amendments to Employment Agreements of C. P. Bryan and R. John McWhorter in the Form attached hereto as Exhibits D and E respectively, and to deliver executed copies of such Amendments to Trustmark.
           Section 4.11.     Employee Benefit Plans. Republic shall execute and deliver such instruments and take such other actions as Trustmark may reasonably require in order to cause the amendment or termination of any of its employee benefit plans on terms satisfactory to Trustmark and in accordance with applicable law and effective as of the Closing Date.
           Section 4.12.     Change in Control Payments. On or before the Effective Time, Republic shall (a) pay C. P. Bryan the Republic Change in Control payments as defined in Section 7 of Exhibit F attached hereto, and (b) make the payments required by R. John McWhorter’s Employment Agreement with Republic, as amended.
V.     COVENANTS OF TRUSTMARK
      Trustmark covenants and agrees with Republic as follows:
           Section 5.1.     Regulatory Filings and Best Efforts. Trustmark will take all reasonable action to aid and assist in the consummation of the Merger and the transactions contemplated hereby, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement.

           Section 5.2.     Registration Statement. Within thirty (30) days after the execution of this Agreement, Trustmark will prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act and any other applicable documents, relating to the shares of Trustmark Common Stock to be delivered to the shareholders of Republic pursuant to this Agreement, and will use its best efforts to cause the Registration Statement to become effective. Republic and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to Republic and the Republic shareholders meeting. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to Republic’s shareholders and at the time of the Republic shareholders’ meeting held to approve the Merger, the Proxy Statement included as part of the Registration Statement (the “Proxy Statement”), as amended or supplemented by any amendment or supplement filed by Trustmark will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Proxy Statement made in reliance upon and in conformity with information furnished by Republic for use in the Registration Statement or the Proxy Statement.
           Section 5.3.     Employee Benefit Plans. Trustmark agrees that the employees of Republic who continue their employment after the Closing Date (the “Republic Employees”) will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Trustmark on the Closing Date, in accordance with the respective terms of such plans and programs, and Trustmark shall take all actions necessary or appropriate to facilitate coverage of the Republic Employees in such plans and programs from and after the Closing Date, subject to the following:
                (a)     Each Republic Employee will be entitled to credit for prior service with Republic for all purposes under the employee benefit plans and other employee benefit plans and programs (other than stock option plans), sponsored by Trustmark to the extent Republic sponsored a similar type of plan in which the Republic Employees participated immediately prior to the Closing Date. Any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each Republic Employee and their eligible dependents. For purposes of determining Republic Employees benefit for the calendar year in which the Merger occurs under Trustmark’s vacation program, any vacation taken by the Republic Employees immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Trustmark vacation benefit available to such Republic Employees for such calendar year. Trustmark further agrees to credit the Republic Employees and their eligible dependents for the year during which coverage under Trustmark’s group health plan begins, with any deductibles already incurred during such year, under Republic’s group health plan.
                (b)     The Republic Employees shall be entitled to credit for past service with Republic for the purpose of satisfying any eligibility or vesting periods applicable to Trustmark’s employee benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, Trustmark’s 401(k) Profit Sharing Plan).
                (c)     Republic shall be entitled to accrue on its balance sheet for employee bonuses for performance in the 2006 calendar year in which the Merger occurs. The amount accrued shall be consistent with Republic’s past practices and in the normal course of business. The accrued bonuses shall be payable in accordance with Trustmark’s incentive compensation plan to eligible employees on March 15, 2007, provided the eligible employee is employed by Trustmark on March 1, 2007.
           Section 5.4.     Regulatory Approvals. Trustmark will file all necessary regulatory documents, notices and applications not later than the 30th day after the execution of this Agreement and will provide

Republic with a copy of the non-confidential portions of notices, applications, statements or correspondence submitted to or received from regulatory authorities in connection with the Merger.
           Section 5.5.     NASDAQ Listing. Trustmark will file all documents required to have the shares of Trustmark Common Stock to be issued pursuant to the Agreement included for quotation on NASDAQ and use its best efforts to effect said listing.
           Section 5.6.     Rule 144 Compliance. For a period of not less than two (2) years after the date hereof (or such shorter period of time as may be applicable for affiliates of Republic within the meaning of Rule 144 to sell shares of Trustmark Common Stock in accordance with Rule 145 of the Securities Act), Trustmark shall use its best efforts to file in a timely manner all reports with the SEC required to be filed by it pursuant to Section 13 and Section 15(d) of the Exchange Act.
           Section 5.7.     Indemnification; Insurance.
                (a)     For a period of four (4) years from and after the Effective Time, Trustmark (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of Republic determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation whether civil or criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time to the fullest extent to which such Indemnified Parties were entitled under Republic’s Articles of Association, Bylaws and applicable laws.
                (b)     Any Indemnified Party wishing to claim indemnification under this section, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent.
                (c) Trustmark shall use its commercially reasonable efforts to maintain its existing policy of directors and officers liability insurance (or comparable coverage) for a period of not less than four (4) years after the Effective Time; which policy shall be amended, however, to include the directors and officers of Republic currently covered under the policy held by Republic, and which shall be a “claims made” policy providing coverage for (among other things) acts or omissions occurring prior to the Effective Time.
           Section 5.8.     Supplemental Indenture. Trustmark agrees that at or prior to the Effective Time it will enter into a supplemental indenture to the Indenture dated December 19, 2002, assuming the obligations and performance of the covenants of Republic under the Indenture.
           Section 5.9.     Trustmark National Bank Director. Trustmark agrees that at or prior to the Effective Time it will elect C. P. Bryan to the Board of Directors of Trustmark National Bank, such election to be effective as of the Effective Time.

VI.     MUTUAL COVENANTS OF TRUSTMARK AND REPUBLIC
           Section 6.1.     Notification; Updated Disclosure Schedules. Republic shall give prompt notice to Trustmark, and Trustmark shall give prompt notice to Republic, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any respect, including, without limitation, as a result of any change in a Schedule, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
           Section 6.2.     Confidentiality. Neither Trustmark nor Republic will, directly or indirectly, before or after the consummation or termination of this Agreement, disclose any confidential information, whether written or oral (“Subject Information”) acquired from the other party to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section 8.1 hereof, use such Subject Information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. The term “Subject Information” does not include any information that (a) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party, (b) was available to the disclosing party on a nonconfidential basis from a source other than the nondisclosing party, (c) was independently acquired or developed without violating any obligations of this Agreement, or (d) is required to be disclosed under applicable law or legal process, provided, however, the nondisclosing party must give prompt notice to the disclosing party of the requirement and cooperate with the disclosing party in any effort to oppose such disclosure requirement.
           Section 6.3.     Publicity. Except as otherwise required by applicable law or in connection with the regulatory application process, as long as this Agreement is in effect, neither Trustmark nor Republic shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.
VII.     CLOSING
           Section 7.1.     Closing. Subject to the other provisions of this Article VII, on a mutually acceptable date (“Closing Date”) as soon as practicable within a thirty (30) day period commencing with the latest of the following dates:
                (a)     the receipt of Republic shareholder approval and the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger; or
                (b)     if the transactions contemplated by this Agreement are being contested in any legal proceeding and Trustmark or Republic, pursuant to Section 11.1 herein, have elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of Trustmark and Republic, to the consummation of the transactions contemplated herein, or such prior date as each of Trustmark and Republic shall elect whether or not such proceeding has been brought to a conclusion.
      A meeting (“Closing”) will take place at which the parties to this Agreement will exchange certificates, opinions, letters and other documents in order to determine whether any condition exists which would permit the parties hereto to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement.

      The Closing shall take place at the offices of Trustmark in Jackson, Mississippi, or at such other place to which the parties hereto may mutually agree.
           Section 7.2.     Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of any requisite approvals of the shareholders of Republic and the regulatory approvals of the Federal Reserve Board, FDIC, OCC and any other federal or state regulatory agency whose approval must be received in order to consummate the Merger, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificates approving the Merger to be issued by the Mississippi Secretary of State and the Texas Secretary of State (“Effective Time”).
VIII.     TERMINATION
           Section 8.1.     Termination.
                (a)     This Agreement may be terminated by action of the Board of Directors of Trustmark or Republic at any time prior to the Effective Time if:

(i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and non-appealable;

(ii) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions; or

(iii) the Merger shall not have become effective on or before the one hundred and fiftieth day following the date of this Agreement, or such later date as shall have been approved in writing by the Boards of Directors of Trustmark and Republic; provided, however, that the right to terminate under this Section 8.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such date.
                (b)     This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Republic if (i) Trustmark shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Trustmark contained herein shall be inaccurate in any material respect, or (ii) if the conditions set forth in Article X have not been met or waived by Republic. In the event the Board of Directors of Republic desires to terminate this Agreement because of an alleged breach or inaccuracy or change as provided in (i) above, such Board of Directors must notify Trustmark in writing of its intent to terminate stating the reason therefor. Trustmark shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, subject to the approval of Republic (which approval shall not be unreasonably withheld).
                (c)     This Agreement may be terminated at any time prior to the Closing by action of the Board of Directors of Trustmark if (i) Republic shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Republic contained herein shall be inaccurate in any material respect, (ii) if the conditions set forth in Article IX have not been met or waived by Trustmark, or (iii) the Board of Directors of Trustmark reasonably concludes, after consulting with counsel, that Trustmark will be unable to obtain any regulatory approval required in order to consummate the Merger or any such approval is accompanied by terms or conditions which materially and adversely impact the financial consequences of the Merger to Trustmark. In the event the Board of Directors of Trustmark desires to terminate this Agreement because of an alleged breach or inaccuracy or change as provided in (i) above, the Board of Directors must notify Republic in writing of its intent to terminate stating the cause therefor. Republic shall have fifteen

(15) days from the receipt of such notice to cure the alleged breach or inaccuracy, subject to the approval of Trustmark (which approval shall not be unreasonably withheld).
                (d)     This Agreement may be terminated at any time prior to the Closing with the mutual written consent of Trustmark and Republic and the approval of such action by their respective Boards of Directors.
                (e)     This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Republic, if prior to the Effective Time, Republic shall have received a bona fide Acquisition Proposal (as defined in Section 8.3(c)) and Republic’s Board of Directors determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the advice of independent legal counsel and as to financial matters on the written advice of Keefe, Bruyette & Woods, Inc. or an investment banking firm of national reputation, that such alternative Acquisition Proposal (if consummated pursuant to its terms) is a Superior Proposal (as defined in Section 8.3(d)), and that the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that termination under this clause (e) shall not be deemed effective until payment of the Termination Fee required by Section 8.3.
                (f)     This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Trustmark if Republic’s Board of Directors shall have (i) resolved to accept an Acquisition Proposal, or (ii) withdrawn or modified, in any manner that is adverse to Trustmark, its recommendation or approval of this Agreement or the Merger or recommended to Republic shareholders acceptance or approval of any alternative Acquisition Proposal, or shall have resolved to do the foregoing.
                (g)     This Agreement may be terminated by Republic during the three-day period following the Determination Date if:

(i) the Average Closing Price of Trustmark Common Stock shall be less than $25.988 per share; and

(ii) (A) the number obtained by dividing the Average Closing Price of Trustmark Common Stock by $31.50 shall be less than (B) the number obtained by dividing the Average Closing Price of the Trustmark peer group (the “Peer Group”) by the April 12, 2006 closing price of the Peer Group set forth on Exhibit G hereto and subtracting 0.15 from such quotient, subject to the following provisions of this Section 8.1(g). If Republic elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice of such election to Trustmark. During the three (3) day period (the “Decision Period”) commencing with its actual receipt of such notice, Trustmark may elect to pay, as additional Merger Consideration to each holder of Republic Stock making a Share Election, additional shares of Trustmark Common Stock and/or cash in an amount per share of Republic Stock equal to the difference between the Average Closing Price of Trustmark Common Stock and $25.988 per share (the “Gross Up Amount”). The Gross Up Amount shall be paid (i) in shares of Trustmark Common Stock valued for this purpose at the Average Closing Price of Trustmark Common Stock on the Determination Date, or (ii) cash, as determined in the sole discretion of Trustmark (the “Gross Up Determination”). Notwithstanding any other provisions of this Agreement, Trustmark will have the option to change the percentages of cash and Trustmark Common Stock payable in the Gross Up Determination from those set forth in Section 1.9, provided that in no event may less than forty-five percent (45%) of the Merger Consideration be payable in shares of Trustmark Common Stock (including any shares issued as Gross Up Amount). All payments of Gross Up Amounts, if any, shall be made as payments of additional Merger Consideration as provided in accordance with Sections 1.5, and 1.12 through 1.15.
           If Trustmark makes the Gross Up Determination within the Decision Period, it shall give prompt written notice to Republic of such Gross Up Determination and the Gross Up Amount, whereupon Republic shall have no right to terminate the Agreement pursuant to this Section 8.1(g) and this Agreement shall remain in full force and effect in accordance with its terms.

           If, during the period between the date of this Agreement and the Determination Date, shares of Trustmark Common Stock shall be changed into a different number of shares or shares of a different class by reason of any reclassification, recapitalization, stock split, or stock dividend with a record date within said period, the initial price of $31.50 per share of Trustmark Common Stock shall be appropriately adjusted to account for such change for the purposes of this Section 8.1(g).
      “Average Closing Price” shall mean the average closing bid/asked market price (computed on the basis of the last trade of the day) of Trustmark Common Stock and the common stock of the Peer Group as reported on the New York Stock Exchange (“NYSE”) or NASDAQ, as the case may be, for the five (5) consecutive Trading Days preceding the three (3) Trading Days prior to the Determination Date. For purposes of this Agreement the term “Trading Day” means any day on which the NYSE and NASDAQ are open for trading. For the purposes of this Agreement the term “Determination Date” shall mean ten (10) days prior to the Effective Time.
                (h)     This Agreement may be terminated at any time prior to Closing by either Trustmark or Republic, if the shareholders of Republic fail to approve the Merger at the special meeting of shareholders called for such purpose (or any adjournment thereof).
           Section 8.2.     Effect of Termination. In the event of termination of this Agreement by either Trustmark or Republic as provided in Section 8.1 or the abandonment of the Merger without breach by any party hereto, this Agreement (other than Sections 6.2 and 12.4) shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Nothing contained in this Section 8.2 shall relieve any party hereto of any liability for a breach of this Agreement.
           Section 8.3.     Termination Fee. To compensate Trustmark for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Trustmark, Republic and Trustmark agree as follows:
                (a)     Provided that Trustmark shall not be in material breach of any covenant or obligation under this Agreement (which breach has not been cured promptly following receipt of written notice thereof by Republic specifying in reasonable detail the basis of such alleged breach), Republic shall pay to Trustmark the sum of $7 million (the “Termination Fee”) if this Agreement is terminated (i) by Republic under the provisions of Section 8.1(e), (ii) by either Trustmark or Republic if at the time of any failure by the shareholders of Republic to approve and adopt this Agreement and the Merger there shall exist an Acquisition Proposal with respect to Republic and, within twelve months of the termination of this Agreement, Republic enters into a definitive agreement with any third party with respect to any such Acquisition Proposal, or (iii) by Trustmark under the provisions of Section 8.1(f). The payment of the Termination Fee shall be Trustmark’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 8.3(a).
                (b)     Any payment required by paragraph (a) of this Section 8.3 shall become payable within two (2) business days after receipt by the non-terminating party of written notice of termination of this Agreement; provided, however, that if such Termination Fee payment is required pursuant to clause (ii) of Section 8.3(a), then such payment shall become payable within two (2) business days after the execution and delivery by Republic of such definitive agreement.
                (c)     For purposes of this Agreement, “Acquisition Proposal” means a written offer or proposal which contains a fixed price per share or a mathematically ascertainable formula for calculating a price per share for Republic Stock regarding any of the following (other than the transactions contemplated by this Agreement): (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving the sale, lease, exchange, mortgage, pledge, transfer, or other disposition of, all or substantially all of the assets or equity securities or deposits of, Republic or any Subsidiary, in a single transaction or series of related transactions which could reasonably be expected to impede, interfere with, prevent or materially delay the completion of the Merger; (ii) any tender offer or exchange offer for all or substantially all of the outstanding shares of the capital stock of Republic or the filing of a registration statement under the Securities Act in connection therewith; or (iii) any public announcement of a proposal, plan, or intention to do any of the foregoing or any agreement to engage in any of the foregoing.
                (d)     For purposes of this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal made by a third person that the Board of Directors of Republic determines in its good faith judgment to be more favorable to Republic’s shareholders than the Merger (taking into account, in good faith, the written opinion, with only customary qualifications, of Republic’s independent financial advisor that the value of the consideration to Republic’s shareholders provided for in such proposal exceeds the value of the consideration to Republic’s shareholders provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Republic (taking into account, in good faith, the written advice of Republic’s independent financial advisor), is reasonably capable of being obtained by such third person.
IX.     CONDITIONS TO OBLIGATIONS OF TRUSTMARK
      The obligations of Trustmark under this Agreement are subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by Trustmark in its sole discretion:
           Section 9.1.     Compliance with Representations and Covenants. The representations and warranties made by Republic in this Agreement must have been true in all material respects when made and shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Republic shall have performed or complied with all covenants and conditions required by this Agreement to be performed and complied with prior to or at the Closing. Trustmark shall have been furnished with a certificate, executed by an appropriate representative of Republic and dated as of the Closing Date, to the foregoing effect.
           Section 9.2.     Absence of Material Adverse Effect. There shall have been no change after the date hereof in the assets, properties, business or financial condition of Republic which have, or which may be foreseen to have a Material Adverse Effect on the Condition of Republic or the transactions contemplated hereby; provided, however, that a Material Adverse Effect shall not include a change with respect to, or effect on, Republic resulting (a) from a change in law, rule, regulation or GAAP, (b) as a result of entering into this Agreement or complying with this Agreement, or (c) from any other matter affecting federally-insured depository institutions generally (including without limitation, their holding companies), including, without limitation, changes in general economic conditions and changes in prevailing interest or deposit rates; provided, any such change does not impact Republic more adversely than other similarly situated financial institutions.
           Section 9.3.     Legal Opinion. Trustmark shall have received an opinion of Bracewell & Giuliani, LLP, counsel to Republic, dated as of the Closing Date, addressed to Trustmark and in form and substance satisfactory to counsel for Trustmark.
           Section 9.4.     C. P. Bryan Employment Agreement. Prior to the Closing Date, C. P. Bryan, Trustmark and Trustmark National Bank shall have entered into the Employment Agreement in the form attached hereto as Exhibit F.
           Section 9.5.     Tax Opinion. Trustmark shall have received an opinion of Brunini, Grantham, Grower & Hewes, PLLC to the effect that on the basis of certain facts, representations and opinions set forth in such opinion that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of Republic, Trustmark and others.

X.     CONDITIONS TO OBLIGATIONS OF REPUBLIC
      The obligations of Republic under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by Republic in its sole discretion:
           Section 10.1.     Compliance with Representations and Covenants. The representations and warranties made by Trustmark in this Agreement must have been true in all materials respects when made and shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Trustmark shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by Trustmark prior to or at the Closing. Republic shall be furnished with a certificate, executed by appropriate representatives of Trustmark and dated as of the Closing Date, to the foregoing effect.
           Section 10.2.     Absence of Material Adverse Effect. There shall have been no change after the date hereof in the assets, properties, business or financial condition of Trustmark which has, or which may be foreseen to have a Material Adverse Effect on the Condition of Trustmark considered as a consolidated whole or the transactions contemplated hereby; provided, however, that for purposes of this Section 10.2, a Material Adverse Effect will not include a change with respect to, or effect on, Trustmark resulting (a) from a change in law, rule, regulation or GAAP, (b) as a result of entering into this Agreement or complying with this Agreement, or (c) from any other matter affecting federally-insured depository institutions generally (including without limitation, their holding companies), including, without limitation, changes in general economic conditions and changes in prevailing interest or deposit rates; provided, any such change does not impact Trustmark more adversely than other similarly situated financial institutions.
           Section 10.3.     Legal Opinion. Republic shall have received an opinion of Brunini, Grantham, Grower & Hewes, PLLC, counsel to Trustmark, dated as of the Closing Date, addressed to Republic and in form and substance satisfactory to counsel for Republic.
           Section 10.4.     Opinion of Financial Advisor. Republic shall have received a written opinion from a financial advisor dated as of the date of the Proxy Statement furnished to shareholders of Republic in connection with the vote on the Merger that the Merger Consideration is fair to the Republic shareholders from a financial point of view, and that opinion shall not have been withdrawn or materially modified prior to Closing.
           Section 10.5.     Tax Opinion. Republic shall have received an opinion of Bracewell & Giuliani, LLP to the effect that on the basis of certain facts, representations and opinions set forth in such opinion that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of Republic, Trustmark and others.
XI.     CONDITIONS TO RESPECTIVE OBLIGATIONS OF TRUSTMARK,
AND REPUBLIC
      The respective obligations of Trustmark and Republic under this Agreement are subject to the satisfaction of the following conditions which may be waived by Trustmark and Republic, respectively, in their sole discretion:
           Section 11.1.     Government Approvals. Trustmark shall have received the approval, or waiver of approval, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, including the Federal Reserve Board and any other regulatory agency whose approval must be received in order to consummate the Merger, which approvals shall not impose any restrictions on the operations of Trustmark or the Continuing Corporation which are unacceptable to Trustmark, and such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority or any third party (except shareholders asserting dissenters’ rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Trustmark or Republic may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger over such objection.
           Section 11.2.     Shareholder Approval. The holders of Republic Common Stock and the holders of Republic Series A Stock, voting as separate classes, shall each have approved this Agreement and the transactions contemplated by this Agreement.
           Section 11.3.     Registration of Trustmark Common Stock. The Registration Statement covering the Trustmark Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no claim, action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the Trustmark Common Stock to be issued in the Merger shall have been received.
           Section 11.4.     Listing of Trustmark Common Stock. The shares of Trustmark Common Stock to be delivered to the shareholders of Republic pursuant to this Agreement shall have been authorized for listing on NASDAQ.
XII.     MISCELLANEOUS
           Section 12.1.     Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
                (a) “Affiliate” means any natural person, corporation, general partnership, limited partnership proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the person specified.
                (b) “Material,” “materially,” or “Material Adverse Effect,” when used in reference to Republic or its Subsidiaries shall be understood to mean a breach of any representation, warranty, or covenant contained in this Agreement which, separately or in the aggregate with any other such breach, does or could result in a cost, loss, detriment, or obligation in excess of $4,000,000 on a pre-tax basis. Provided, however, with reference to the representations, warranties, and covenants of Trustmark and its Subsidiaries contained in this Agreement, material, materially, or Material Adverse Effect shall have the meaning normally accorded to such terms considering the relative importance of such representation, warranty, or covenant in the context of an organization of the type and size of Trustmark.
                (c) “Subsidiary” or “Subsidiaries” shall mean, when used with reference to an entity, any corporation, association or other entity in which 50% of the issued and outstanding voting securities are owned directly or indirectly by any such entity, or any partnership, joint venture, limited liability company or other enterprise in which any entity has, directly or indirectly, any equity interest.
           Section 12.2.     Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements of Trustmark and Republic contained in this Agreement shall terminate at the Closing.
           Section 12.3.     Amendments. This Agreement may be amended only by a written instrument signed by Trustmark and Republic at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the shareholders of Republic pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such shareholders.
           Section 12.4.     Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other parties against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification. Except as disclosed herein, Trustmark and Republic represent and warrant to each other that neither of them, nor any of their agents, employees or representatives, has incurred any liability for any commissions or brokerage fees in connection with this transaction.
           Section 12.5.     Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:
      If to Trustmark:

Trustmark Corporation 248 E. Capitol Street, Suite 310 Jackson, Mississippi 39201

Attention: Richard G. Hickson

With a copy to:

Brunini, Grantham, Grower & Hewes, PLLC 248 E. Capitol Street, Suite 1400 Jackson, Mississippi 39201

Attention: Granville Tate, Jr.

If to Republic:

Republic Bancshares of Texas, Inc. 4200 Westheimer, Suite 101 Houston, Texas 77027

Attention: C. P. Bryan

With a copy to:

Bracewell & Giuliani LLP 711 Louisiana Street, Suite 2300 Houston, Texas 77002-2770

Attention: William T. Luedke IV
All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered on the date set forth on the courier’s delivery receipt and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.
           Section 12.6.     Controlling Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas and, to the extent applicable, by the laws of the United States of America.
           Section 12.7.     Headings. The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.
           Section 12.8.     Modifications or Waiver. No termination, cancellation, modification, amendment, deletion, addition or other change in this Agreement, or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.
           Section 12.9.     Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.
           Section 12.10.     Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties.
           Section 12.11.     Consolidation of Agreements. All understandings and agreements heretofore made between the parties hereto are merged in this Agreement which (together with any agreements executed by the parties hereto contemporaneously with or subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger.
           Section 12.12.     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.
           Section 12.13.     Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, trustees, administrators, guardians, successors and assigns.
           Section 12.14.     Gender. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.
           Section 12.15.     Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto.
[Signature Page Follows]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

TRUSTMARK CORPORATION

/S/ Richard G. Hickson

Richard G. Hickson, Chairman And Chief Executive
Officer

ATTEST:

/S/ T. Harris Collier, III

T. Harris Collier, III, Secretary

REPUBLIC BANCSHARES OF TEXAS, INC.

/S/ C. P. Bryan

C. P. Bryan, Chief Executive Officer

ATTEST:

/S/ R. John McWhorter

R. John McWhorter, Secretary
[Signature Page to Agreement and Plan of Reorganization]

FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION
      This First Amendment to Agreement and Plan of Reorganization (“Amendment”) dated as of May 16, 2006 is by and among Trustmark Corporation, a Mississippi corporation (“Trustmark”) and Republic Bancshares of Texas, Inc., a Texas corporation (“Republic”).
      WHEREAS, Trustmark and Republic entered an Agreement and Plan of Reorganization (the “Agreement”) effective as of April 13, 2006;
      WHEREAS, after the effective date of the Agreement Republic sold and issued 20,937 shares of Republic Stock (as defined in the Agreement) to Republic’s Employee Stock Purchase Plan;
      WHEREAS, while the total Merger Consideration (as defined in the Agreement) payable under the terms of the Agreement has not changed, the change in the number of outstanding shares of Republic Stock due to the purchase by the Employee Stock Purchase Plan requires an amendment to the per share consideration payable in cash and Trustmark common stock to holders of Republic Stock under the terms of the Agreement; and
      WHEREAS, Trustmark and Republic desire to amend the Agreement pursuant to the provisions of Section 12.3 of the Agreement to accomplish the foregoing amendment and certain other matters as delineated herein;
      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, Trustmark and Republic do hereby agree to amend the Agreement as follows:
      1.     Section 1.8. Election Procedures and Exchange of Shares. Section 1.8(a) of the Agreement is amended to change the cash amount per share from $44.00 to $43.8089, and Section 1.8(b) of the Agreement is amended to change the Exchange Ratio from 1.3968 to 1.3908.
      2.     Section 3.7. Trustmark Employee Benefit Plans. The last sentence in Section 3.7 of the Agreement is deleted in its entirety and the following new sentence shall be substituted in lieu thereof:

Trustmark and its Subsidiaries will not have any material liabilities with respect to employee benefits, whether vested or unvested as of the Closing Date, for any of their employees other than under the Trustmark Plans, and Trustmark’s defined benefit pension plan assets exceed the accumulated benefit obligation (computed on an actuarial basis) as of December 31, 2005.
      3.     Section 5.2. Registration Statement. The first sentence in Section 5.2 of the Agreement is deleted in its entirety and the following new sentence shall be substituted in lieu thereof:

As soon as practicable after the execution of this Agreement, Trustmark will prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act and any other applicable documents, relating to the shares of Trustmark Common Stock to be delivered to the shareholders of Republic pursuant to this Agreement, and will use its best efforts to cause the Registration Statement to become effective.
      4.     Section 5.3(b). Employee Benefit Plans. The following phrase is added to the end of the sentence in Section 5.3(b) of the Agreement:

to the extent Republic sponsored a similar type of plan in which Republic Employees participated immediately prior to the Closing Date.
      5.     Section 5.4. Regulatory Approvals. Section 5.4 of the Agreement is deleted in its entirety and the following new Section 5.4 shall be substituted in lieu thereof:

Trustmark will file all necessary regulatory documents, notices and applications as soon as practicable after the execution of this Agreement and will provide Republic with a copy of the non-confidential portions of notices, applications, statements or correspondence submitted to or received from regulatory authorities in connection with the Merger.

      6.     Exhibit A. Section 4(a) of Exhibit A to the Agreement is amended to change the cash amount per share from $44.00 to $43.8089, and Section 4(b) of Exhibit A to the Agreement is amended to change the Exchange Ratio from 1.3968 to 1.3908.
      7.     Exhibit D. Exhibit D to the Agreement is deleted in its entirety and the form of the instrument attached as Exhibit D hereto shall be substituted in lieu thereof.
      8.     Exhibit E. Exhibit E to the Agreement is deleted in its entirety and the form of the instrument attached as Exhibit E hereto shall be substituted in lieu thereof.
   Except as amended and modified herein, all other terms and provisions of the Agreement shall remain unchanged and in full force and effect. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

TRUSTMARK CORPORATION

/S/ Richard G. Hickson

Richard G. Hickson, Chairman and Chief Executive Officer

ATTEST:

/S/ T. Harris Collier, III

T. Harris Collier, III, Secretary

REPUBLIC BANCSHARES OF TEXAS, INC.

/S/ C. P. Bryan

C. P. Bryan, Chief Executive Officer

ATTEST:

/S/ R. John McWhorter

R. John McWhorter, Secretary

Appendix B
FAIRNESS OPINION OF KEEFE, BRUYETTE & WOODS, INC.
June [23], 2006
The Board of Directors
Republic Bancshares of Texas, Inc.
4200 Westheimer
Houston, TX 77027
Members of the Board:
      You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of Republic Bancshares of Texas, Inc. (“Republic”) of the consideration offered in the proposed merger (the “Merger”) with Trustmark Corporation (“Trustmark”) pursuant to the Agreement and Plan of Reorganization, dated as of April 13, 2006, between Republic and Trustmark, as amended by the First Amendment to Agreement and Plan of Reorganization, dated as of May 16, 2006 (the “Agreement”). Pursuant to the terms of the Agreement, each of the issued and outstanding shares of common stock, $1.00 par value per share, of Republic and each of the issued and outstanding shares of the preferred stock, $1.00 par value per share, of Republic (collectively, “Republic Stock”) will be converted into $43.8089 in cash or 1.3908 shares of the common stock, no par value, of Trustmark or a combination of cash and Trustmark common stock (“Merger Consideration”).
      Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank holding companies and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, competitive bidding processes, and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Republic and Trustmark, and as a market maker in and active trader of securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Trustmark for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Republic. We have acted exclusively for the Board of Directors of Republic in rendering this fairness opinion and will receive a fee from Republic for our services.
      In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the respective financial and operating conditions of Republic and Trustmark before and after the Merger.

B-1

      In the course of our engagement as financial advisor we have, among other things:

i.	Reviewed the Agreement, and any amendments thereto;
ii.	Reviewed Annual Reports to shareholders and Annual Reports on Form 10-K of Trustmark;
iii.	Reviewed Annual Reports to shareholders and Annual Reports on Form 10-KSB of Republic;
iv.	Reviewed Quarterly Reports on Form 10-Q of Trustmark;
v.	Reviewed Quarterly Reports on Form 10-Q and Form 10-QSB of Republic;
vi.	Reviewed Consolidated Financial Statements (FR Y-9C) of Republic as filed with the Federal Reserve;
vii.	Held discussions with senior management of Republic with respect to past and current business operations, regulatory matters, financial condition and future prospects;
viii.	Reviewed certain internal financial data, projections and other information of Republic, including financial projections prepared by management;
ix.	Reviewed the market prices, valuation multiples, publicly reported financial conditions and results of operations for Trustmark and compared them with those of certain publicly traded companies that KBW deemed to be relevant;
x.	Reviewed the publicly reported financial conditions and results of operations for Republic and compared them with those of certain companies that KBW deemed to be relevant;
xi.	Evaluated the potential pro forma impact of the merger on Trustmark;
xii.	Compared the proposed financial terms of the merger with the financial terms of certain other transactions that KBW deemed to be relevant; and
xiii.	Conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion.
      In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Republic as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for Republic and Trustmark are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the properties of Republic or Trustmark, nor have we examined any individual credit files.
      We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Republic and Trustmark; (ii) the assets and liabilities of Republic and Trustmark; and (iii) the nature and terms of certain other merger transactions involving financial institutions. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.
      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Republic Stock.

Very truly yours,

/S/ Keefe, Bruyette & Woods, Inc.

B-2

Appendix C
PROVISIONS OF TEXAS LAW RELATING TO DISSENTERS’ RIGHTS OF APPRAISAL
Art. 5.11.     Rights of Dissenting Shareholders in the Event of Certain Corporate Actions
A.     Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:
      (1)     Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;
      (2)     Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;
      (3)     Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.
B.     Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:
      (1)     the shares, or depository receipts in respect of the shares, held by the shareholder are part of a class or series, shares, or depository receipts in respect of the shares, of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:
           (a)     listed on a national securities exchange;
           (b)     listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or
           (c)     held of record by not less than 2,000 holders;
      (2)     the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder’s shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and
      (3)     the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder’s shares any consideration other than:
           (a)     shares, or depository receipts in respect of the shares, of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares, or depository receipts in respect of the shares, of which are:
                (i)     listed, or authorized for listing upon official notice of issuance, on a national securities exchange;
                (ii)     approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or
                (iii)     held of record by not less than 2,000 holders;
           (b)     cash in lieu of fractional shares otherwise entitled to be received; or
           (c)     any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

Art. 5.12. Procedure for Dissent by Shareholders as to Said Corporate Actions
A.     Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:
      (1)     (a)   With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder’s right to dissent will be exercised if the action is effective and giving the shareholder’s address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.
           (b)     With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder’s right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.
      (2)     Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.
      (3)     If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety

(90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.
B.     If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder’s shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.
C.     After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.
D.     The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.
E.     Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

F.     The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.
G.     In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.
Art. 5.13. Provisions Affecting Remedies of Dissenting Shareholders
A.     Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.
B.     Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder’s rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.
C.     Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder’s rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20.     INDEMNIFICATION OF DIRECTORS AND OFFICERS
      Pursuant to Article VI, Section 2 of the bylaws of Trustmark, the corporation may indemnify or reimburse the expenses of any person against all reasonable expenses incurred in connection with any litigation or proceeding in which such person may have been involved because he is or was a director (including honorary or advisory directors), officer or employee of the corporation or of any other firm, corporation or organization which he served in any such capacity at the request of the corporation. Provided, such person shall have no right to indemnification or reimbursement in relation to any matters in which he is finally adjudged to have been guilty of or liable for negligence or willful misconduct in the performance of his duties; and, provided further, that no person shall be so indemnified or reimbursed in relation to any administrative proceeding or action instituted by any appropriate bank regulatory agency which proceeding or action results in a final order assessing civil monetary penalties or requiring affirmative action by an individual or individuals in the form of payments to the corporation.
      In addition, pursuant to the Mississippi Business Corporation Act (“MBCA”), directors and officers are entitled to indemnification in certain events as summarized below:
      The MBCA provides for indemnification of directors and officers in certain events. Directors and officers are entitled to indemnification if they are wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person is a party because he was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. A corporation may indemnify an individual who is a party to a proceeding because he is or was a director or officer against a liability incurred in the proceeding if the person conducted himself in good faith and he reasonably believed, in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and, in all other cases, that his conduct was not opposed to the best interests of the corporation, and, in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful or, he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the corporation’s articles of incorporation. Unless ordered by a court, a corporation may not indemnify a director or officer in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct specified above, or, in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.
      A corporation may, additionally, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by the director or officer who is a party to a proceeding under certain circumstances.

ITEM 21.
EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NO.	DESCRIPTION

2	Agreement and Plan of Reorganization and First Amendment	**
3.1	Articles of Incorporation of Trustmark Corporation	*
3.2	Bylaws of Trustmark Corporation	*
5.1	Opinion of Brunini, Grantham, Grower, & Hewes, PLLC
8.1	Tax Opinion of Brunini, Grantham, Grower, & Hewes, PLLC
8.2	Tax Opinion of Bracewell & Giuliani LLP
10	Material Contracts	*
23.1	Consent of KPMG LLP
23.2	Consent of Brunini, Grantham, Grower, & Hewes, PLLC
23.3	Consent of Bracewell & Giuliani LLP	Consent included in Opinion found at Exhibit 8.2 and incorporated herein by reference
99.1	Form of Proxy for Special Meeting of Shareholders of Republic
99.2	Forms of Election
99.3	Consent of Keefe, Bruyette and Woods, Inc.

(*)	Included in documents incorporated by reference

(**)	Included as Appendix A to Proxy Statement/ Prospectus
ITEM 22.     UNDERTAKINGS
      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement pursuant to Items 4, 10(b), 11 or 13 of the Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.
      The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.
      The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
      The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      The undersigned registrant hereby undertakes:
      (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
           (i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
           (ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
           (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
      (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Trustmark pursuant to Trustmark’s bylaws, or otherwise, Trustmark has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Trustmark of expenses incurred or paid by a director, officer or controlling person of Trustmark in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Trustmark will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Jackson, State of Mississippi on June 23, 2006.

TRUSTMARK CORPORATION

BY:	/S/ Richard G. Hickson

Richard G. Hickson
Chairman, President and CEO
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ Zach L. Wasson Zach L. Wasson	Treasurer and Chief Financial Officer (Principal Financial Officer)	June 23, 2006

/S/ Louis E. Greer Louis E. Greer	Chief Accounting Officer	June 23, 2006

/S/ Richard G. Hickson Richard G. Hickson	Chairman, President & CEO	June 23, 2006

/S/ J. Kelly Allgood J. Kelly Allgood	Director	June 23, 2006

/S/ Reuben V. Anderson Reuben V. Anderson	Director	June 23, 2006

/S/ William C. Deviney, Jr. William C. Deviney, Jr.	Director	June 23, 2006

/S/ C. Gerald Garnett C. Gerald Garnett	Director	June 23, 2006

/S/ Matthew L. Holleman, III Matthew L. Holleman, III	Director	June 23, 2006

/S/ John M. McCullouch John M. McCullouch	Director	June 23, 2006

/S/ Richard H. Puckett Richard H. Puckett	Director	June 23, 2006

/S/ R. Michael Summerford R. Michael Summerford	Director	June 23, 2006

/S/ Kenneth W. Williams Kenneth W. Williams	Director	June 23, 2006

/S/ William G. Yates William G. Yates	Director	June 23, 2006

INDEX TO THE EXHIBITS
EXHIBIT AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NO.	DESCRIPTION

2	Agreement and Plan of	**
Reorganization and First Amendment
3.1	Articles of Incorporation of Trustmark Corporation	*
3.2	Bylaws of Trustmark Corporation	*
5.1	Opinion of Brunini, Grantham, Grower, & Hewes, PLLC
8.1	Tax Opinion of Brunini, Grantham, Grower, & Hewes, PLLC
8.2	Tax Opinion of Bracewell & Giuliani LLP
10	Material Contracts	*
23.1	Consent of KPMG LLP
23.2	Consent of Brunini, Grantham, Grower, & Hewes, PLLC
23.3	Consent of Bracewell & Giuliani LLP	Consent included in Opinion found at Exhibit 8.2 and incorporated herein by reference
99.1	Form of Proxy for Special Meeting of Shareholders of Republic
99.2	Forms of Election
99.3	Consent of Keefe, Bruyette and Woods, Inc.

(*)	Included in documents incorporated by reference

(**)	Included as Appendix A to Proxy Statement/ Prospectus